                                                                  EXHIBIT 10.1.1

                                                                  EXECUTION COPY

================================================================================

                        CENTENNIAL COMMUNICATIONS CORP.,
                                 as a Guarantor,
                                       and

                     CENTENNIAL CELLULAR OPERATING CO. LLC,
                                  as Borrower,

                                       and

                    CENTENNIAL PUERTO RICO OPERATIONS CORP.,
                                 as PR Borrower,

                                       and

                        THE OTHER GUARANTORS PARTY HERETO

                             ----------------------

                                CREDIT AGREEMENT
                          Dated as of February 9, 2004

                             ----------------------

                           CREDIT SUISSE FIRST BOSTON,
                as Joint Lead Arranger and Administrative Agent,

                             LEHMAN BROTHERS, INC.,

                             as Joint Lead Arranger,

                                       and

                         LEHMAN COMMERCIAL PAPER, INC.,
                              as Syndication Agent,

                                       and

                      MERRILL LYNCH CAPITAL CORPORATION and
                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                           as Co-Documentation Agents,

                                       and

                            THE LENDERS PARTY HERETO

================================================================================

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                                TABLE OF CONTENTS

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Section 1.        Definitions, Accounting Matters and Rules of Construction....................................       1

         1.01.    Certain Defined Terms........................................................................       1

         1.02.    Accounting Terms and Determinations..........................................................      34

         1.03.    Classes and Types of Loans...................................................................      35

         1.04.    Rules of Construction........................................................................      35

         1.05.    Unrestricted Subsidiaries....................................................................      36

Section 2.        Commitments, Letters of Credit, Fees, Register, Prepayments, and Replacement of
                  Lenders......................................................................................      36

         2.01.    Loans........................................................................................      36

         2.02.    Borrowings...................................................................................      40

         2.03.    Letters of Credit............................................................................      40

         2.04.    Termination and Reductions of Commitments....................................................      45

         2.05.    Fees.........................................................................................      45

         2.06.    Lending Offices..............................................................................      46

         2.07.    Several Obligations of Lenders...............................................................      46

         2.08.    Notes; Register..............................................................................      46

         2.09.    Optional Prepayments and Conversions or Continuations of Loans...............................      47

         2.10.    Mandatory Prepayments........................................................................      48

         2.11.    Replacement of Lenders.......................................................................      50

Section 3.        Payments of Principal and Interest...........................................................      51

         3.01.    Repayment of Loans...........................................................................      51

         3.02.    Interest.....................................................................................      52

Section 4.        Payments; Pro Rata Treatment; Computations; Etc..............................................      52

         4.01.    Payments.....................................................................................      52

         4.02.    Pro Rata Treatment...........................................................................      53

         4.03.    Computations.................................................................................      53

         4.04.    Minimum Amounts..............................................................................      54

         4.05.    Certain Notices..............................................................................      54

         4.06.    Non-Receipt of Funds by Administrative Agent.................................................      55

         4.07.    Right of Setoff; Sharing of Payments; Etc....................................................      55

Section 5.        Yield Protection, Etc........................................................................      56

         5.01.    Additional Costs.............................................................................      56

         5.02.    Limitation on Types of Loans.................................................................      58

         5.03.    Illegality...................................................................................      58
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         5.04.    Treatment of Affected Loans..................................................................      58

         5.05.    Compensation.................................................................................      59

         5.06.    Net Payments.................................................................................      59

Section 6.        Guarantee....................................................................................      61

         6.01.    The Guarantee................................................................................      61

         6.02.    Obligations Unconditional....................................................................      62

         6.03.    Reinstatement................................................................................      63

         6.04.    Subrogation; Subordination...................................................................      63

         6.05.    Remedies.....................................................................................      63

         6.06.    Instrument for the Payment of Money..........................................................      63

         6.07.    Continuing Guarantee.........................................................................      63

         6.08.    General Limitation on Guarantee Obligations..................................................      64

         6.09.    Information..................................................................................      64

Section 7.        Conditions Precedent.........................................................................      64

         7.01.    All Extensions of Credit.....................................................................      64

         7.02.    First Credit Event...........................................................................      64

         7.03.    Determinations Under Section 7...............................................................      66

Section 8.        Representations and Warranties...............................................................      67

         8.01.    Corporate Existence..........................................................................      67

         8.02.    Financial Condition; Etc.....................................................................      67

         8.03.    Litigation...................................................................................      68

         8.04.    No Breach; No Default........................................................................      68

         8.05.    Action.......................................................................................      68

         8.06.    Approvals....................................................................................      68

         8.07.    ERISA........................................................................................      68

         8.08.    Taxes........................................................................................      69

         8.09.    Investment Company Act; Public Utility Holding Company Act; Other Restrictions...............      69

         8.10.    Environmental Matters........................................................................      70

         8.11.    Environmental Investigations.................................................................      70

         8.12.    Use of Proceeds..............................................................................      70

         8.13.    Subsidiaries, Etc............................................................................      71

         8.14.    Properties...................................................................................      71
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         8.15.    Security Interest; Absence of Financing Statements; Etc......................................      71

         8.16.    Licenses and Permits; Compliance with Laws...................................................      72

         8.17.    True and Complete Disclosure.................................................................      72

         8.18.    Solvency; Etc................................................................................      72

         8.19.    Contracts....................................................................................      72

         8.20.    Labor Matters................................................................................      73

         8.21.    FCC Matters and Governmental Matters.........................................................      73

         8.22.    Notes........................................................................................      74

         8.23.    Tax Shelter Regulations......................................................................      74

Section 9.        Covenants....................................................................................      74

         9.01.    Financial Statements, Etc....................................................................      74

         9.02.    Litigation, Etc..............................................................................      77

         9.03.    Existence; Compliance with Law; Payment of Taxes; Inspection Rights; Performance of
                  Obligations; Etc.............................................................................      77

         9.04.    Insurance....................................................................................      78

         9.05.    Limitation on Lines of Business; Limitation on Activity of License Subsidiaries..............      79

         9.06.    Limitation on Fundamental Changes, Acquisitions or Dispositions..............................      79

         9.07.    Limitation on Liens and Negative Pledges.....................................................      83

         9.08.    Prohibition on Disqualified Capital Stock; Limitation on Indebtedness........................      86

         9.09.    Limitation on Investments; Limitation on Creation of Subsidiaries............................      88

         9.10.    Limitation on Dividend Payments..............................................................      91

         9.11.    Financial Covenants..........................................................................      92

         9.12.    Pledge or Mortgage of Additional Collateral; Additional Obligors; Licenses To Be Held
                  by License Subsidiaries......................................................................      93

         9.13.    Security Interests; Further Assurances.......................................................      97

         9.14.    Compliance with Environmental Laws...........................................................      97

         9.15.    Limitation on Transactions with Affiliates...................................................      98

         9.16.    Limitation on Accounting Changes; Limitation on Investment Company Status....................      98

         9.17.    Limitation on Modifications of Certain Documents, Etc........................................      99

         9.18.    Limitation on Certain Restrictions Affecting Subsidiaries....................................      99

         9.19.    Maintenance of Ratings.......................................................................      99

         9.20.    Limitation on Activities of Parent...........................................................      99
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         9.21.    Limitation on Issuance or Dispositions of Equity Interests of Borrower and Subsidiaries......     100

         9.22.    Limitation on Payments or Prepayments of Indebtedness, Non-Cash Pay Disqualified Stock
                  or Modification of Debt Documents............................................................     100

         9.23.    Casualty and Condemnation....................................................................     101

         9.24.    Limitation on Designation of Designated Senior Indebtedness..................................     101

         9.25.    No Contractual Bar...........................................................................     101

         9.26.    Delivery of Collateral.......................................................................     101

         9.27.    Securities Account Control Agreement.........................................................     101

Section 10.       Events of Default............................................................................     102

Section 11.       Agents.......................................................................................     105

         11.01.   General Provisions...........................................................................     105

         11.02.   Indemnification..............................................................................     107

         11.03.   Consents and Releases Under Other Credit Documents...........................................     107

         11.04.   Collateral Sub-Agents........................................................................     107

Section 12.       Miscellaneous................................................................................     107

         12.01.   Waiver.......................................................................................     107

         12.02.   Notices......................................................................................     108

         12.03.   Expenses, Indemnification, Etc...............................................................     108

         12.04.   Amendments, Etc..............................................................................     109

         12.05.   Successors and Assigns.......................................................................     113

         12.06.   Assignments and Participations...............................................................     113

         12.07.   Survival.....................................................................................     115

         12.08.   Captions.....................................................................................     115

         12.09.   Counterparts; Interpretation; Effectiveness..................................................     115

         12.10.   Governing Law; Submission to Jurisdiction; Waivers; Etc......................................     115

         12.11.   Confidentiality..............................................................................     116

         12.12.   Independence of Representations, Warranties and Covenants....................................     116

         12.13.   Severability.................................................................................     116

         12.14.   Acknowledgments..............................................................................     116
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ANNEX A                -       Commitments

SCHEDULE 1.01          -       Guarantors
SCHEDULE 2.03          -       Letters of Credit
SCHEDULE 8.02(b)       -       Certain Contingent Obligations
SCHEDULE 8.03          -       Litigation
SCHEDULE 8.08          -       Tax Matters
SCHEDULE 8.10          -       Environmental Matters
SCHEDULE 8.13          -       Subsidiaries, Etc.
SCHEDULE 8.15          -       Security Interests
SCHEDULE 8.19          -       Certain Contracts
SCHEDULE 8.20          -       Labor Matters
SCHEDULE 8.21(b)       -       License Expiration Dates as of Closing Date
SCHEDULE 9.06(u)       -       Dispositions of Minority Interests
SCHEDULE 9.07          -       Certain Existing Liens
SCHEDULE 9.08          -       Certain Indebtedness to Remain Outstanding
SCHEDULE 9.09          -       Investments
SCHEDULE 9.15          -       Existing Affiliate Agreements
SCHEDULE 9.26          -       Foreign Subsidiaries

EXHIBIT A-1A           -       Form of Revolving Credit Note (Tranche A)
EXHIBIT A-1B           -       Form of Revolving Credit Note (Tranche B)
EXHIBIT A-2            -       Form of Term Loan Note
EXHIBIT A-3            -       Form of Swing Loan Note
EXHIBIT B              -       Form of Intercompany Note
EXHIBIT C-1            -       Form of Financial Covenant Certificate
EXHIBIT C-2            -       Form of Solvency Certificate
EXHIBIT D              -       Form of Security Agreement
EXHIBIT E-1            -       Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT E-2            -       Form of Opinion of Tony L. Wolk
EXHIBIT E-3            -       Form of Opinion of Cole, Raywid & Braverman LLP,
                                       Special FCC Counsel to the Obligors

EXHIBIT F              -       Form of Notice of Assignment
EXHIBIT G              -       Form of Notice of Borrowing
EXHIBIT H              -       Form of Notice of Conversion/Continuation
EXHIBIT I              -       Form of Joinder Agreement
EXHIBIT J              -       Form of Assignment and Acceptance
EXHIBIT K              -       Form of Perfection Certificate

         CREDIT AGREEMENT dated as of February 9, 2004 among CENTENNIAL CELLULAR OPERATING CO. LLC, as Borrower; CENTENNIAL PUERTO RICO OPERATIONS CORP., as PR Borrower; CENTENNIAL COMMUNICATIONS CORP., as a Guarantor; the other Guarantors party hereto; each of the lenders from time to time party hereto (individually, a "Lender" and, collectively, the "Lenders"); CREDIT SUISSE FIRST BOSTON, as joint lead arranger and administrative agent (in such capacity, "Administrative Agent"); LEHMAN COMMERCIAL PAPER, INC., as syndication agent (in such capacity, "Syndication Agent"); and MERRILL LYNCH CAPITAL CORPORATION and GOLDMAN SACHS CREDIT PARTNERS L.P., as co-documentation agents.

         The parties hereto agree as follows:

         Section 1. Definitions, Accounting Matters and Rules of Construction.

         1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

         "ABR Loans" shall mean Loans that bear interest at rates based upon the Alternate Base Rate.

         "Acquisition" shall mean, with respect to any Person, any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person, (b) acquisition of in excess of 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person; provided that the formation of a new Subsidiary shall not constitute an acquisition pursuant to this clause (b), or
(c) merger or consolidation or any other combination with any other Person.

         "Acquisition Consideration" shall mean the purchase consideration for any Acquisition and all other payments made and liabilities incurred by any Company in exchange for, or as part of the purchase price for, any Acquisition, whether paid in cash or by exchange of Equity Interests (other than Qualified Capital Stock of Parent) or of assets or otherwise and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments and liabilities representing the purchase price and any assumptions of Indebtedness.

         "Additional Collateral" see Section 9.12.

         "Additional Notes" shall mean (a) any senior notes, senior subordinated notes or subordinated notes of any Obligor (other than the License Subsidiaries), including without duplication the senior notes, senior subordinated notes or subordinated notes (as the case may be) issued pursuant to a registered exchange offer therefor, which notes (x) shall in any event (i) have covenants, events of default, redemption and repurchase provisions and modification provisions (but not interest rate, redemption premiums and other economic terms) in the aggregate not materially less favorable to the Companies and the Creditors than the covenants, events of default, redemption and repurchase provisions and modification provisions of (1) the 2003 Senior Notes (as in effect on the Closing Date), if such notes are senior notes, or (2) the Subordinated Notes (as in effect on the Closing Date), if such notes are senior subordinated notes or subordinated notes, in each case as reasonably determined by Parent and Borrower, (ii) mature after the Term Maturity Date (or, if later, the final maturity date of any Incremental Term Loan), (iii) be unsecured and
(iv) if such notes are senior subordinated notes or subordinated notes, have subordination terms substantially similar to those set forth in the Subordinated Notes (as in effect on the Closing Date) and (y) may be guaranteed by Parent and any Subsidiary; provided that, in the case of guarantees of senior subordinated notes or subordinated notes, such guarantees are subordinated on terms substantially similar to the terms of the guarantees of the Subordinated Notes (as in effect on the Closing

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Date), (b) any Second Priority Secured Debt, (c) any PIK Notes and (d) any
Non-Cash Pay Disqualified Stock.

         "Additional Notes Documents" shall mean an indenture governing the terms and conditions of any Additional Notes and all other documents relating thereto, as any such agreement or document may be amended and in effect from time to time in accordance with its terms and this Agreement.

         "Additional Obligors" see Section 9.12.

         "Additional Secured Indebtedness Amount" shall mean, on any date, $250.0 million minus the sum of (i) the aggregate principal amount of Incremental Term Loans made on or prior to such date, (ii) the aggregate amount of Revolving Credit Loans under the Incremental Revolving Commitments made by, and unused Incremental Revolving Commitments of, Increasing Revolving Lenders and Augmenting Revolving Lenders outstanding on such date and (iii) the aggregate principal amount of Second Priority Secured Debt issued and outstanding as of such date.

         "Adjusted Net Income" shall mean, for any period, the consolidated net income (loss) for such period, of Parent and its Consolidated Subsidiaries calculated on a consolidated basis in accordance with GAAP, adjusted by excluding (to the extent taken into account in the calculation of such consolidated net income (loss) and without duplication) the effect of (a) gains or losses for such period from sales or other transfers of Property not in the ordinary course of business, and the tax consequences thereof, (b) any non-recurring or extraordinary items of income (other than the proceeds of business interruption insurance) or expense (including any deferred financing costs written off in connection with the prepayment or repurchase of Indebtedness prior to the maturity thereof) for such period and the tax consequences thereof, (c) the portion of net income (loss) of any Person (other than a Subsidiary) in which Parent or any Consolidated Subsidiary has an ownership interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to Parent or (subject to clause (d) below) any Consolidated Subsidiary during such period (to the extent not in excess of such Person's net income for such period) and (d) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distribution by such Consolidated Subsidiary was not for the relevant period permitted, by operation of the terms of its Organic Documents or any agreement, instrument, judgment or decree or Requirement of Law applicable to such Consolidated Subsidiary or its stockholders.

         "Administrative Agent" see the introduction hereto.

         "Advance Date" see Section 4.06.

         "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, solely for purposes of Section 9.15, no Company shall be deemed an Affiliate of any other Company.

         "Affiliate Transaction" see Section 9.15.

         "Agent" shall mean any of Administrative Agent, Syndication Agent and Documentation Agent and "Agents" shall mean all of them collectively.

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         "Agreement" shall mean this Credit Agreement, as amended from time to time.

         "Alternate Base Rate" shall mean for any day, a rate per annum that is equal to the higher of (i) the Federal Funds Rate, plus 0.50%, or (ii) the Prime Rate. If for any reason Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (i) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

         "Amortization Payment" shall mean each scheduled installment of payments on the Term Loans as set forth in Section 3.01(b).

         "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated for such type of Loan on the signature pages hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

         "Applicable Margin" shall mean, on any date, (i) for any ABR Term Loan, 1.75% per annum, (ii) for any LIBOR Term Loan, 2.75% per annum, (iii) for any ABR Revolving Credit Loan, 2.25% per annum, and (iv) for any LIBOR Revolving Credit Loan, 3.25% per annum.

         "Applicable Revolving Credit Fee Percentage" shall mean 0.50% per annum.

         "Approved Fund" shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "AT&T Option" shall mean the option of Borrower to purchase up to 10 MHz of spectrum covering parts of Michigan and Indiana from AT&T Wireless Services Inc. and its Affiliates pursuant to the Option Agreement dated as of December 2002 between Parent and AT&T Wireless Services Inc.

         "Augmenting Revolving Lender" see Section 2.01(d)(ii).

         "Bankruptcy Code" shall mean the United States Federal Bankruptcy Code of 1978 and any analogous law of Puerto Rico, in each case, as amended from time to time.

         "Board of Directors" shall mean, with respect to any Person, the board of directors, general partner, managing member, board of managers or other similar body responsible for the management of the affairs of such Person.

         "Borrower" shall mean Centennial Cellular Operating Co. LLC, a Delaware limited liability company.

         "Business Day" shall mean any day (a) on which commercial banks are not authorized or required to close in New York City and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a Continuation or Conversion of or into, or an Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment,

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Continuation, Conversion or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

         "CAP System" shall mean a system that provides long-distance carriers or end-users with an alternative to the traditional local phone company for local transmission of private line and transport and special access telecommunications services in Puerto Rico, the Virgin Islands and other Caribbean nations.

         "Capital Lease," as applied to any Person, shall mean any lease of any Property by that Person as lessee which, in conformity with GAAP, is required to be classified and accounted for as a capital lease on the balance sheet of that Person.

         "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a Capital Lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

         "Casualty Event" shall mean, with respect to any Property (including Real Property) of any Person, any loss of title with respect to Real Property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such Property (including Real Property) for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation; provided, however, no such event shall constitute a Casualty Event if (x) such proceeds or other compensation in respect thereof is less than $2.0 million and (y) all such proceeds and other compensation in respect of all such events since the Closing Date is less than $10.0 million. "Casualty Event" shall include but not be limited to any taking of any Mortgaged Real Property or Real Property of any Company or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of any Mortgaged Real Property or Real Property of any Company or any part thereof, by any Governmental Authority, civil or military.

         "CATV/SMATV" shall mean any system located in the United States, Puerto Rico, the Virgin Islands or other Caribbean nation that is a community antenna television system or satellite master antenna television system, as such terms are commonly understood in the cable television industry.

         "Cellular System" shall mean a cellular mobile radio telephone system constructed and operated in an MSA or an RSA (or any successor territorial designation) pursuant to a License therefor issued by the FCC.

         "CERCLA" see Section 8.10.

         "Change of Control" shall mean any transaction or event (including an issuance, sale or exchange of Equity Interests, a merger or consolidation, and a dissolution or liquidation) occurring on or after the date hereof (whether or not approved by the Board of Directors of Parent) as a direct or indirect result of which (a) any Person or any group (other than the Permitted Holders) shall
(i) beneficially own in the aggregate Equity Interests of Parent having 50% or more of the aggregate voting power of all Equity Interests of Parent at the time outstanding or (ii) have the right or power to appoint a majority of the Board of Directors of Parent; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Parent then in office; (c) any event or circumstance constituting a "change of control" (however denominated) under any outstanding Existing Parent Senior Notes Documents, Subordinated Notes Documents, Senior Notes Documents, Additional Notes Documents or any other documentation evidencing or governing any Indebtedness or Disqualified Capital Stock of any Company, in each case in a principal amount or aggregate liquidation preference or face amount in excess of $20.0 million, shall occur which results in an obligation of any Company to prepay (by acceleration or otherwise), purchase, offer to purchase, redeem or defease all or a portion of such Indebtedness or Disqualified Capital Stock; or
(d) Parent fails to own beneficially and of record 100% (on a fully diluted basis) of the Equity Interests of Borrower or, until such time as Equity Interests are directly or indirectly sold in PR Borrower pursuant to Section 9.06(o), PR Borrower. For purposes of this definition, the terms "beneficially own" and "group" shall have the respective meanings ascribed to them pursuant to
Section 13(d) of the Exchange Act, except that a Person or group shall be deemed to "beneficially own" all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

         "Class" see Section 1.03.

         "Closing Date" shall mean the date on which each of the conditions to effectiveness set forth in Section 7.02 shall have been satisfied or waived.

         "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

         "Collateral" shall mean all of the Pledged Collateral and Mortgaged Real Property.

         "Collateral Account" see Section 10(d) of the Security Agreement.

         "Commission" shall mean the United States Securities and Exchange Commission.

         "Commitments" shall mean the Revolving Credit Commitments and the Term Loan Commitments.

         "Communications Act" shall mean the United States Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as amended and as the same may be in effect from time to time.

         "Communications Regulatory Authority" shall mean the FCC, any State PUC, the PRTRB and any future federal, state, Puerto Rican, Virgin Island or Caribbean nation communication regulatory commission, agency, department, board or authority.

         "Companies" shall mean the Obligors and their respective Subsidiaries; and "Company" shall mean any of them, in each case subject to Section 1.05.

         "Consolidated Interest Expense" shall mean, for any period, to the extent paid or payable in cash on a current basis, all interest expense (including the interest component of Capital Leases accrued during such period but excluding (i) any up-front, underwriting, agency or commitment fees in respect of this Agreement or any other Indebtedness of the Companies to the extent paid or payable in cash on a current basis for such period, (ii) interest on the Mezzanine Notes paid on the Closing Date and (iii) letter of credit fees and swap breakage fees incurred in connection with the Transactions) of Parent and its Consolidated Subsidiaries for such period, including all capitalized interest and the net amounts paid or payable in cash on a current basis under all Swap Contracts, net of interest income of Parent and its Consolidated Subsidiaries for such period.

         "Consolidated Subsidiary" shall mean, for any Person, and subject to
Section 1.05, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

         "Contingent Obligation" shall mean, as to any Person, any direct or indirect liability of such Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each of (i)-(iv), a "Guaranty Obligation"); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered if such obligation is intended to provide the equivalent of a guarantee; or (d) in respect of any Swap Contract; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall (x) in the case of a Guaranty Obligation, be deemed equal to (I) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made, (II) if such amount is not stated or is indeterminable, the maximum reasonably anticipated liability in respect thereof or (III) if such amount is in any definitive documentation relating thereto less than such stated or determinable amount, such lesser amount and (y) in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

         "Continue," "Continuation" and "Continued" shall refer to the continuation pursuant to Section 2.09 of a LIBOR Loan from one Interest Period to the next Interest Period.

         "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any mortgage, security agreement, pledge agreement, indenture, credit agreement, securities purchase agreement, debt instrument, contract, agreement, instrument or other undertaking (including any undertaking made to the FCC or any other Communications Regulatory Authority) to which such Person is a party or by which it or any of its Property is bound or subject.

         "Convert," "Conversion" and "Converted" shall refer to a conversion pursuant to Section 2.09 of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

         "Covered Taxes" see Section 5.06(a).

         "Credit Documents" shall mean this Agreement, the Notes, the Letter of Credit Documents and the Security Documents.

         "Creditor" shall mean (i) any Agent, (ii) the Issuing Lender, (iii) any Lender and (iv) any party to a Swap Contract if at the date of entering into such Swap Contract such Person was a Lender or an Affiliate of a Lender.

         "Debt Issuance" shall mean the incurrence by any Company of any Indebtedness or issuance of Disqualified Capital Stock after the Closing Date (other than as permitted by Section 9.08 as in effect from time to time); provided, however, that such term shall include any Indebtedness or Disqualified Capital Stock issued after the Closing Date pursuant to clause (n) of Section 9.08.

         "Default" shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

         "Disposition" shall mean (i) any conveyance, sale, lease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction, Permitted Asset Swap and Swap Transaction) of any Property (including receivables and Equity Interests of any Subsidiary of any Company or Minority Interests of any Company) (whether now owned or hereafter acquired) by any Company to any Person other than Borrower or any Subsidiary, (ii) any issuance or sale by any Subsidiary of its Equity Interests to any Person other than Parent or any other Subsidiary, and (iii) any liquidating dividend or distribution received by any Company in respect of any Minority Interest; provided, however, that such term shall not include (i) any sale, transfer or other disposition of Property for fair market value resulting in no more than $250,000 in aggregate proceeds per sale, transfer or other disposition (or series of related sales, transfers or other dispositions) and other Dispositions resulting in up to $10.0 million in aggregate proceeds in any fiscal year of Parent (which $10.0 million shall not include any such $250,000 or less sale, transfer or other disposition or series of related sales, transfers or other dispositions); (ii) an exchange of equipment or inventory for other equipment or inventory, provided that the Company effecting such exchange receives at least substantially equivalent value in such exchange for the Property disposed of; (iii) any transaction permitted by Section 9.06 (other than clause (g), (n), (o), (q), (r), (t) or (u) thereof), any Lien permitted by
Section 9.07 or any Investment permitted by Section 9.09; (iv) any issuance of Equity Interests by any Subsidiary to directors or nominees if resulting in de minimis proceeds; (v) the sale of inventory in the ordinary course of business; and (vi) any Dividend Payment made pursuant to Section 9.10.

         "Disqualified Capital Stock" shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a Change of Control or a sale of all or substantially all the assets of such Person and its parent company and/or subsidiaries, as the case may be, taken as a whole), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date which is 90 days after the Term Maturity Date (or, if later, the final maturity date of any Incremental Term Loan).

         "Dividend Payment" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the irrevocable or nonrefundable setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interests or Equity Rights of any Company, but excluding dividends paid through the issuance of additional shares of Qualified Capital Stock and any redemption or exchange of any Qualified Capital Stock of such Obligor through the issuance of Qualified Capital Stock of such Obligor.

         "Documentation Agent" see the introduction hereto.

         "Dollars" and "$" shall mean lawful money of the United States of America.

         "Domestic Subsidiary" shall mean any Subsidiary other than a Foreign Subsidiary.

         "Eligible Person" shall mean (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100.0 million; (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus in a dollar equivalent amount of at least $100.0 million; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country that is also a member of the OECD; (iii) an insurance company, mutual fund or other Person (other than a natural person) which is regularly engaged in making, purchasing or investing in loans or securities; or any other financial institution organized under the laws of the United States, any state thereof, any other country that is a member of the OECD or a political subdivision of any such country with assets, or assets under management, in a dollar equivalent amount of at least $100.0 million; (iv) any Affiliate of a Lender; (v) any other Person (other than a natural person) which is an "accredited investor" (as defined in Regulation D under the United States Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and investment funds; and
(vi) any other Person consented to by Administrative Agent and Borrower. With respect to any Lender that is a fund or commingled investment vehicle that invests in loans, such Lender and any Approved Fund of such Lender shall be treated as a single Eligible Person.

         "Employee Benefit Plan" shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Entity or with respect to which Borrower or a Subsidiary could incur liability.

         "Environmental Claim" shall mean, with respect to any Person, any written notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging such Person's liability for any costs, cleanup costs, response or corrective action costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of or resulting from (i) the presence, Release or threatened Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) any violation of any Environmental Law. The term "Environmental Claim" shall include any claim by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Laws" shall mean any and all present and future applicable laws, rules or regulations of any Governmental Authority, any orders, decrees, judgments or injunctions and the common law in each case as now or hereafter in effect, relating to pollution or protection of human health, safety or the environment, including ambient air, indoor air, soil, or surface water, ground water, land or subsurface strata, and natural resources such as wetlands, flora or fauna, including those relating to Releases or threatened Releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

         "Equity Interests" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership or limited liability company, partnership interests (whether general or limited), limited liability company interests, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or limited liability company, whether outstanding on or issued after the Closing Date.

         "Equity Issuance" shall mean any of (a) any issuance or sale after the Closing Date by any Company or any other direct or indirect parent of Borrower or PR Borrower (other than by the Permitted Holders) of any Equity Interests (including any Equity Interests issued upon exercise of any Equity Rights) or any Equity Rights, or (b) the receipt by any Company after the Closing Date of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution) other than from any other Company, excluding in each case (i) any issuance of common Equity Interests of Parent (or any other direct or indirect parent of Borrower or PR Borrower) to the seller or sellers in consideration for a Permitted Acquisition or as permitted by Section 9.09(r), (ii) any issuance or sale of Equity Interests in any Subsidiary (which, for the avoidance of doubt, is treated as a Disposition), (iii) any issuance or sale by Parent (or any other direct or indirect parent of Borrower or PR Borrower) of Equity Interests of Parent to employees, directors, officers or consultants pursuant to benefit or compensation arrangements, (iv) any issuance of Disqualified Capital Stock permitted pursuant to Section 9.08(n) or (r), (v) any issuance of Equity Interests by any Subsidiary to directors or nominees if resulting in de minimis proceeds and (vi) any issuance of any common Equity Interests of Parent (or any other direct or indirect parent of Borrower or PR Borrower) to (x) any of the Permitted Holders or (y) at least one Permitted Holder and a group of private investors arranged by any Permitted Holder. Notwithstanding the foregoing, the term "Equity Issuance" shall include issuances and sales of Equity Interests set forth in clause (vi) of this definition to the extent, and only to the extent, that any Net Available Proceeds received in connection therewith are applied to cure any Default pursuant to the last paragraph of Section 10.

         "Equity Rights" shall mean, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of Equity Interests of any class, or partnership or other ownership interests of any type in, such Person.

         "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Entity" shall mean any member of an ERISA Group.

         "ERISA Event" shall mean (a) any "reportable event," as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which is reasonably likely to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Plan; (f) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by an ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which is reasonably likely to result in liability to any Company.

         "ERISA Group" shall mean any Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Company, are treated as a single employer under Section 414 of the Code.

         "Event of Default" see Section 10.

         "Excess Cash Flow" shall mean, for any period, (A) the sum, without duplication, of (i) Operating Cash Flow for such period (calculated for this definition by adding back the cash portion of all extraordinary or non-recurring items of income (other than from sales or other transfers of Property not in the ordinary course of business) to the extent excluded in the calculation of Adjusted Net Income and by deducting the cash portion of all extraordinary or non-recurring items of expense to the extent excluded in the calculation of Adjusted Net Income); and (ii) any net decrease in Working Capital during such period (except to the extent attributable to assets or Persons subject to a Disposition during such period), minus (B) the sum, without duplication, of (i) cash interest expense (including, without duplication, cash interest expense under Swap Contracts and commitment fees and agency fees paid or payable in cash on a current basis for such period) of Parent and its Consolidated Subsidiaries for such period to the extent deducted in calculating Adjusted Net Income; (ii) the sum of (A) all scheduled principal payments (other than pursuant to Section 2.10(a)(v)) on any Indebtedness (including Capital Leases and Term Loans pursuant to Section 3.01(b)) of Parent and its Consolidated Subsidiaries made during such period and (B) all voluntary prepayments of long-term Indebtedness (other than Loans) of Parent and its Consolidated Subsidiaries made during such period, provided that any such payment with respect to any revolving Indebtedness shall be included in this clause (B) only to the extent that the revolving commitments with respect to such Indebtedness are terminated or permanently reduced at the time of such prepayment; (iii) capital expenditures made in cash during such period by Parent and its Consolidated Subsidiaries;
(iv) all withholding tax expense incurred in connection with cross border transactions and paid or payable by Parent and its Consolidated Subsidiaries in cash on a current basis for such period and all cash income taxes paid or payable in cash on a current basis for such period; (v) cash dividends paid during such period by Borrower pursuant to Section 9.10(b)(iii); (vi) cash dividends paid by Borrower pursuant to Section 9.10(c) (other than dividends paid with Parent's Share of Excess Cash Flow); (vii) cash paid during such period by Parent and its Consolidated Subsidiaries for any Acquisition or Investment permitted by Section 9.06 or 9.09 (except to the extent paid with Parent's Share of Excess Cash Flow); (viii) any net increases in Working Capital during such period (except to the extent attributable to assets or Persons subject to an Acquisition during such period); (ix) solely to the extent not reflected in the calculation of Adjusted Net Income, cash distributions paid during the period to the minority holders of Equity Interests in any Consolidated Subsidiary of Parent pursuant to the partnership or other agreement governing such Consolidated Subsidiary (as such agreements are in effect on the Closing Date); (x) monitoring and management fees actually paid by Parent and its Consolidated Subsidiaries to any Permitted Holder during such period by Borrower as permitted by Section 9.15(i); (xi) cash paid by Parent and its Consolidated Subsidiaries during such period to redeem, repurchase or prepay Indebtedness pursuant to Section 9.22(a)(6) or (8); and (xii) the cash portion of all items of expense specified in subclauses (7) and (8) of clause (x) of the definition of Operating Cash Flow to the extent added back in the calculation thereof.

         "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

         "Excluded Taxes" see Section 5.06(a).

         "Existing Affiliate Agreements" see Section 9.15.

         "Existing Credit Agreement" shall mean the Credit Agreement dated as of January 7, 1999, as amended and restated as of February 29, 2000 and further amended from time to time, among Borrower, PR Borrower, Parent, the other Subsidiaries party thereto, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto

         "Existing Parent Senior Notes" shall mean the Parent's 10-1/8% Senior Notes due 2005 in an unpaid principal amount outstanding on the Closing Date of approximately $219,000.

         "Existing Parent Senior Notes Documents" shall mean the Existing Parent Senior Notes, the Existing Parent Senior Notes Indenture and all other documents relating thereto, as any such agreement or document may be amended and in effect from time to time in accordance with its terms and this Agreement.

         "Existing Parent Senior Notes Indenture" shall mean the indenture pursuant to which the Existing Parent Senior Notes were issued, as amended from time to time.

         "FAA" shall mean the United States Federal Aviation Administration.

         "fair market value" shall mean, with respect to any asset, a price (after taking into account any liabilities relating to such assets), as determined by Borrower in good faith, that is within a reasonable range of prices which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

         "FCC" shall mean the United States Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

         "Fee Letter" shall mean the fee letter dated January 15, 2004, among Administrative Agent, Syndication Agent and Parent.

         "Federal Funds Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate quoted to Administrative Agent on such Business Day on such transactions by three federal funds brokers of recognized standing, as determined by Administrative Agent.

         "Fillcare" shall mean Fillcare Reinsurance Company, a company organized under the laws of Bermuda that acts as the Obligors' handset insurance company (or any successor thereto).

         "Financial Covenant Certificate" shall mean an Officers' Certificate substantially in the form of Exhibit C-1 or such other form as may be approved by Administrative Agent, delivered pursuant to Section 9.01(e), demonstrating in reasonable detail the calculation of the Total Leverage Ratio, Senior Secured Leverage Ratio and Interest Coverage Ratio as of any Test Date.

         "Financial Maintenance Covenants" shall mean the covenants set forth in
Section 9.11(a), (b) and (c).

         "Fiscal Year Conversion Date" shall mean the date on which Parent has effected a change in its fiscal year end to December 31.

         "Foreign Plan" shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Company with respect to employees employed outside the United States (other than individual employment agreements).

         "Foreign Subsidiary" shall mean any direct or indirect Subsidiary organized outside of the United States as defined in Section 7701(a)(9) of the Code (or any successor provision); provided, however, that PRP shall not be deemed to be a Foreign Subsidiary for any purposes under this Agreement other than Section 5.

         "Funding Date" shall mean the date of the making of any extension of credit hereunder (including the Closing Date).

         "GAAP" shall mean generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

         "Governmental Authority" shall mean any government or political subdivision of the United States, Puerto Rico, the Virgin Islands or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

         "Guarantee" shall mean the guarantee of each Guarantor pursuant to
Section 6.

         "Guaranteed Obligations" see Section 6.01.

         "Guarantors" shall mean Parent, Borrower, PR Borrower, each Domestic Subsidiary listed on Schedule 1.01 and each direct and indirect Domestic Subsidiary that guarantees the payment of the Obligations of Borrower and PR Borrower pursuant to Section 9.12.

         "Guaranty Obligation" see the definition of Contingent Obligation.

         "Hazardous Material" shall mean any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, or any other constituent, waste, material, compound or substance subject to regulation under any Environmental Law including, petroleum or any petroleum product, including crude oil or any fraction thereof, polychlorinated biphenyls, urea-formaldehyde insulation and asbestos.

         "in the ordinary course of business" shall mean in the ordinary course of business of Parent and its Subsidiaries.

         "Increasing Revolver Lender" see Section 2.01(d)(ii).

         "Incremental Revolving Amendment" see Section 2.01(d)(ii).

         "Incremental Revolving Commitment" see Section 2.01(d)(ii).

         "Incremental Term Facility" shall mean any Incremental Term Loan Facility executed pursuant to Section 2.01(d)(i).

         "Incremental Term Facility Amendment" see Section 2.01(d)(i).

         "Incremental Term Lender" see Section 2.01(d)(i).

         "Incremental Term Loans" see Section 2.01(d)(i).

         "incur" shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred" and "incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Company (or is merged into or consolidates with any Company), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Company (or being merged into or consolidated with any Company), shall be deemed incurred at the time any such Person becomes a Company or merges into or consolidates with any Company. None of the accrual of interest, the accretion of accreted value or the issuance of debt securities solely in connection with the payment of interest on "pay-in-kind" Indebtedness shall be deemed to be an incurrence.

         "Indebtedness" shall mean, for any Person, without duplication, (a) all indebtedness for borrowed money of such Person; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of Property or services (other than trade payables and accrued expenses); (c) all non-contingent reimbursement or payment obligations of such Person with respect to Surety Instruments that are not reimbursed within three Business Days (such as, for example, unpaid reimbursement obligations in respect of a drawing under a letter of credit); (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property (other than operating leases)); (f) all Capital Lease Obligations of such Person; (g) all indebtedness of other Persons referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness (provided that the amount of indebtedness shall be deemed to be limited to the fair market value of such Property if such Person has not assumed or become liable for the payment of such indebtedness); and (h) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. Indebtedness shall not include accounts extended by suppliers in the ordinary course of business in connection with the purchase of goods and services or customary indemnity obligations incurred in connection with any Disposition or other sale or transfer of Property. The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner (except to the extent that the definitive documentation with respect to such Indebtedness expressly limits the liability of the general partner with respect to such Indebtedness).

         "Indemnitee" see Section 12.03(b).

         "Information Memorandum" shall mean the Confidential Information Memorandum dated January 2004 distributed in connection with the syndication of the Commitments and the Loans.

         "Insolvency Proceeding" shall mean, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or by or before any other Governmental Authority relating to bankruptcy, insolvency, reorganization, liquidation, receivership, dissolution, sequestration, conservatorship, winding-up or relief of debtors (or the convening of a meeting or the passing of a resolution for or with a view to any of the foregoing), or
(b) any assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors.

         "Intercompany Note" shall mean a promissory note substantially in the form of Exhibit B, or such other form as may be approved by Administrative Agent.

         "Interest Coverage Ratio" shall mean, on any date, the ratio of (y) Operating Cash Flow to (z) Consolidated Interest Expense, in each case for the four consecutive fiscal quarter period of Parent and its Consolidated Subsidiaries ended on such date (or, if such date is not a Test Date, the most recent Test Date).

         "Interest Period" shall mean, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or Converted from an ABR Loan or the last day of the preceding Interest Period for such LIBOR Loan and (subject to the requirements of Sections 2.01(a), 2.01(b), 2.01(c) and 2.09) ending on the numerically corresponding day in the first, second, third or sixth or, if each of the Term Lenders or Revolving Credit Lenders, as the case may be, agrees, the ninth or twelfth calendar month thereafter, as Borrower or PR Borrower may elect as provided in Section 4.05, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for any Revolving Credit Loan would otherwise end after the Revolving Credit Commitment Termination Date, such Interest Period shall end on the Revolving Credit Commitment Termination Date; (ii) no Interest Period for any Term Loan may commence before and end after any Principal Payment Date, unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date; (iii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); (iv) notwithstanding clauses (i) and (ii) above, no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a LIBOR Loan for such period; and (v) the initial Interest Period with respect to Term Loans borrowed on the Closing Date shall begin on the Closing Date and end on March 31, 2004.

         "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, option, cap or collar agreement or similar arrangement or transaction or any combination of the foregoing between such Person and one or more financial institutions providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies, including any master agreement and related documentation in respect of or governing any or all of the foregoing.

         "Investment" shall mean, for any Person, (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures or other securities of any other Person; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); (c) any capital contribution to (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others) any other Person; and (d) the entering into, or direct or indirect incurrence, of any Guaranty Obligation with respect to Indebtedness or other liability of any other Person; provided, however, that such term shall not include investments in any Non-Qualified Subsidiary or Unrestricted Subsidiary to the extent that such investments reflect an increase in the stockholders' equity of such Subsidiary resulting solely from retained earnings of such Subsidiary.

         "Investor Affiliates" shall mean (i) each Affiliate of any Principal Investor that is not an operating company or controlled by an operating company and each general partner of each Principal Investor and Affiliate of a Principal Investor and (ii) any other Person that holds Equity Interests in Parent if any Principal Investor or Investor Affiliate described in clause (i) above has at the time of determination the power to vote (or cause to be voted at its discretion), pursuant to contract, irrevocable proxy or otherwise, the shares held by such other Person.

         "Investors" shall mean the Principal Investors and the Investor Affiliates.

         "Issuing Lender" shall mean Credit Suisse First Boston or any of its Affiliates, or such other Tranche A Revolving Credit Lender or Tranche A Revolving Credit Lenders selected by Borrower and reasonably satisfactory to Administrative Agent pursuant to Section 2.03(m), as the issuer of Letters of Credit under Section 2.03, together with its or their successors and assigns in such capacity.

         "Joinder Agreement" shall mean a Joinder Agreement substantially in the form of Exhibit I, or such other form as may be approved by Administrative Agent.

         "Lease" shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

         "LEC System" shall mean a system providing local telephone services within a local exchange in Puerto Rico, the Virgin Islands and other Caribbean nations.

         "Lender" and "Lenders" see the introduction to this Agreement.

         "Letter of Credit" see Section 2.03.

         "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, collectively, any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

         "Letter of Credit Interest" shall mean, for each Tranche A Revolving Credit Lender, such Lender's participation interest (or, in the case of the Issuing Lender, the Issuing Lender's retained interest) in the Issuing Lender's liability under Letters of Credit and such Lender's rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

         "Letter of Credit Liability" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of Borrower or PR Borrower, as the case may be, at such time due and payable in respect of all drawings made under such Letter of Credit. The Letter of Credit Liability of any Tranche A Revolving Credit Lender at any time shall equal its Tranche A Revolving Credit Commitment Percentage of the aggregate Letter of Credit Liability at such time.

         "LIBOR Base Rate" shall mean, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annum determined by Administrative Agent at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by Administrative Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period (or, in the case of the Interest Period referred to in clause (v) of the definition of "Interest Period", for a period of two months); provided, however, that, to the extent the LIBOR Base Rate is not ascertained pursuant to the foregoing provisions of this definition, "LIBOR Base Rate" shall mean the rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by Administrative Agent at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period.

         "LIBOR Loans" shall mean Loans that bear interest at rates based on rates referred to in the definition of "LIBOR Rate" in this Section 1.01.

         "LIBOR Rate" shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum determined by Administrative Agent to be equal to the LIBOR Base Rate for such Loan for such Interest Period divided by 1 minus the Reserve Requirement (if any) for such Loan for such Interest Period.

         "Licenses" see Section 8.21(a).

         "License Subsidiary" shall mean any Subsidiary of Parent that (i) is organized in a state within the United States (or the appropriate foreign jurisdiction in the case of a License Subsidiary whose only licenses are licenses granted by Governmental Authorities outside the United States), (ii) has no assets other than Licenses of the Companies and de minimis other assets and, except as permitted by Section 9.05, conducts no activity except holding such Licenses and matters ancillary thereto and de minimis other activities,
(iii) has no liabilities or obligations, including Contingent Obligations, other than the Guarantee granted under this Agreement, any guarantees with respect to Indebtedness incurred pursuant to a Permitted Refinancing and any guarantees of Additional Notes, in each case to the extent such guarantees are permitted pursuant to the terms of this Agreement, and any other guarantees permitted under this Agreement and liabilities strictly related to its corporate existence incurred in the ordinary course (except de minimis trade credit or the like), tax and ERISA liabilities arising from its inclusion in a consolidated group or ERISA group that includes some or all of Parent and its Consolidated Subsidiaries and de minimis other obligations, and (iv) has no Liens on any License, except, to the extent permitted by the FCC or the relevant foreign Governmental Authority, (A) Liens under the Security Documents in favor of Administrative Agent on behalf of the Creditors and (B) second priority Liens securing Second Priority Secured Debt in favor of the Second Priority Secured Debt Parties.

         "Lien" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind and any other type of preferential arrangement in respect of such Property having the effect of a security interest, including any easement, right-of-way or other encumbrance on title to Real Property. For purposes of the Credit Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

         "Loans" shall mean the Revolving Credit Loans, the Swing Loans and the Term Loans.

         "Losses" of any Person shall mean the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, reasonable expenses, obligations, penalties, actions, judgments, encumbrances, liens, penalties, fines, suits, reasonable and documented costs or disbursements of any kind or nature whatsoever (including reasonable fees and expenses of counsel in connection with any Proceeding commenced or threatened in writing, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations) incurred by, imposed on or asserted against such Person.

         "Majority Lenders" shall mean Lenders holding at least a majority of the sum of (without duplication) (a) the aggregate principal amount of outstanding Loans (other than Swing Loans), plus (b) the aggregate amount of all Letter of Credit Liabilities, plus (c) the aggregate Unutilized Revolving Credit Commitments then in effect, plus (d) the aggregate Swing Loan Exposure then outstanding.

         "Majority Revolving Credit Lenders" shall mean Lenders holding at least a majority of the sum of (without duplication) (a) the aggregate principal amount of outstanding Revolving Credit Loans, plus (b) the aggregate amount of all Letter of Credit Liabilities, plus (c) the aggregate Unutilized Revolving Credit Commitments then in effect, plus (d) the aggregate Swing Loan Exposure then outstanding.

         "Majority Term Lenders" shall mean Lenders holding at least a majority of the aggregate principal amount of outstanding Term Loans.

         "Majority Tranche A Revolving Credit Lenders" shall mean Tranche A Revolving Credit Lenders holding at least a majority of the sum of (without duplication) (a) the aggregate principal amount of outstanding Tranche A Revolving Credit Loans, plus (b) the aggregate amount of all Letter of Credit Liabilities, plus (c) the aggregate Unutilized Tranche A Revolving Credit Commitments then in effect, plus (d) the aggregate Swing Loan Exposure then outstanding.

         "Majority Tranche B Revolving Credit Lenders" shall mean Tranche B Revolving Credit Lenders holding at least a majority of the sum of (a) the aggregate principal amount of outstanding Tranche B Revolving Credit Loans, plus
(b) the aggregate Unutilized Tranche A Revolving Credit Commitments then in effect.

         "Margin Stock" shall mean "margin stock" within the meaning of Regulations T, U and X.

         "Material Adverse Change" shall mean, with respect to any Person, a material adverse change, or any condition or event that has resulted or could reasonably be expected to result in a material adverse change, in the financial condition, business, assets or results of operations of such Person, together with its Subsidiaries taken as a whole. Unless otherwise indicated, Material Adverse Change refers to Parent. In determining whether the occurrence of any individual event or the existence of any individual condition would, or the failure of any individual event to occur or any individual condition to exist would, result in a Material Adverse Change, notwithstanding that the occurrence of such individual event or the existence of such individual condition does not, or the failure to occur of such individual event or such individual condition to exist does not, of itself result in such effect, a Material Adverse Change shall be deemed to have occurred if the cumulative effect of such event or condition or failure of event or condition and all other then existing events or conditions and failures or event or conditions would result in a Material Adverse Change.

         "Material Adverse Effect" shall mean, any of (a) a material adverse effect, or any condition or event that has resulted or could reasonably be expected to result in a material adverse effect, on the business, assets, or results of operations or financial condition of Parent, together with its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Obligors to consummate in a timely manner the Transactions or to perform any of their material obligations under any Credit Document or (c) a material adverse effect on the legality, binding effect or enforceability of any Credit Document or any of the material rights and remedies of the Lenders, the Issuing Lender or any Agent thereunder. In determining whether the occurrence of any individual event or the existence of any individual condition would, or the failure of any individual event to occur or any individual condition to exist would, have a Material Adverse Effect, notwithstanding that the occurrence of such individual event or the existence of such individual condition does not, or the failure to occur of such individual event or such individual condition to exist does not, of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event or condition or failure of event or condition and all other then existing events or conditions and failures or event or conditions would have a Material Adverse Effect.

         "Mezzanine Notes" shall mean the Subordinated Notes due 2009 of Parent in an original aggregate principal amount of $180.0 million (plus any additional notes issued in payment of interest thereon).

         "Minority Interest" shall mean an Investment (other than a Permitted Investment) in any Person that is not a Subsidiary.

         "Moody's" shall mean Moody's Investors Service, Inc., and any successor thereto.

         "Mortgage" shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Real Property, which shall be in form and substance reasonably satisfactory to Administrative Agent, with such schedules and including such provisions as shall be necessary to conform such document to applicable or local law or as shall be customary under local law, as the same may at any time be amended in accordance with the terms thereof and hereof.

         "Mortgaged Real Property" shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to
Section 9.12.

         "MSA" shall mean any "metropolitan statistical area" as defined and modified by the FCC for the purpose of licensing public cellular radio telecommunications service systems.

         "Multiemployer Plan" shall mean at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any member of the ERISA Group is then making or accruing an obligation to make contributions, (ii) to which any member of the ERISA Group has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period, or (iii) with respect to which any Company is reasonably likely to incur liability.

         "NAIC" shall mean the National Association of Insurance Commissioners.

         "Net Available Proceeds" shall mean:

                  (i) in the case of any Disposition, the amount of Net Cash Payments received by any Company in connection with such Disposition;

                  (ii) in the case of any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by any Company in respect of such Casualty Event net of (A) fees and expenses incurred by such Company in connection with recovery thereof, (B) repayments of Indebtedness (other than Indebtedness hereunder) to the extent secured by a Lien on such Property that is permitted hereunder or under the applicable Security Document, (C) any taxes (including income, transfer, stamp, duty, customs, withholding and any other taxes) paid or payable by any Company in respect of the amount so recovered (after application of all credits and other offsets) and (D) amounts drawn under the Revolving Credit Facility that are applied to the replacement, restoration or repair of the Property subject to such Casualty Event; and

                  (iii) in the case of any issuance of Equity Interests or any incurrence of Indebtedness, the aggregate amount of all cash received by any Company in respect thereof net of all investment banking fees, discounts and commissions, legal fees, consulting fees, accountants' fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

         "Net Cash Payments" shall mean, with respect to any Disposition, the aggregate amount of all cash payments (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Company directly or indirectly in connection with such Disposition; provided, however, that Net Cash Payments shall be net (without duplication) of (i) the amount of all fees and expenses paid by any Company in connection with such Disposition (the "Relevant Disposition"); (ii) any taxes (including income, transfer, stamp, duty, customs, withholding and any other taxes) paid or estimated to be payable by any Company as a result of the Relevant Disposition (after application of all credits and other offsets); (iii) any repayments by any Company of Indebtedness other than the Obligations to the extent that (a) such Indebtedness is secured by a Lien on the Property that is the subject of the Relevant Disposition that is permitted hereunder or under the applicable Security Document and (b) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase or sale of such Property; (iv) amounts required to be paid to any Person (other than any Company) owning a beneficial interest in the assets subject to such Relevant Disposition; (v) appropriate amounts to be provided by any Company, as a reserve, in accordance with GAAP, against any liabilities associated with such Relevant Disposition and retained by any Company after such Relevant Disposition, including, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Relevant Disposition, all as reflected in an Officers' Certificate delivered to Administrative Agent; and
(vi) any other liabilities associated with such Relevant Disposition and retained by any Company after such Relevant Disposition, to the extent reflected on the consolidated balance sheet of Parent at the time of any Relevant Disposition, all as reflected in an Officers' Certificate delivered to Administrative Agent.

         "Non-Cash Pay Disqualified Stock" shall mean any Capital Stock that (a) does not require the periodic payment of cash dividends and (b) that (i) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a Change of Control or a sale of all or substantially all the assets of such Person and its parent company and/or subsidiaries, as the case may be, taken as a whole), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for

Qualified Capital Stock of Parent or Non-Cash Pay Disqualified Stock of Parent), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than solely for Qualified Capital Stock of Parent or Non-Cash Pay Disqualified Stock of Parent) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date which is 90 days after the Term Maturity Date (or, if later, the final maturity date of any Incremental Term Loan).

         "Non-Increasing Revolving Lender" see Section 2.01(d)(ii).

         "Non-Qualified Subsidiary" shall mean any Subsidiary other than a Qualified Subsidiary.

         "Non-U.S. Lender" see Section 5.06(b).

         "Notes" shall mean the Revolving Credit Notes, the Term Loan Notes and the Swing Loan Notes.

         "Notice of Assignment" shall mean a notice of assignment pursuant to
Section 12.06 substantially in the form of Exhibit F, or such other form as may be approved by Administrative Agent and Borrower (such approval not to be unreasonably withheld).

         "Notice of Borrowing" shall mean a notice of borrowing substantially in the form of Exhibit G, or such other form as may be approved by Administrative Agent.

         "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Creditor or any of its Related Parties or their respective successors, transferees or assignees pursuant to the terms of any Credit Document or any Swap Contract or secured by any of the Security Documents, whether or not the right of such Person to payment in respect of such obligations and liabilities is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy case or insolvency or liquidation proceeding.

         "Obligors" shall mean Borrower, PR Borrower and the Guarantors.

         "Officers' Certificate" shall mean, as applied to any Person (other than a natural person), a certificate executed on behalf of such Person by its Chairman of the Board (if an officer) or its Chief Executive Officer or its President, Senior Vice President, or one of its Vice Presidents (or an equivalent officer) and by its Chief Financial Officer, Vice President-Finance, Controller or its Treasurer (or an equivalent officer) or any Assistant Treasurer in their official (and not individual) capacities; provided, however, that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loan or the taking of any other action hereunder shall include (i) a statement that the officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, and (ii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

         "Operating Cash Flow" shall mean, for any period, the sum, calculated, for Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP (without duplication), of the amounts for such period of Adjusted Net Income, plus, in each case to the extent deducted in calculating such Adjusted Net Income, (x)(1) income tax expense, (2) withholding tax expense incurred in connection with cross border transactions, (3) consolidated interest expense, whether paid or accrued (including interest expense under Swap Contracts and commitment fees and agency fees), (4) depreciation and amortization expense, (5) other non-cash items of expense, (6) monitoring and management fees actually paid to any Permitted Holder as permitted by Section 9.15(i), (7) restructuring fees and other charges and expenses arising in connection with (A) the Transactions, (B) the repayment, repurchase or redemption of the Mezzanine Notes on or about the Closing Date or (C) the repayment, repurchase or redemption of up to $75.0 million of Subordinated Notes on or about the Closing Date; provided, in the case of clauses (B) and (C), that such repayments, repurchases and redemptions are made with the Net Available Proceeds of the offering of the 2004 Notes and/or Loans, and (8) expenses and charges relating to any offering of Equity Interests, incurrence of Indebtedness, Investment, merger, acquisition, or joint venture, outside the ordinary course of business, whether or not consummated, and minus, to the extent not otherwise deducted in calculating such Adjusted Net Income, (y)(1) capital expenditures for wireless handsets purchased by the Obligors and loaned, leased or rented to subscribers for rental purposes in Puerto Rico or elsewhere and (2) cash payments made during such period in respect of non-cash items of expense added back to Operating Cash Flow for a prior period commencing after the Closing Date pursuant to clause (x)(5) of this definition. Notwithstanding any other proviso of any Credit Document, and solely for the purpose of calculating Operating Cash Flow in connection with the determination of the Companies' compliance with Sections 9.11(a), (b) and (c) on any Test Date, any Net Available Proceeds received in connection with any Equity Issuance or incurrence of Indebtedness in order to cure a Default pursuant to the last paragraph of Section 10 shall be included in the calculation of such amount for the fiscal quarter of Parent immediately preceding the fiscal quarter in which such Net Available Proceeds are received.

         Operating Cash Flow shall be calculated on a pro forma basis and otherwise in accordance with GAAP to give effect to any Acquisition or Disposition of any System consummated during the fiscal period of Parent ended on such Test Date (or, in the case of any calculation under Section 2.01(d), 2.10(a)(ii), 9.06(h) or (t), 9.08(n), 9.09(s) or 9.22(a), after the Test Date and on or before the date of such calculation) as if each such Acquisition had been effected on the first day of such period and as if each such Disposition had been consummated on the day prior to the first day of such period; provided, that any such pro forma calculation may include adjustments for the pro forma effect of (a) any cost savings accounted for on an annualized basis as a result of an Acquisition by Parent or any of its Consolidated Subsidiaries which, in the good faith judgment of Parent (as evidenced by an Officers' Certificate delivered to Administrative Agent), will be eliminated or realized within one year after the date of such transaction (provided that any such cost savings are calculated in accordance with Regulation S-X under the Securities Act) or (b) any direct quantifiable savings from the conversion of roaming expense which Parent will obtain within one year of the transaction in the good faith judgment of Parent from the Acquisition of a third party which prior to such Acquisition had a contract with Parent or any of its Consolidated Subsidiaries for roaming services. For purposes of the foregoing sentence, when calculating Operating Cash Flow for any Person or business, Operating Cash Flow and all defined terms used herein (or in any such defined term) shall be deemed to refer to such Person or business. "Option" see Section 2.09.

         "Organic Document" shall mean, relative to any Person, its certificate of incorporation, its by-laws, its partnership agreement, its operating agreement, its limited liability company agreement, its memorandum and articles of association, share designations or similar organization documents.

         "Other Taxes" see Section 5.06(c).

         "Parent" shall mean Centennial Communications Corp., a Delaware corporation.

         "Parent's Share of Excess Cash Flow" means, at any date of determination, an amount equal to the sum of (a) during any fiscal year commencing on or after June 1, 2005, the amount of Excess Cash Flow for the preceding fiscal year of Parent (to the extent positive) that was not or is not required to be applied to the prepayment of Loans as described in Section 2.10(a)(v) (it being understood that an amount shall be considered to be "required to be applied to the prepayment of Loans as described in Section 2.10(a)(v)" even if the Term Loan Lenders have rejected such prepayment), (b) the aggregate amount of Net Available Proceeds received by the Companies in connection with direct or indirect sales or other dispositions of Minority Interests and Equity Interests in, or assets of, Non-Qualified Subsidiaries or Unrestricted Subsidiaries pursuant to Section 9.06(g) (i), (o), (q), (t) or (u), that was not or is not required to be applied or reinvested as described in Section 2.10(a)(iv) and (c) the Net Available Proceeds received by the Companies from issuances of PIK Notes or Non-Cash Pay Disqualified Stock permitted pursuant to 9.08(n), in each case that has not or have not been utilized on or prior to the date of determination to make (without duplication) (i) Acquisitions or Investments pursuant to Section 9.06(m), 9.09(m) or 9.09(q), (ii) Dividend Payments pursuant to Section 9.10(b)(x) to the extent attributable to PIK Notes or Non-Cash Pay Disqualified Stock the Net Available Proceeds of which were used to make Dividend Payments pursuant to Section 9.10(c), (iii) Dividend Payments pursuant to the proviso to Section 9.10(c)(ii), (iv) cash interest payments pursuant to Section 9.22(a)(1) or (v) prepayments, repurchases or redemptions of Indebtedness pursuant to Section 9.22(a)(7) or (8). The Parent's Share of Excess Cash Flow at the end of any fiscal year (which may be a negative amount) may be carried forward into any subsequent fiscal year.

         "Participant" see Section 12.06(c).

         "Payment Date" shall mean any Principal Payment Date and each date on which interest is due and payable on any Loan.

         "Payor" see Section 4.06.

         "PBGC" shall mean the United States Pension Benefit Guaranty Corporation or any successor thereto.

         "PCS System" shall mean a wireless telecommunications system licensed by the FCC under 47 C.F.R. Part 24 for operation in the "B" frequency block (1.865/1.880 GHz and 1.945/1.960 GHz) (or by the equivalent foreign authority for equivalent operation in a foreign jurisdiction) to provide any or all of a family of digital, wireless mobile or portable and fixed radio communications services to individuals and businesses in Puerto Rico, the Virgin Islands and other Caribbean nations.

         "Permits" see Section 8.16.

         "Permitted Acquisition" shall mean any Acquisition effected in compliance with Section 9.06(h) or (m).

         "Permitted Asset Swap" shall mean a Disposition of assets owned by Parent or any of its Subsidiaries that satisfies each of the following conditions: (a) such Disposition shall be in exchange for the acquisition of other assets and shall be consummated within 30 days of the initial transfer or receipt of such assets, (b) such acquisition of other assets shall satisfy the requirements set forth in clause (iii) - (vii) of Section 9.06(h) (if the related Disposition involves assets of or Equity Interests in a Qualified Subsidiary) or clauses (iii), (iv) and (vi) of Section 9.06(h) (if the related Disposition involves assets of or Equity Interests in a Non-Qualified Subsidiary or Minority Interests) with respect to such acquisition and the assets acquired,
(c) immediately prior to and after giving effect to the Disposition of such assets and the related acquisition of other assets, no Default or Event of Default shall have occurred and be continuing or could reasonably be expected to result therefrom, (d) the consideration received for such Disposition shall be at least equal to the fair market value of the assets Disposed of, (e) any cash consideration received, after giving effect to such Disposition and related acquisition, shall not exceed 75% of the aggregate consideration received and shall in each case be a bona fide means of equalizing the value between the assets Disposed of and those acquired and (f) within 5 days of the consummation of such Disposition (and if applicable, within 5 days of such related acquisition) Parent shall have delivered to Administrative Agent an Officer's Certificate certifying satisfaction of the conditions set forth in this definition and demonstrating pro forma compliance with the Financial Maintenance Covenants; provided, however, that any assets received by a Non-Qualified Subsidiary in connection with such transaction in exchange for assets of or Equity Interests in an Obligor shall constitute Investments in such Non-Qualified Subsidiary and shall be subject to the limitations set forth in Section 9.09.

         "Permitted Holders" means the Principal Investors, the Investor Affiliates and the Permitted Transferees.

         "Permitted Investments" shall mean, for any Person: (a) direct obligations of the United States of America, or of any instrumentality or agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or by any instrumentality or agency thereof, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers' acceptances (including eurodollar deposits) issued by any bank or trust company organized under the laws of the United States of America or any other country that is a member of the OECD or any state, possession or commonwealth thereof and having capital, surplus and undivided profits of at least $500.0 million and a deposit rating of investment grade; (c) commercial paper rated A-2 or better by S&P or P-2 or better by Moody's and maturing not more than 360 days from the date of acquisition thereof by such Person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause
(a) above entered into with (1) a Lender, or any other bank meeting the qualifications described in clause (b) above or (2) a financial institution that has unsecured long-term Indebtedness rated not less than A by S&P or A2 by Moody's and any Affiliate thereof; (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody's; or (f) money market mutual funds that invest primarily in the foregoing items.

         "Permitted Liens" see Section 9.07.

         "Permitted Refinancing" shall mean, with respect to any Indebtedness, any Indebtedness incurred to repurchase, redeem, refinance, prepay or otherwise retire such Indebtedness; provided, however, that (w) at the time of such Permitted Refinancing, no Default or Event of Default shall have occurred and be continuing or would arise therefrom, (x) any such refinancing Indebtedness shall
(I) be on terms (except for interest rate, redemption premiums and other economic terms) not materially less favorable in the aggregate to the Companies or Creditors than the Indebtedness being refinanced (as determined by Parent and Borrower); provided that any such Indebtedness shall expressly permit the issuer thereof (if an Obligor) and any Obligor to grant Liens to secure the Obligations on the terms set forth in the Credit Documents, (II) except with respect to Indebtedness refinancing the Subordinated Notes, which shall have a stated maturity not less than six months after the Term Maturity Date (or such later maturity date of any Incremental Term Loan outstanding at such time), not have a stated maturity or weighted average life that is shorter than the Indebtedness being refinanced, (III) if the Indebtedness being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured),
(IV) be in a principal amount that does not exceed the principal amount so refinanced, plus accrued interest, plus the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of fees and reasonable expenses of any Obligor or any Subsidiary incurred in connection with such refinancing and (V) if the Indebtedness being refinanced is secured, be unsecured or secured only by such assets as secure the Indebtedness being refinanced (and secured with the Pledged Collateral only on a second-priority basis if the Indebtedness being refinanced is Second Priority Secured Debt), (y) (1) any guarantor of the Indebtedness being refinanced shall be permitted to guarantee the refinancing Indebtedness and (2) any

Obligor shall be permitted to guarantee any such refinancing Indebtedness of any other Obligor and (z) all of the Net Available Proceeds from the issuance of such refinancing Indebtedness is used to repurchase, redeem, prepay or otherwise retire the Indebtedness being refinanced (plus accrued interest and the amount of any premium paid or other payment made in connection therewith) not more than 60 days after receipt thereof and to pay fees and reasonable expenses incurred in connection with such refinancing transaction.

         "Permitted Transferee" shall mean, with respect to any individual, (i) such individual's spouse or children (natural or adopted), any trust for such individual's benefit or the benefit of such individual's spouse or children (natural or adopted), or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is such Person or such individual's spouse or children (natural or adopted) or any trust for the benefit of such persons, or (ii) the heirs, executors, administrators or personal representatives upon the death of such person or upon the incompetency or disability of such person for purposes of the protection and management of such individual's assets.

         "Person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

         "PIK Notes" shall mean Indebtedness of Parent or any Consolidated Subsidiary the terms of which do not require any cash payments (whether in respect of principal, interest, dividends, redemption or repurchase) to be made thereon or in respect thereof (other than any upfront, agency or similar fees) at any time on or prior to the date that is five years after the date on which such Indebtedness is issued (other than upon a Change of Control or asset sales that customarily permit holders of high-yield securities to demand the immediate repayment or redemption of such securities).

         "Plan" shall mean at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any member of the ERISA Group or with respect to which any Company is reasonably likely to incur liability.

         "Pledged Collateral" shall mean all Property pledged pursuant to the Security Agreement.

         "PR Borrower" shall mean Centennial Puerto Rico Operations Corp., a Delaware corporation, and PRP, as its successor on and after the date on which the PRP Transaction is consummated.

         "PR Systems" shall mean, collectively, the PCS Systems, the CAP Systems and the LEC Systems of PR Borrower and its Subsidiaries.

         "Prime Rate" shall mean, for any day, a rate per annum established by Administrative Agent from time to time that is equal to the prime rate of interest in effect at its principal office in New York City, changing when and as said corporate base rate changes. The prime rate is not necessarily the lowest rate charged by Administrative Agent to its customers.

         "Principal Investors" shall mean WCAS, Blackstone CCC Capital Partners L.P., Blackstone Family Investment Partnership L.P. and Blackstone CCC Offshore Capital Partners L.P.

         "Principal Office" shall mean the principal office of Administrative Agent, located on the date hereof at Eleven Madison Avenue, New York, NY 10010
Attention: Agency Department Manager or such other office as may be designated by Administrative Agent.

         "Principal Payment Date" shall mean each date set forth in Section 3.01(b) on which a payment of principal is due.

         "Prior Liens" shall mean Liens which, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

         "Proceeding" shall mean any claim, counterclaim, action, judgment, suit, hearing, governmental investigation, arbitration or proceeding, including by or before any Governmental Authority and whether judicial or administrative.

         "Property" shall mean, with respect to any Person, any right, title or interest in or to property or assets of any kind whatsoever of such Person, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any other Person.

         "PRP" shall mean a partnership, limited liability company or other Person to be organized under the laws of the Commonwealth of Puerto Rico that is an indirect Wholly Owned Subsidiary of Parent.

         "PRP Transaction" shall mean the transaction (or series of related transactions) pursuant to which PR Borrower assigns and transfers, and PRP assumes and receives, all of the Obligations and all or substantially all of the assets of PR Borrower.

         "PRTRB" shall mean the Telecommunications Regulatory Board of Puerto Rico created by Act No. 213 of the Legislature of Puerto Rico approved September 12, 1996, or any successor thereto.

         "Public Information" shall mean all information contained in the filings of Parent with the Commission pursuant to the Exchange Act.

         "Puerto Rico" shall mean the Commonwealth of Puerto Rico.

         "Qualified Capital Stock" shall mean with respect to any Person any Equity Interests of such Person which is not Disqualified Capital Stock.

         "Qualified Subsidiary" shall mean Borrower, PR Borrower and any other Subsidiary of Parent that is a Guarantor and (other than in the case of License Subsidiaries) has not in reliance on the last sentence of Section 9.12(a) refrained from providing any Collateral otherwise required thereby.

         "Quarter" shall mean (i) prior to the Fiscal Year Conversion Date, each three month period ending on February 28 (or 29, as the case may be), May 31, August 31 and November 30 and (ii) on and after the Fiscal Year Conversion Date, each three month period ending on March 31, June 30, September 30 and December 31.

         "Quarterly Dates" shall mean the last Business Day of each Quarter in each year, commencing with the last Business Day of May 2004.

         "Real Property" shall mean all right, title and interest of any Company (including any leasehold estate) in and to a parcel of real property owned or operated by any Company, whether by lease, license or other use agreement, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof or thereon.

         "redeem" shall mean redeem, repurchase, repay, defease or otherwise acquire or retire for value; and "redemption" and "redeemed" have correlative meanings.

         "refinance" shall mean refinance, renew, extend or replace, in whole or in part, including successively; and "refinancing" and "refinanced" have correlative meanings.

         "Register" see Section 2.08.

         "Regulation D" shall mean Regulation D (12 C.F.R. Part 204) of the Board of Governors of the United States Federal Reserve System.

         "Regulations T, U and X" shall mean, respectively, Regulation T, Regulation U and Regulation X of the Board of Governors of the United States Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

         "Reimbursement Obligations" shall mean, at any time, the obligations of Borrower and PR Borrower then outstanding, or that may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Lender in respect of any drawings under a Letter of Credit.

         "Related Parties" see Section 11.01.

         "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

         "Replaced Lender" see Section 2.11.

         "Replacement Lender" see Section 2.11.

         "Required Payment" see Section 4.06.

         "Requirement of Law" shall mean as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

         "Reserve Requirement" shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D).

         "Revolving Credit Commitments" shall mean the Tranche A Revolving Credit Commitment and the Tranche B Revolving Credit Commitment.

         "Revolving Credit Commitment Percentage" shall mean the Tranche A Revolving Credit Commitment Percentage and the Tranche B Revolving Credit Commitment Percentage.

         "Revolving Credit Commitment Termination Date" shall mean February 9, 2010; provided, however, that the Revolving Credit Commitment Termination Date will automatically become June 15, 2008 in the event that any outstanding Subordinated Notes are not extended, renewed or refinanced pursuant to a Permitted Refinancing on or prior to such date.

         "Revolving Credit Facilities" shall mean the Tranche A Revolving Credit Facility and the Tranche B Revolving Credit Facility.

         "Revolving Credit Lenders" shall mean the Tranche A Revolving Credit Lenders and the Tranche B Revolving Credit Lenders.

         "Revolving Credit Loans" shall mean the Tranche A Revolving Credit Loans and the Tranche B Revolving Credit Loans.

         "Revolving Credit Notes" shall mean the promissory notes provided for by Section 2.08(a) and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

         "RSA" shall mean any "rural service area" as defined and modified by the FCC for the purpose of licensing public cellular radio telecommunications service systems.

         "S&P" shall mean Standard & Poor's Ratings Service, and any successor thereto.

         "Sale and Leaseback Transaction" shall mean any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

         "Second Priority Secured Debt" means Indebtedness of Parent or any Consolidated Subsidiary (i) which is secured by the Pledged Collateral and any Mortgaged Property on a second priority basis and pari passu basis with the other Second Priority Secured Debt and (ii) otherwise satisfies the conditions set forth in subclauses (x) (i), (ii) and (iv) and clause (y) of clause (a) of the definition of "Additional Notes" (solely for purposes of this definition, with references to senior, subordinated or senior subordinated notes being deemed to be references to such Second Priority Secured Debt); provided, however, that at the time of the issuance of any such Indebtedness, the Second Priority Secured Debt Parties (or any representative thereof), the issuer of such Indebtedness and Administrative Agent shall have become party to, or bound by, an intercreditor agreement, the form, terms and conditions of which shall be satisfactory to Administrative Agent.

         "Second Priority Secured Debt Documents" means, with respect to any series, issue or class of Second Priority Secured Debt, the promissory notes, indentures, loan agreements, credit agreements and other operative agreements or instruments evidencing or governing such Indebtedness, including the collateral, security and/or guarantee agreements and the intercreditor agreement entered into in connection therewith.

         "Second Priority Secured Debt Parties" means, with respect to any series, issue or class of Second Priority Secured Debt, the holders of such Indebtedness, any trustee or agent therefor under any related Second Priority Secured Debt Documents and the beneficiaries of each indemnification obligation undertaken by the obligors with respect thereto, but shall not include the Lenders or any Affiliates thereof (unless such Lender or Affiliate is a holder of such Indebtedness, a trustee or agent therefor or beneficiary of such an indemnification obligation named as such in a Second Priority Secured Debt Document).

         "Securities Act" shall mean the United States Securities Act of 1933, as amended.

         "Security Agreement" shall mean a Security Agreement substantially in the form of Exhibit D among the Obligors and Administrative Agent, as the same may be amended in accordance with the terms thereof and hereof or such other agreements reasonably acceptable to Administrative Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant to Administrative Agent (on behalf of the Creditors) a perfected first priority security interest in the Pledged Collateral covered thereby, subject only to Prior Liens and Permitted Liens.

         "Security Documents" shall mean the Security Agreement, the Mortgages (if any) and each other security document or pledge agreement required by applicable local law to grant a valid, perfected security interest in any Property acquired or developed pursuant to a Permitted Acquisition to the extent required by Section 9.12, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement or any Mortgage to be filed with respect to the security interests in Property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any Property of whatever kind or nature.

         "Senior Notes" shall mean the 2003 Senior Notes and the 2004 Senior Notes.

         "Senior Notes Documents" shall mean the 2003 Senior Notes Documents and the 2004 Senior Notes Documents.

         "Senior Notes Indenture" shall mean the 2003 Senior Notes Indenture and the 2004 Senior Notes Indenture.

         "Senior Officer" means, with respect to any Company, the Chairman of the Board of Directors, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller or the General Counsel.

         "Senior Secured Debt" shall mean any secured Indebtedness of any Company (including any Second Priority Secured Debt).

         "Senior Secured Leverage Ratio" shall mean, for any date, the ratio of
(x) Total Senior Secured Debt at such date to (y) Operating Cash Flow for the four consecutive fiscal quarter period of Parent ended on the most recently ended Test Date.

         "Significant Subsidiary" shall mean, at any time, each Subsidiary of Parent other than Unrestricted Subsidiaries and Subsidiaries that do not represent more than 2% for any such individual Subsidiary, or more than 10% in the aggregate for all such Subsidiaries, of either (i) consolidated total assets of Parent and its Subsidiaries as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 9.01(a) or (b) or (ii) consolidated total revenues of Parent and its Subsidiaries for the four-fiscal-quarter period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 9.01(a) or (b).

         "SMR System" shall mean a specialized mobile radio system consisting of two-way radio service operating in the 800-900 megahertz band.

         "Solvent" and "Solvency" shall mean, for any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person's ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute an unreasonably small capital and
(e) such Person is able to pay its debts as they become due and payable.

         "State PUC" shall mean any state public utility commission or any other state commission, agency, department, board or authority with responsibility for regulating intrastate and local telecommunications services.

         "Statutes" see Section 8.21(e).

         "Subordinated Debt" shall mean Indebtedness of any Company that is contractually subordinated in right of payment to any other Indebtedness of such Company. No Indebtedness shall be subordinate to any other Indebtedness solely by virtue of such other Indebtedness being secured and such Indebtedness not being secured by the same collateral. Unless expressly stated otherwise, "Subordinated Debt" shall mean Subordinated Debt of a Company subordinated to the Obligations.

         "Subordinated Notes" shall mean the 10 3/4% Senior Subordinated Notes due 2008 of Borrower in an aggregate principal amount of $370.0 million issued pursuant to the Subordinated Notes Indenture.

         "Subordinated Notes Documents" shall mean the Subordinated Notes, the Subordinated Notes Indenture and all other documents relating thereto, as any such agreement or document may be amended and in effect from time to time in accordance with its terms and this Agreement.

         "Subordinated Notes Indenture" shall mean the Indenture dated December 14, 1998 pursuant to which the Subordinated Notes were issued.

         "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that, except for purposes of the financial statements referenced in Sections 9.01(a) and (b), the term "Subsidiary" shall not include any Unrestricted Subsidiary. Unless the context clearly requires otherwise, all references to any Subsidiary shall mean a Subsidiary of Parent.

         "Surety Instruments" shall mean all letters of credit (including standby and commercial), bankers' acceptances, bank guarantees, surety bonds and similar instruments.

         "Survey" shall mean a survey of any Mortgaged Real Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state, province or country where such Mortgaged Real Property is located, (ii) dated (or redated) a date reasonably acceptable to Administrative Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to Administrative Agent) to Administrative Agent and (iv) complying in all respects with Requirements of Law.

         "Swap Contract" shall mean any agreement entered into not for speculative purposes (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other similar agreement (including any option to enter into any of the foregoing), or any combination of the foregoing (including any Interest Rate Protection Agreement entered into pursuant to Section 9.18).

         "Swap Transaction" shall mean any transaction in which a Company acquires any Property in exchange for Equity Interests in any Company (other than Borrower or PR Borrower), subject to the limitations set forth in Section 9.06(o)(i).

         "Swing Loan Commitment" shall mean the obligation of the Swing Loan Lender to make or continue Swing Loans hereunder in an aggregate principal amount up to but not exceeding $30.0 million, as the same may be reduced or terminated pursuant to Section 2.04 or 2.10 or Section 10, it being understood that the Swing Loan Commitment is part of the Tranche A Revolving Credit Commitment of the Swing Loan Lender, rather than a separate, independent commitment.

         "Swing Loan Exposure" shall mean at any time the aggregate principal amount at such time of all outstanding Swing Loans. The Swing Loan Exposure of any Tranche A Revolving Credit Lender at any time shall equal its Tranche A Revolving Credit Commitment Percentage of the aggregate Swing Loan Exposure at such time.

         "Swing Loan Lender" shall mean Credit Suisse First Boston and its successors and assigns in such capacity.

         "Swing Loan Maturity Date" shall mean the Revolving Credit Commitment Termination Date.

         "Swing Loan Notes" shall mean the promissory notes made by Borrower and PR Borrower evidencing the Swing Loans, in the form of Exhibit A-3, or such other form as may be approved by Administrative Agent.

         "Swing Loans" see Section 2.01(e).

         "Syndication Agent" see the introduction hereto.

         "Systems" shall mean CAP Systems, CATV/SMATV Systems, Cellular Systems, LEC Systems, PCS Systems, SMR Systems, long distance systems and paging systems.

         "Tax Returns" see Section 8.08.

         "Taxes" shall mean any and all taxes, imposts, duties, charges, fees, levies or other charges or assessments of whatever nature, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, U.S. possession, county, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

         "Term Loan Commitment" shall mean, for each Term Loan Lender, the obligation of such Lender to make a Term Loan on the Closing Date in an amount up to but not exceeding the amount set forth opposite the name of such Lender on Annex A under the caption "Term Loan Commitment" (as the same may have been changed pursuant to Section 12.06(b)).

         "Term Loan Commitments" shall mean the aggregate sum of the Term Loan Commitment of all the Lenders. The aggregate principal amount of the Term Loan Commitments on the Closing Date is $600.0 million.

         "Term Loan Lenders" shall mean the Lenders from time to time holding Term Loan Commitments or Term Loans after giving effect to any assignments thereof permitted by Section 12.06(b).

         "Term Loan Notes" shall mean the promissory notes provided for by
Section 2.08(a)(ii) and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

         "Term Loans" shall mean the loans provided for by Section 2.01(b), which may be ABR Loans and/or LIBOR Loans.

         "Term Maturity Date" shall mean February 9, 2011; provided, however, that the Term Maturity Date will automatically become June 15, 2008 in the event that any outstanding Subordinated Notes are not extended, renewed or refinanced pursuant to a Permitted Refinancing on or prior to such date.

         "Test Date" shall mean, for any Financial Maintenance Covenant, the last day of each fiscal quarter of Parent included within any period set forth in the table for such Financial Maintenance Covenant. Compliance with the Financial Maintenance Covenants shall be tested, as of each Test Date, on the date on which financial statements pursuant to Section 9.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period.

         "Title Company" shall mean First American Title Insurance Company or such other title insurance or abstract company as shall be designated by Borrower and consented to by Administrative Agent (such consent not to be unreasonably withheld).

         "Total Debt" shall mean, at any date, the aggregate amount of Indebtedness of Parent and its Consolidated Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, net of (A) up to $30.0 million in cash and Permitted Investments held by Parent or any Qualified Subsidiary not in the Collateral Account, (B) all cash and Permitted Investments held in the Collateral Account at such date that resulted from any Disposition of any System of Parent or any Subsidiary and (C) Net Available Proceeds received in connection with a Permitted Refinancing (or (1) any other incurrence of Indebtedness permitted under Section 9.08(k) or (n) or (2) the issuance of the 2004 Senior Notes on the Closing Date, in each case the proceeds of which are to be used to refinance any outstanding Indebtedness of Parent or any Consolidated Subsidiary) to the extent such Net Available Proceeds have not been applied to refinance the Indebtedness being refinanced; provided that such Net Available Proceeds shall be excluded from this calculation upon the earlier of
(i) 60 days following the issuance of such refinancing Indebtedness and (ii) the date on which such Net Available Proceeds are used to consummate such Permitted Refinancing or other refinancing of Indebtedness.

         "Total Leverage Ratio" shall mean, for any date, the ratio of (x) Total Debt at such date to (y) Operating Cash Flow for the four consecutive fiscal quarter period of Parent and its Consolidated Subsidiaries ending on the most recently ended Test Date.

         "Total Senior Secured Debt" shall mean, at any date, the aggregate amount of Senior Secured Debt of Parent and its Consolidated Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP, net of (A) up to $30.0 million in cash and Permitted Investments held by Parent or any Qualified Subsidiary not in the Collateral Account, (B) all cash and Permitted Investments held in the Collateral Account at such date that resulted from any Disposition of any System of Parent or any Subsidiary and (C) Net Available Proceeds received in connection with a Permitted Refinancing of any Senior Secured Debt (or any other incurrence of Indebtedness permitted under Section
9.08 (k) or (n) the proceeds of which are to be used to refinance any outstanding Senior Secured Debt of Parent or any Consolidated Subsidiary) to the extent such Net Available Proceeds have not been applied to refinance the Senior Secured Debt being refinanced; provided that such Net Available Proceeds shall be excluded from this calculation upon the earlier of (i) 60 days following the issuance of such refinancing Indebtedness and (ii) the date on which such Net Available Proceeds are used to consummate such Permitted Refinancing or other refinancing of Senior Secured Debt.

         "Tranche A Revolving Credit Commitment" shall mean, for each Tranche A Revolving Credit Lender, the obligation of such Lender to make Tranche A Revolving Credit Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on Annex A hereto under the caption "Tranche A Revolving Credit Commitment" (as the same may be reduced from time to time pursuant to Section
2.04 or 2.10, increased pursuant to Section 2.01(d)(ii) or changed pursuant to
Section 12.06(b)). The aggregate principal amount of the Tranche A Revolving Credit Commitments on the Closing Date is $75.0 million.

         "Tranche A Revolving Credit Commitment Percentage" shall mean, with respect to any Revolving Credit Lender, the ratio of (a) the amount of the Tranche A Revolving Credit Commitment of such Lender to (b) the aggregate amount of the Tranche A Revolving Credit Commitments of all of the Lenders.

         "Tranche A Revolving Credit Facility" shall mean the credit facility comprising the Tranche A Revolving Credit Commitments of all of the Tranche A Revolving Credit Lenders.

         "Tranche A Revolving Credit Lenders" shall mean (a) on the date hereof, the Lenders having Tranche A Revolving Credit Commitments as set forth on Annex A hereto and (b) thereafter, the Lenders from time to time holding Tranche A Revolving Credit Loans and Tranche A Revolving Credit Commitments after giving effect to any assignments thereof permitted by Section 12.06(b).

         "Tranche A Revolving Credit Loans" see Section 2.01(a).

         "Tranche B Revolving Credit Commitment" shall mean, for each Tranche B Revolving Credit Lender, the obligation of such Lender to make Tranche B Revolving Credit Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on Annex A hereto under the caption "Tranche B Revolving Credit Commitment" (as the same may be reduced from time to time pursuant to Section
2.04 or 2.10 or changed pursuant to Section 12.06(b)). The aggregate principal amount of the Tranche B Revolving Credit Commitments on the Closing Date is $75.0 million.

         "Tranche B Revolving Credit Commitments" shall mean the aggregate sum of the Tranche B Revolving Credit Commitments of all Tranche B Revolving Credit Lenders.

         "Tranche B Revolving Credit Commitment Percentage" shall mean, with respect to any Tranche B Revolving Credit Lender, the ratio of (a) the amount of the Tranche B Revolving Credit

Commitment of such Lender to (b) the aggregate amount of the Tranche B Revolving Credit Commitments of all of the Lenders.

         "Tranche B Revolving Credit Facility" shall mean the credit facility comprising the Tranche B Revolving Credit Commitments of all of the Tranche B Revolving Credit Lenders.

         "Tranche B Revolving Credit Lenders" shall mean (a) on the date hereof, the Lenders having Tranche B Revolving Credit Commitments as set forth on Annex A hereto and (b) thereafter, the Lenders from time to time holding Tranche B Revolving Credit Loans and Tranche B Revolving Credit Commitments after giving effect to any assignments thereof permitted by Section 12.06(b).

         "Tranche B Revolving Credit Loans" see Section 2.01(a).

         "Transaction Documents" shall mean the Credit Documents, the 2004 Senior Note Documents and all documents related thereto and all exhibits, appendices, schedules and annexes to any thereof.

         "Transactions" shall mean, collectively (a) the execution and delivery by Borrower, PR Borrower and Guarantors of the Credit Agreement to which they are parties and, in the case of Borrower and PR Borrower, the making of the borrowings hereunder on the Closing Date, (b) the execution and delivery by Parent and its Subsidiaries of the 2004 Senior Note Documents to which they are parties and the issuance of the 2004 Senior Notes and (c) the payment of related fees and expenses.

         "2003 Senior Notes" shall mean the 10-1/8% Senior Notes due 2013 of Borrower and Parent in an aggregate principal amount of $500.0 million issued under the 2003 Senior Notes Documents, including the senior notes issued pursuant to a registered exchange offer therefor made pursuant to the registration rights agreement entered into in connection with the issuance thereof.

         "2003 Senior Notes Documents" shall mean the 2003 Senior Notes, the 2003 Senior Notes Indenture and all other documents relating to the issuance of the 2003 Senior Notes, as any such agreement or document may be amended and in effect from time to time in accordance with its terms and this Agreement.

         "2003 Senior Notes Indenture" shall mean the Indenture dated June 20, 2003 pursuant to which the 2003 Senior Notes were issued.

         "2004 Senior Notes" shall mean the 8-1/8% Senior Notes due 2014 of Parent, Borrower and PR Borrower in an aggregate principal amount of $325.0 million issued under the 2004 Senior Notes Documents, including the senior notes issued pursuant to a registered exchange offer therefor made pursuant to the registration rights agreement entered into in connection with the issuance thereof on the date of issuance thereof.

         "2004 Senior Notes Documents" shall mean the 2004 Senior Notes, the 2004 Senior Notes Indenture and all other documents relating to the issuance of the 2004 Senior Notes, as any such agreement or document may be amended and in effect from time to time in accordance with its terms and this Agreement.

         "2004 Senior Notes Indenture" shall mean the indenture dated as of February 9, 2004 pursuant to which the 2004 Senior Notes were and will be issued.

         "Type" see Section 1.03.

         "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the applicable state, Puerto Rico or other jurisdiction.

         "Unrestricted Subsidiary" shall mean (i) any Foreign Subsidiary organized or acquired directly or indirectly by Parent after the Closing Date or
(ii) Fillcare, in each case if designated by Parent as an "Unrestricted Subsidiary" by written notice to Administrative Agent.

         "Unutilized Revolving Credit Commitments" shall mean the Unutilized Tranche A Revolving Credit Commitment and the Unutilized Tranche B Revolving Credit Commitment.

         "Unutilized Tranche A Revolving Credit Commitment" shall mean, for any Tranche A Revolving Credit Lender, at any time, the excess of such Lender's Tranche A Revolving Credit Commitment at such time over the sum of (i) the aggregate outstanding principal amount of Tranche A Revolving Credit Loans made by such Lender, (ii) such Lender's Tranche A Revolving Credit Commitment Percentage of the aggregate amount of Letter of Credit Liabilities at such time and (iii) such Lender's Tranche A Revolving Credit Commitment Percentage of the Swing Loan Exposure then outstanding.

         "Unutilized Tranche B Revolving Credit Commitment" shall mean, for any Tranche B Revolving Credit Lender, at any time, the excess of such Lender's Tranche B Revolving Credit Commitment at such time over the aggregate outstanding principal amount of Tranche B Revolving Credit Loans made by such Lender.

         "Virgin Islands" shall mean the United States Virgin Islands.

         "WCAS" shall mean Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P.

         "Wholly Owned Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors' qualifying shares or nominee shares required under applicable law) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person. Unless the context clearly requires otherwise, all references to any Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of Parent.

         "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

         "Working Capital" shall mean an amount determined for Parent and the Consolidated Subsidiaries equal to the sum of all current assets (other than cash and Permitted Investments) less the sum of all current liabilities (other than the current portion of long-term Indebtedness).

         1.02. Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided that, if Parent notifies the Administrative Agent that Parent desires to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if Administrative Agent notifies Parent that it desires to eliminate the effect of any such change), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Total Leverage Ratio, the Senior

Secured Leverage Ratio, the Interest Coverage Ratio, Operating Cash Flow and all components thereof shall be determined on the basis of GAAP as in effect and applied before such change shall have become effective. All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP.

         1.03. Classes and Types of Loans. Loans hereunder are distinguished by "Class" and by "Type". The "Class" of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Tranche A Revolving Credit Loan, Tranche B Revolving Credit Loan, Swing Loan, or Term Loan, each of which constitutes a Class. The "Type" of a Loan refers to whether such Loan is an ABR Loan or a LIBOR Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

         1.04. Rules of Construction. (a) In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), references to (i) the plural include the singular, the singular include the plural and the part include the whole; (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) agreements (including this Agreement), promissory notes and other contractual instruments include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments or other modifications thereto are not prohibited by the terms of such agreement, note or instrument or the terms of any Credit Document; (iv) statutes and related regulations include any amendments of the same and any successor statutes and regulations; and (v) time shall be a reference to New York City time. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

         (b) In this Agreement and each other Credit Document, unless the context clearly requires otherwise (or such other Credit Document clearly provides otherwise), (i) "amend" shall mean "amend, restate, amend and restate, supplement or modify"; and "amended," "amending," and "amendment" shall have meanings correlative to the foregoing; (ii) in the computation of periods of time from a specified date to a later specified date, "from" shall mean "from and including"; "to" and "until" shall mean "to but excluding"; and "through" shall mean "to and including"; (iii) "hereof," "herein" and "hereunder" (and similar terms) in this Agreement or any other Credit Document refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document;
(iv) "including" (and similar terms) shall mean "including without limitation" (and similarly for similar terms); (v) "satisfactory to" any Creditor shall mean in form, scope and substance and on terms and conditions satisfactory to such Creditor; (vi) references to "the date hereof" and all similar terms shall mean the Closing Date; and (vii) "asset" and "Property" shall have the same meaning and effect and refer to all tangible and intangible assets and property, whether real, personal or mixed and of every type and description.

         (c) In this Agreement unless the context clearly requires otherwise, any reference to (i) an Annex, Exhibit or Schedule is to an Annex, Exhibit or Schedule, as the case may be, attached to this Agreement and constituting a part hereof, and (ii) a Section or other subdivision is to a Section or such other subdivision of this Agreement.

         (d) References herein to the taking of any action hereunder by Borrower shall be deemed to include a reference to PR Borrower taking such action or Borrower taking such action on PR Borrower's behalf or PR Borrower taking such action on Borrower's behalf, as the context may require, and Administrative Agent is expressly authorized to accept any such action taken by Borrower or PR Borrower on its own behalf or on behalf of the other as having the same effect as if taken by the other.

         1.05. Unrestricted Subsidiaries. Notwithstanding any other provisions of this Agreement or any other Credit Document:

         (a) No Unrestricted Subsidiary shall be a "Company" under the Credit Agreement or any other Credit Document, nor shall any Unrestricted Subsidiary be subject to any covenant, representation or Default made or set forth herein or therein.

         (b) All accounting and financial calculations and determinations hereunder (including all compliance determinations under Section 9 of the Credit Agreement) shall be made without consolidating the accounts of the Unrestricted Subsidiaries with those of the Companies, notwithstanding that such treatment is inconsistent with GAAP.

         (c) Investments (including pursuant to guarantees of Indebtedness of any Unrestricted Subsidiary) by the Companies in the Unrestricted Subsidiaries shall be permitted in an amount not exceeding 4% of the consolidated total assets of Parent and its Consolidated Subsidiaries (as determined from time to time in accordance with GAAP as of the most recently ended Test Date, but not including any assets held or owned by the Unrestricted Subsidiaries) at any time outstanding.

         (d) Dispositions of Equity Interests in any Unrestricted Subsidiary shall not be subject to Section 9.06, except as expressly set forth therein.

         (e) The Companies will be permitted to pledge their Equity Interests in the Unrestricted Subsidiaries and encumber the assets of the Unrestricted Subsidiaries to secure Indebtedness and other obligations for the Unrestricted Subsidiaries, and no such pledge of any such Equity Interests shall, by itself, cause any such Indebtedness or other obligations to be Indebtedness of such pledgor Company.

         (f) No Unrestricted Subsidiary may own any Equity Interests of a Subsidiary, other than Equity Interests in other Unrestricted Subsidiaries.

         Section 2. Commitments, Letters of Credit, Fees, Register, Prepayments, and Replacement of Lenders.

         2.01.    Loans.

         (a) Revolving Credit Loans. Each Revolving Credit Lender severally agrees, on the terms and conditions of this Agreement, (i) to make revolving credit loans (the "Tranche A Revolving Credit Loans") to Borrower and PR Borrower in Dollars during the period from and including the Closing Date to but not including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding not exceeding the amount of the Tranche A Revolving Credit Commitment of such Lender as in effect from time to time; provided, however, that in no event shall the sum of the aggregate principal amount of (without duplication) all Tranche A Revolving Credit Loans then outstanding, plus the aggregate principal amount of Swing Loans then outstanding, plus the aggregate amount of all Letter of Credit Liabilities at any time exceed the aggregate amount of the Tranche A Revolving Credit Commitments as in effect at such time and (ii) to make revolving credit loans (the "Tranche B Revolving Credit Loans") to Borrower and PR Borrower in Dollars during the period from and including the Closing Date to but not including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding not exceeding the amount of the Tranche B Revolving Credit Commitment of such Lender as in effect from time to time; provided, however, that in no event shall the aggregate principal amount of all Tranche B Revolving Credit Loans then outstanding at any time exceed the aggregate amount of the Tranche B Revolving Credit Commitments as in effect at such time. Subject to the terms and conditions of this Agreement, during such period Borrower or PR Borrower, as the case may be, may borrow, repay and reborrow the amount of the Revolving Credit Commitments by means of ABR Loans and LIBOR Loans and may Convert Revolving Credit Loans of one Type into Revolving Credit Loans of another Type (as provided in Section 2.09) or Continue Revolving Credit Loans of one Type as Revolving Credit Loans of the same Type (as provided in Section 2.09). The obligations of Borrower and PR Borrower with respect to Revolving Credit Loans borrowed pursuant to this Section 2.01(a) shall be joint and not several.

         (b) Term Loans. Each initial Term Loan Lender severally agrees, on the terms and conditions of this Agreement, to make LIBOR Term Loans to Borrower and PR Borrower in Dollars on the Closing Date in an aggregate principal amount equal to the Term Loan Commitment of such Lender. Subject to the terms and conditions of this Agreement, Borrower and PR Borrower may Convert Term Loans of one Type into Term Loans of another Type (as provided in Section 2.09) or Continue Term Loans of one Type as Term Loans of the same Type (as provided in Section 2.09). Term Loans that are repaid or prepaid may not be reborrowed. The obligations of Borrower and PR Borrower with respect to Term Loans borrowed pursuant to this Section 2.01(b) shall be joint and not several.

         (c) Limit on LIBOR Loans. No more than ten separate Interest Periods in respect of LIBOR Loans of any Class may be outstanding at any one time.

         (d) Incremental Facilities. (i) Borrower or PR Borrower may, by written notice to Administrative Agent, request the addition of additional term loans to be made hereunder (the "Incremental Term Loans") in an aggregate principal amount not to exceed the Additional Secured Indebtedness Amount; provided, however, that both (x) at the time of any such request and (y) after giving effect to any such Incremental Term Loans, no Default shall have occurred and be continuing and Parent shall be in compliance with each Financial Maintenance Covenant (calculated, in the case of clause (y), on a pro forma basis to give effect to any borrowing of Incremental Term Loans). The Incremental Term Loans shall (i) rank pari passu in right of payment and of security with the other Loans, (ii) have an average weighted life equal to or longer than the Term Loans and mature on a date no earlier than the Term Maturity Date, (iii) have such pricing as may be agreed upon by Borrower or PR Borrower, as the case may be, and the Persons providing such Incremental Term Loans; provided, that the initial yield with respect to the Incremental Term Loans (as reasonably determined by Administrative Agent to be equal to the sum of (x) the LIBOR loan margins on the Incremental Term Loans and (y) if the Incremental Term Loans are initially made at a discount or the lenders making the same receive a fee from Parent, Borrower, PR Borrower or any other Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as "OID"), the amount of OID divided by the lesser of (A) the average life to maturity of such Incremental Term Loans and (B) four) may be no more than 0.25% per annum greater than the Applicable Margin with respect to the LIBOR Term Loans at the time the Incremental Term Facility Amendment (as defined below) becomes effective pursuant to its terms (it being understood that the pricing of the Term Loans will be increased and/or additional fees will be paid to the Term Lenders to the extent necessary to satisfy such requirement), and (iv) otherwise be treated hereunder substantially the same as (and in any event no more favorably than) the Term Loans (including with respect to the voluntary and mandatory prepayment provisions); provided, that the terms and provisions applicable to the Incremental Term Loans may provide for financial or other covenants different or in addition to those applicable to the Term Loans only to the extent that such terms and provisions are applicable only during periods after the Term Maturity Date. Each Person's commitment to provide an Incremental Term Loan shall become a Commitment under this Agreement and the facility for the Incremental Term Loans shall be implemented hereunder pursuant to an amendment to this Agreement (an "Incremental Term Facility Amendment") executed by each of Parent, Borrower, PR Borrower, each other Obligor, each Lender agreeing to provide an Incremental Term Commitment and Administrative Agent, which Incremental Term Facility Amendment will not require the consent of any other Lender. The effectiveness of any Incremental Term

Facility Amendment shall (in addition to any other conditions specified therein) be subject to the satisfaction (or waiver by the applicable Incremental Term Loan Lenders) on the date thereof and, if different, on the date on which the Incremental Term Loans are made, of each of the conditions set forth in Section
7.01 and any other conditions to effectiveness reasonably requested by Administrative Agent.

                  (ii) Borrower or PR Borrower may, by written notice to Administrative Agent, request that the total Tranche A Revolving Credit Commitments be increased by an aggregate amount not to exceed the Additional Secured Indebtedness Amount at such time. Upon the receipt of such request by Administrative Agent, Administrative Agent shall deliver a copy thereof to each Tranche A Revolving Credit Lender. Such notice shall set forth the amount of the requested increase and the date on which such increase is requested to become effective, which must be on or prior to the Revolving Credit Maturity Date, and shall offer each Tranche A Revolving Credit Lender the opportunity to increase its Tranche A Revolving Credit Commitment by its applicable pro rata percentage of the proposed increased amount. Each Tranche A Revolving Credit Lender shall, by notice to Borrower or PR Borrower, as the case may be, and Administrative Agent given not more than 10 days after the date of Administrative Agent's notice, either agree to increase its Tranche A Revolving Credit Commitment (any such increase being an "Incremental Revolving Commitment") by all or a portion of the offered amount (each Tranche A Revolving Credit Lender so agreeing being an "Increasing Revolving Lender") or decline to increase its Tranche A Revolving Credit Commitment (and any Tranche A Revolving Credit Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Tranche A Revolving Credit Commitment) (each Tranche A Revolving Credit Lender so declining or being deemed to have declined being a "Non-Increasing Revolving Lender"). In the event that, on the 10th day after Administrative Agent shall have delivered a notice pursuant to the second sentence of this paragraph, the Increasing Revolving Lenders shall have agreed pursuant to the preceding sentence to increase their Tranche A Revolving Credit Commitments by an aggregate amount less than the increase requested by Borrower or PR Borrower, Borrower or PR Borrower may arrange for one or more banks or other entities (any such bank or other entity being called an "Augmenting Revolving Lender"), which may include any Lender, to extend Tranche A Revolving Credit Commitments or increase their existing Tranche A Revolving Credit Commitments in an aggregate amount equal to the unsubscribed amount; provided, however, that each Augmenting Revolving Lender shall be subject to the prior written approval of Administrative Agent, the Swing Lender and the Issuing Lender (which approvals shall not be unreasonably withheld or delayed), and Borrower or PR Borrower, as the case may be. Any increases in Tranche A Revolving Credit Commitments shall be implemented hereunder pursuant to an amendment to this Agreement (an "Incremental Revolving Amendment") executed by each of Parent, Borrower, PR Borrower, each other Obligor, each Increasing Revolving Lender (if any), each Augmenting Revolving Lender (if any) and Administrative Agent, which amendment will not require the consent of any other Lender. Any such increase may be made in an amount that is less than the increase requested by Borrower or PR Borrower, as the case may be, if Borrower or PR Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Revolving Lenders. Each of the parties hereto hereby agrees that Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase pursuant to this Section 2.01(d)(ii), the outstanding Tranche A Revolving Credit Loans (if any) are held by the Tranche A Revolving Credit Lenders in accordance with their new applicable pro rata percentages. This shall be accomplished at the discretion of Administrative Agent, following consultation with the Borrower or PR Borrower, as the case may be by requiring the outstanding Tranche A Revolving Credit Loans to be prepaid with the proceeds of a new Tranche A Revolving Credit Loan. Any prepayment or assignment described in the preceding sentence shall be subject to
         Section 5.05, but shall otherwise be without premium or penalty.

         Notwithstanding the foregoing, no increase in the Tranche A Revolving Credit Commitments (or separate commitment) shall become effective under this
Section 2.01(d) unless, (i) on the date of such increase (or provision of a separate commitment), the conditions set forth in paragraph (i) of Section 7.01 shall be satisfied (or waived by the applicable Increasing Revolving Lenders and Augmenting Revolving Lenders) and Administrative Agent shall have received a certificate to that effect dated such date and executed by a Senior Officer, and
(ii) if requested, Administrative Agent shall have received legal opinions and board resolutions consistent with those delivered on the Closing Date under Sections 7.02(a) and 7.02(c)(ii)(B).

         (e) Swing Loans. Subject to the terms and conditions of this Agreement, upon request of Borrower and/or PR Borrower, the Swing Loan Lender agrees to make one or more Swing Loans to Borrower and/or PR Borrower from time to time from and including the Closing Date to but excluding the Swing Loan Maturity Date, up to but not exceeding the amount of the Swing Loan Lender's Swing Loan Commitment as then in effect (such Swing Loans referred to in this Section 2.01(e) now or hereafter made by the Swing Loan Lender to Borrower and/or PR Borrower from and including and after the Closing Date are hereinafter collectively called the "Swing Loans"). Prior to the Swing Loan Maturity Date, Borrower and/or PR Borrower may borrow, repay and reborrow Swing Loans up to the Swing Loan Commitment in accordance with the terms of this Agreement. The Swing Loan Lender shall not make any Swing Loans on or after the Swing Loan Maturity Date. Notwithstanding anything to the contrary contained in this Section 2.01(e) or elsewhere in this Agreement, the Swing Loan Lender shall not be obligated, pursuant to this Section 2.01(e) or otherwise, to make any Swing Loan to or for the account of Borrower and/or PR Borrower, and Borrower and/or PR Borrower shall not be entitled to borrow Swing Loans, pursuant to this Section 2.01(e), if, after giving full effect to the requested Swing Loan and the application of the proceeds thereof, to the extent such application is substantially simultaneous with the making of such Swing Loan, the aggregate outstanding amount of Tranche A Revolving Credit Loans, plus the aggregate outstanding amount of Swing Loans, plus the aggregate outstanding Letter of Credit Liabilities would exceed the aggregate amount of the Tranche A Revolving Credit Commitments as in effect at such time. Notwithstanding anything herein or elsewhere to the contrary, the Swing Loans will be made and maintained only as ABR Loans. The Swing Loan Lender shall not make any Swing Loan after receiving a written notice from Parent, Borrower, PR Borrower or the Majority Tranche A Revolving Credit Lenders stating that a Default exists and is continuing until such time as the Swing Loan Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice, (ii) the waiver of such Default by the Majority Lenders or (iii) Administrative Agent's good faith determination that such Default has ceased to exist. Swing Loans shall be made in minimum amounts of $500,000 and integral multiples of $500,000 above such amount.

         Upon one Business Day's written notice from the Swing Loan Lender to Administrative Agent, the Swing Loan Lender may require each Tranche A Revolving Credit Lender to purchase (and each Tranche A Revolving Credit Lender hereby irrevocably agrees to purchase on a pro rata basis (based upon each Tranche A Revolving Credit Lender's Tranche A Revolving Credit Commitment)) an irrevocable participation in all outstanding Swing Loans, together with all accrued interest thereon, without any further action by or on behalf of the Swing Loan Lender, any other Lender, Borrower, PR Borrower or any other Person. On the Business Day following receipt of such notice from the Swing Loan Lender, each other Tranche A Revolving Credit Lender shall deliver to the Swing Loan Lender (through Administrative Agent) an amount equal to its respective participation in such Swing Loan (as determined pursuant to the immediately preceding sentence) in immediately available funds. In order to evidence such participation, each Tranche A Revolving Credit Lender agrees to enter into a participation agreement at the request of the Swing Loan Lender in form and substance satisfactory to the Swing Loan Lender and the Tranche A Revolving Credit Lender. If any Tranche A Revolving Credit Lender fails to make available to the Swing Loan Lender the amount of such Tranche A Revolving Credit Lender's participation as provided in this paragraph, the Swing Loan Lender shall be entitled to recover such amount on demand from such Tranche A Revolving Credit Lender, together with interest thereon at the Federal Funds Rate, until such amount is paid in full in immediately available funds. In the event the Swing Loan Lender receives a payment from Borrower, PR Borrower or any other Obligor of any amount in which the Tranche A Revolving Credit Lenders have purchased participations as provided in this paragraph, the Swing Loan Lender shall promptly distribute to each Tranche A Revolving Credit Lender its pro rata share of such payment (through Administrative Agent). Anything contained in this Agreement or otherwise to the contrary notwithstanding, (A) each Tranche A Revolving Credit Lender's obligation to purchase a participation in each unpaid Swing Loan shall be absolute and unconditional and shall not be affected by any circumstances, including (1) any setoff, counterclaim, recoupment, defense or other right which such Tranche A Revolving Credit Lender may now or hereafter have against the Swing Loan Lender, Borrower, PR Borrower or any other Person for any reason whatsoever, (2) the occurrence or continuance of a Default or an Event of Default, (3) any material adverse change in the condition of Parent, Borrower, PR Borrower or any Subsidiary, (4) any breach or default of this Agreement or any of the Security Documents by any Person other than a material breach of the provisions of this Section 2.01(e) by the Swing Loan Lender or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, and (B) the Swing Loan Lender shall not have any obligation to make any Swing Loans if (1) Borrower or PR Borrower, as applicable fails for whatever reason to satisfy any of the conditions precedent set forth in Section
7.01 or (2) any Tranche A Revolving Credit Lender is then in default under this
Section 2.01(e).

         2.02. Borrowings. Borrower or PR Borrower, as the case may be, shall give Administrative Agent a Notice of Borrowing with respect to each borrowing hereunder as provided in Section 4.05. Not later than 12:00 noon New York City time on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to Administrative Agent, at an account specified by Administrative Agent, in immediately available funds, for the account of Borrower or PR Borrower, as applicable. Each borrowing of Tranche A Revolving Credit Loans shall be made by each Tranche A Revolving Credit Lender pro rata based on such Lender's Tranche A Revolving Credit Commitment Percentage. Each borrowing of Tranche B Revolving Credit Loans shall be made by each Tranche B Revolving Credit Lenders pro rata based on such Lender's Tranche B Revolving Credit Commitment Percentage. The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower or PR Borrower, as applicable, by depositing the same, in immediately available funds, in an account of Borrower or PR Borrower, as applicable, designated by Borrower or PR Borrower, as applicable, as specified in its Notice of Borrowing.

         2.03. Letters of Credit. Subject to the terms and conditions hereof, the Tranche A Revolving Credit Commitments may be utilized, upon the request of Borrower or PR Borrower, in addition to the Tranche A Revolving Credit Loans provided for by Section 2.01(a), for standby and commercial documentary letters of credit (herein collectively referred to as "Letters of Credit") issued by the Issuing Lender for the account of Borrower, PR Borrower or any Subsidiary which is an Obligor (provided, that Borrower or PR Borrower shall be a co-applicant (and jointly and severally liable) with respect to each Letter of Credit issued for the account of any such Subsidiary); provided, however, that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, plus the aggregate principal amount of the Tranche A Revolving Credit Loans then outstanding, plus the aggregate principal amount of Swing Loans then outstanding exceed at any time the Tranche A Revolving Credit Commitments as in effect at such time, (ii) the sum of the aggregate principal amount of Tranche A Revolving Credit Loans then outstanding made by any Tranche A Revolving Credit Lender, plus such Lender's pro rata share (based on the Tranche A Revolving Credit Commitments) of the aggregate principal amount of Swing Loans then outstanding, plus such Lender's pro rata share (based on the Tranche A Revolving Credit Commitments) of the aggregate amount of all Letter of Credit Liabilities exceed such Lender's Tranche A Revolving Credit Commitment as in effect at such time,
(iii) the outstanding aggregate amount of all

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Letter of Credit Liabilities exceed $75.0 million, (iv) the expiration date of any Letter of Credit extend beyond the earlier of (x) the fifth Business Day preceding the Revolving Credit Commitment Termination Date and (y) the date twelve months following the date of such issuance for standby Letters of Credit or 180 days after the date of such issuance for commercial documentary Letters of Credit, unless the Majority Tranche A Revolving Credit Lenders have approved such expiry date in writing (but never beyond the fifth Business Day prior to the Revolving Credit Commitment Termination Date); provided, however, that any standby Letter of Credit may be automatically extendible for periods of up to one year (but never beyond the fifth Business Day preceding the Revolving Credit Commitment Termination Date) so long as such Letter of Credit provides that the Issuing Lender retains an option satisfactory to the Issuing Lender to terminate such Letter of Credit prior to each extension date, or (v) the Issuing Lender issue any Letter of Credit after it has received notice from Parent, Borrower, PR Borrower or the Majority Tranche A Revolving Credit Lenders stating that a Default exists until such time as the Issuing Lender shall have received written notice of (x) rescission of such notice from the Majority Tranche A Revolving Credit Lenders, (y) waiver of such Default in accordance with the terms of this Agreement or (z) Administrative Agent's good faith determination that such Default has ceased to exist. The following additional provisions shall apply to Letters of Credit:

         (a) Borrower or PR Borrower, as the case may be, shall give Issuing Lender (with a copy to Administrative Agent) at least three Business Days' irrevocable prior notice (effective upon receipt) pursuant to a Letter of Credit application satisfactory to the Issuing Lender specifying the date (which shall be no later than thirty days preceding the Revolving Credit Commitment Termination Date) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) (including whether such Letter of Credit is to be a commercial Letter of Credit or a standby Letter of Credit). Upon receipt of any such notice, Administrative Agent shall advise the Issuing Lender of the contents thereof. Each Lender hereby authorizes the Issuing Lender to issue, and perform its obligations under, Letters of Credit. Letters of Credit shall be issued in accordance with the customary procedures of the Issuing Lender, which may include an application for Letters of Credit. The Issuing Lender may refuse to issue any Letter of Credit the contents of which are not reasonably satisfactory to it. If there is any conflict between the procedures required by the Issuing Lender and this Agreement, this Agreement shall govern.

         (b) On each day during the period commencing with the issuance by the Issuing Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Tranche A Revolving Credit Commitment of each Tranche A Revolving Credit Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender's Tranche A Revolving Credit Commitment Percentage of the then undrawn face amount of such Letter of Credit. Each Tranche A Revolving Credit Lender (other than the Issuing Lender) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Lender's Letter of Credit Liability under such Letter of Credit in an amount equal to such Lender's Tranche A Revolving Credit Commitment Percentage of such Letter of Credit Liability, and each Tranche A Revolving Credit Lender (other than the Issuing Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Lender to pay and discharge when due, its Tranche A Revolving Credit Commitment Percentage of the Issuing Lender's Letter of Credit Liability under such Letter of Credit. The Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to such acquisition by the Tranche A Revolving Credit Lenders other than the Issuing Lender of their participation interests.

         (c) Upon the making of any payment to the beneficiary of any Letter of Credit, the Issuing Lender shall promptly notify Borrower or PR Borrower, as the case may be, (through Administrative Agent) of the amount paid by the Issuing Lender and the date on which payment was made to such beneficiary. Borrower or PR Borrower, as the case may be, hereby unconditionally agrees to pay and reimburse the Issuing Lender for the amount of payment under such Letter of Credit, together with interest thereon at the Alternate Base Rate plus the Applicable Margin applicable to ABR Tranche A Revolving Credit Loans from the date payment was made to such beneficiary to the date on which payment is due, not later than the next Business Day after the date on which Borrower or PR Borrower, as the case may be, receives such notice from the Issuing Lender (or the second Business Day thereafter if such notice is received on a date that is not a Business Day or after 11:00 a.m. New York City time on a Business Day). Any such payment due from Borrower or PR Borrower, as the case may be, and not paid on the required date shall bear interest at rates specified in Section 3.02(b).

         (d)      Forthwith upon its receipt of a notice referred to in clause
(c) of this Section 2.03, Borrower or PR Borrower, as the case may be, shall advise the Issuing Lender whether or not it intends to borrow hereunder to finance its obligation to reimburse the Issuing Lender for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in Section 4.05. In the event that Borrower or PR Borrower, as the case may be, fails to so advise Administrative Agent, or if it fails to reimburse the Issuing Lender for a demand for payment under a Letter of Credit by the next Business Day after the date of such notice, Administrative Agent shall give each Tranche A Revolving Credit Lender prompt notice of the amount of the demand for payment, specifying such Lender's Tranche A Revolving Credit Commitment Percentage of the amount of the related demand for payment.

         (e) Each Tranche A Revolving Credit Lender (other than the Issuing Lender) shall pay to Administrative Agent for account of the Issuing Lender at the Principal Office in Dollars and in immediately available funds, the amount of such Lender's Tranche A Revolving Credit Commitment Percentage of any payment under a Letter of Credit upon not less than one Business Day's notice by the Issuing Lender (through Administrative Agent) to such Tranche A Revolving Credit Lender requesting such payment and specifying such amount. Subject to the proviso to the first sentence of the last paragraph of this Section 2.03, each such Tranche A Revolving Credit Lender's obligation to make such payments to Administrative Agent for the account of the Issuing Lender under this clause
(e), and the Issuing Lender's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Tranche A Revolving Credit Lender to make its payment under this clause (e), (ii) the financial condition of any Company or the existence of any Default or (iii) the termination of the Commitments. Each such payment to the Issuing Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

         (f) Upon the making of each payment by a Tranche A Revolving Credit Lender to the Issuing Lender pursuant to clause (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of Administrative Agent, the Issuing Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Lender by Borrower or PR Borrower, as the case may be, hereunder and under the Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Tranche A Revolving Credit Commitment Percentage in any interest or other amounts payable by Borrower or PR Borrower, as the case may be, hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation. Upon receipt by the Issuing Lender from or for the account of Borrower or PR Borrower, as the case may be, of any payment in respect of any Reimbursement Obligation or any such interest or other amounts (including by way of setoff or application of proceeds of any collateral security) the Issuing Lender shall promptly pay to Administrative Agent for the account of each Tranche A Revolving Credit Lender which has satisfied its obligations under clause (e) above, such Tranche A Revolving Credit Lender's Tranche A Revolving Credit Commitment Percentage of such payment, each such payment by the Issuing Lender to be made in the same money and funds in which received by the Issuing Lender. In the event any payment received by the Issuing Lender and so paid to the Tranche A Revolving Credit Lenders hereunder is rescinded or must otherwise be returned by the

Issuing Lender, each Tranche A Revolving Credit Lender shall, upon the request of the Issuing Lender (through Administrative Agent), repay to the Issuing Lender (through Administrative Agent) the amount of such payment paid to such Lender, with interest at the rate specified in clause (i) of this Section 2.03.

         (g) Borrower or PR Borrower, as the case may be, shall pay to Administrative Agent for the account of the Issuing Lender in respect of each Letter of Credit a letter of credit commission in an amount equal to (x) the rate per annum equal to the Applicable Margin for Tranche A Revolving Credit Loans that are LIBOR Loans in effect from time to time, multiplied by (y) the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit which expires in accordance with its terms, to and including such expiration date and (ii) in the case of a Letter of Credit which is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, to but excluding the date such Letter of Credit is drawn in full or is terminated, such fee to be non-refundable and to be paid in arrears, on (A) each Quarterly Date and (B) on the earliest of (I) the Tranche A Revolving Credit Commitment Termination Date, (II) the date of the termination of the Tranche A Revolving Credit Commitments, (III) the date on which such Letter of Credit expires and (IV) the Business Day following the date on which a notice of a drawing is received. The Issuing Lender shall pay to Administrative Agent for the account of each Tranche A Revolving Credit Lender (other than the Issuing Lender), from time to time at reasonable intervals (but in any event at least quarterly), but only to the extent actually received from Borrower or PR Borrower, as the case may be, an amount equal to such Lender's Tranche A Revolving Credit Commitment Percentage of all letter of credit commissions referred to in the first sentence of this clause (g). In addition, Borrower or PR Borrower, as the case may be, shall pay to Issuing Lender a letter of credit issuance fee in an amount equal to a rate per annum to be agreed upon from time to time between Borrower and the Issuing Lender multiplied by the original face amount from the issue date through the expiry date of such Letter of Credit, such amount to be payable on the date of issuance of such Letter of Credit, plus all charges, costs and expenses in the amounts customarily charged by the Issuing Lender from time to time in like circumstances with respect to the issuance, amendment or transfer of each Letter of Credit and drawings and other transactions relating thereto.

         (h) Promptly following the end of each calendar month, the Issuing Lender shall deliver (through Administrative Agent) to each Tranche A Revolving Credit Lender and Borrower or PR Borrower, as the case may be, a notice describing the aggregate amount of all Letters of Credit outstanding at the end of such month. Upon the request of any Tranche A Revolving Credit Lender from time to time, the Issuing Lender shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

         (i) To the extent that any Tranche A Revolving Credit Lender fails to pay an amount required to be paid pursuant to clause (e) or (f) of this
Section 2.03 on the due date therefor, such Lender shall pay interest to the Issuing Lender (through Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made (i) during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) and (ii) thereafter, at a rate per annum equal to the post-default rate (as in effect from time to time) pursuant to Section 3.02(b).

         (j) The issuance by the Issuing Lender of any modification or supplement to any Letter of Credit hereunder that would extend the expiry date or increase the face amount thereof shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (x) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form or (y) the Majority Tranche A Revolving Credit Lenders shall have consented thereto.

         (k) Notwithstanding the foregoing, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if at the time of such issuance any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the date hereof. At any time that the Issuing Lender shall not be under any obligation to issue Letters of Credit pursuant to this paragraph (k), the Issuing Lender may be replaced by Borrower or PR Borrower, as the case may be, with another Lender reasonably acceptable to Administrative Agent upon written notice to the Issuing Lender and Administrative Agent. Upon any such replacement, Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender and the replacement Issuing Lender shall agree to be bound by the applicable provisions of this Agreement. At the time any such replacement shall become effective, Borrower or PR Borrower, as the case may be, shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.03(g). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and
(ii) references herein to the term "Issuing Lender" shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

         (l) If any Event of Default shall have occurred and be continuing, Borrower and/or PR Borrower, as the case may be, shall, on the Business Day it receives notice from Administrative Agent upon request by the Majority Tranche A Revolving Credit Lenders, deposit in the Collateral Account, for the benefit of the applicable Tranche A Revolving Credit Lenders, an amount in cash equal to the Letter of Credit Liabilities as of such date; provided, however, that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (f) or (g) of Section 10. Such deposit shall be held in the Collateral Account as collateral for the payment and performance of the Obligations. Moneys in such account shall (i) automatically be applied by Administrative Agent to reimburse the Issuing Lender for Letter of Credit Liabilities for which it has not been reimbursed and (ii) if the maturity of the Loans has been accelerated (but subject to the consent of the Majority Tranche A Revolving Credit Lenders), be applied to satisfy the other Obligations. If Borrower or PR Borrower, as the case may be, are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower or PR Borrower, as the case may be, within three Business Days after all Events of Default have been cured or waived.

         (m) Borrower may, at any time and from time to time with the consent of Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this paragraph (m) shall be deemed to be an "Issuing Lender" (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

         The obligations of Borrower and/or PR Borrower, under this Agreement and any Letter of Credit Document to reimburse the Issuing Lender for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit converted into Tranche A Revolving Credit Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other Letter of Credit Document under all circumstances, including the following: (i) any lack of validity or enforceability of this Agreement or any Letter of Credit Document;
(ii) the existence of any claim, setoff, defense or other right that Borrower and/or PR Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the Letter of Credit Documents or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; or (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower, PR Borrower or a Guarantor; provided, however, that none of Borrower, PR Borrower or any Tranche A Revolving Credit Lender shall be obligated to reimburse the Issuing Lender for any wrongful payment finally determined by a court of competent jurisdiction to have been made by the Issuing Lender as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Lender. To the extent that any provision of any Letter of Credit Document is inconsistent with the provisions of this
Section 2.03, the provisions of this Section 2.03 shall control.

         2.04. Termination and Reductions of Commitments. (a) The aggregate amount of the Revolving Credit Commitments shall be automatically and permanently reduced to zero on the Revolving Credit Commitment Termination Date. The aggregate amount of the Term Loan Commitments shall be automatically and permanently reduced to zero immediately after the earlier to occur of (i) the making of the Term Loans on the Closing Date and (ii) 5:00 p.m., New York time, on February 27, 2004.

         (b) Borrower shall have the right at any time or from time to time (without premium or penalty except breakage costs (if any)) (i) so long as no Tranche A Revolving Credit Loans, Swing Loans or Letter of Credit Liabilities will be outstanding as of the date specified for termination after giving effect to any repayments or prepayments made on such date, to terminate the Tranche A Revolving Credit Commitments in their entirety, (ii) so long as no Tranche B Revolving Credit Loans will be outstanding as of the date specified for termination after giving effect to any repayments or prepayments made on such date, to terminate the Tranche B Revolving Credit Commitments in their entirety,
(iii) to reduce the aggregate amount of the Unutilized Tranche A Revolving Credit Commitments of all the Tranche A Revolving Credit Lenders (which reduction shall be pro rata among such Lenders) and (iv) to reduce the aggregate amount of the Unutilized Tranche B Revolving Credit Commitments of all the Tranche B Revolving Credit Lenders (which reduction shall be pro rata among such Lenders); provided, however, that (x) Borrower shall give notice of each such termination or reduction as provided in Section 4.05 and (y) each partial reduction shall be in an aggregate amount at least equal to $5.0 million (or a larger multiple of $1.0 million) or, if less, the remaining Unutilized Tranche A Revolving Credit Commitments or Unutilized Tranche B Revolving Credit Commitments, as the case may be. Any such reduction by Borrower shall be on behalf of Borrower and PR Borrower.

         (c) The Commitments once terminated or reduced may not be reinstated.

         2.05. Fees. (a) Borrower shall pay to Administrative Agent for the account of each Revolving Credit Lender a commitment fee on the daily average amount of such Lender's Unutilized Revolving Credit Commitments, for the period from and including the Closing Date to but not including the earlier

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of the date such Revolving Credit Commitments are terminated and the Revolving
Credit Commitment Termination Date, at a rate per annum equal to the Applicable Revolving Credit Fee Percentage. Any accrued commitment fee under this Section 2.05(a) shall be payable in arrears on each Quarterly Date and on the earlier of
(i) the date the Revolving Credit Commitments are terminated and (ii) the Revolving Credit Commitment Termination Date. Solely for purposes of calculating the fee under this Section 2.05(a), the Revolving Credit Commitments shall be deemed not to be utilized by the amount of the Swing Loan Exposure.

         (b) Borrower shall pay to Administrative Agent for its own account an annual administrative fee pursuant to the Fee Letter.

         2.06. Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

         2.07. Several Obligations of Lenders. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender.

         2.08. Notes; Register. (a)(i) At the request of any Lender, the Revolving Credit Loans made by such Lender may be evidenced by one or more promissory notes of Borrower and PR Borrower, substantially in the form of Exhibit A-1A or Exhibit A-1B, as applicable, dated the Closing Date, payable to such Lender and otherwise duly completed.

                  (i) At the request of any Lender, the Term Loans made or to be made by such Lender may be evidenced by one or more promissory notes of Borrower and PR Borrower, substantially in the form of Exhibit A-2, dated the Closing Date, payable to such Lender and otherwise duly completed.

                  (ii) At the request of the Swing Loan Lender, the Swing Loans made by the Swing Loan Lender shall be evidenced by one or more promissory notes of Borrower and/or PR Borrower, substantially in the form of Exhibit A-3, dated the Closing Date, payable to the Swing Loan Lender and otherwise duly completed.

         (b) The date, amount, Type, interest rate and duration of the Interest Period (if applicable) of each Loan of each Class made by each Lender to Borrower or PR Borrower (as the case may be), and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer of any Note evidencing the Loans of such Class held by it, endorsed by such Lender on the schedule attached to such Note or any continuation thereof; provided, however, that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of Borrower or PR Borrower (as the case may be) to make a payment when due of any amount owing hereunder or under such Note.

         (c) Borrower and PR Borrower hereby designate Administrative Agent to serve as their agent, solely for purposes of this Section 2.08, to maintain a register (the "Register") on which it will record the name and address of each Lender, the Commitments from time to time of each of the Lenders, the principal amount of the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation or any error in such recordation shall not affect Borrower's or PR Borrower's obligations in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, PR Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by Borrower, PR Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         2.09. Optional Prepayments and Conversions or Continuations of Loans. Subject to Section 4.04, Borrower and PR Borrower shall have the right to prepay Loans, or to Convert Loans of one Type into Loans of another Type or to Continue Loans of one Type as Loans of the same Type, at any time or from time to time to be applied as specified by Borrower or PR Borrower, as applicable, and in accordance with all the terms in this Section 2.09; provided, however, that: (a) Borrower or PR Borrower, as applicable, shall give Administrative Agent a Notice of Conversion/Continuation or notice of prepayment as provided in
Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder); (b) if LIBOR Loans are prepaid or Converted other than on the last day of an Interest Period for such Loans, Borrower or PR Borrower, as applicable, shall at such time pay all expenses and costs required by Section 5.05; (c) prepayments of Term Loans pursuant to this Section 2.09 shall be applied, at the sole election and option of Borrower or PR Borrower, as applicable, in any manner among the remaining Amortization Payments (but pro rata among the Term Loan Lenders, except as contemplated by the next paragraph) as Borrower or PR Borrower, as applicable, shall designate in an Officers' Certificate delivered to Administrative Agent; and (d) prepayments of Term Loans pursuant to this Section 2.09 made at any time on or prior to the first anniversary of the Closing Date shall be subject to a prepayment premium of 1% of the principal amount prepaid.

         Notwithstanding the foregoing, in the event that Borrower or PR Borrower, as applicable, elects (in its sole discretion) to provide the option (the "Option") to any of the holders of Term Loans to elect (in the absolute and sole discretion of such holders) not to have all or any part of any voluntary prepayments applied to such Lender's Term Loans, Borrower or PR Borrower, as applicable, shall provide written notice of the Option with respect to such voluntary prepayment at least five Business Days prior to such voluntary prepayment to Administrative Agent and all holders of Term Loans. Any such holder may elect to accept such Option at least two Business Days prior to the date of such prepayment. Any such holder who shall not have provided written acceptance thereof to Administrative Agent at least two Business Days prior to the date of such prepayment shall be deemed to have declined such Option. Any amount of such voluntary prepayment so declined pursuant to the Option shall be applied to the holders of Term Loans who had not declined prepayment in any manner that Borrower or PR Borrower, as applicable, shall designate in an Officers' Certificate delivered to Administrative Agent (but pro rata among the Term Loan Lenders who shall not have declined prepayment pursuant to the Option).

         Notwithstanding the foregoing, and without limiting the rights and remedies of the Lenders under Section 10, in the event that any Event of Default shall have occurred and be continuing, Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of Borrower and PR Borrower to Convert any Loan into a LIBOR Loan, or to Continue any Loan as a LIBOR Loan, in which event all Loans shall be Converted into (on the last day(s) of the respective Interest Periods therefor) or Continued as, as the case may be, ABR Loans.

         Each Notice of Conversion/Continuation shall be substantially in the form of Exhibit H, or such other form as may be approved by Administrative Agent.

         2.10. Mandatory Prepayments. (a) Borrower and PR Borrower shall prepay the Loans as follows (each such prepayment to be effected in each case in the manner, order and to the extent specified in subsection (b) below of this
Section 2.10):

                  (i) Casualty Events. Within three Business Days after any Company receives any Net Available Proceeds from any Casualty Event, in an aggregate principal amount equal to 100% of such Net Available Proceeds; provided, however, that

                  (w) if no Event of Default then exists or would arise therefrom, such Net Available Proceeds shall not be required to be so applied on such date to the extent that Borrower has delivered an Officers' Certificate to Administrative Agent on or prior to such date stating that such Net Available Proceeds shall be used to fund the acquisition or construction of Property used, usable or useful in the business of Parent and its Consolidated Subsidiaries or repair, replace or restore the Property in respect of which such Casualty Event has occurred, in each case within one year following the date of the receipt of such Net Available Proceeds, and

                  (x) if all or any portion of such Net Available Proceeds not required to be applied to the prepayment of Loans pursuant to the preceding proviso (w) is not so used within one year after the date of the receipt of such Net Available Proceeds, such remaining portion shall be applied on the last day of such period as specified in Section 2.10(b).

                  (ii) Equity Issuance. With respect to each Equity Issuance consummated after the Closing Date, in an aggregate principal amount equal to 50% of the Net Available Proceeds of such Equity Issuance; provided, however, that, if at the time of such Equity Issuance the Total Leverage Ratio (after giving effect to such Equity Issuance and the proposed use of proceeds thereof) would be less than or equal to 4.0:1.0 (as evidenced by an Officers' Certificate delivered to Administrative Agent and the Lenders), only 25% of the Net Available Proceeds of such Equity Issuance shall be required to be so applied. Notwithstanding the foregoing, the Loans shall not be required to be prepaid with (i) the first $125.0 million in aggregate Net Available Proceeds received from all Equity Issuances consummated after the Closing Date, (ii) the Net Available Proceeds received in connection with Equity Issuances of Qualified Capital Stock to the extent such Net Available Proceeds are used as contemplated by the proviso in Section 9.10(b)(iii), (iii) the Net Available Proceeds received in connection with Equity Issuances to the extent such Net Available Proceeds are used to redeem, repurchase or prepay Indebtedness pursuant to Section 9.22(a)(5) and (iv) the Net Available Proceeds received in connection with Equity Issuances to the extent such Net Available Proceeds are used to cure Defaults pursuant to the final paragraph of Section 10.

                  (iii) Debt Issuance. Within three Business Days after receipt by any Company of Net Available Proceeds from any Debt Issuance consummated after the Closing Date, in an aggregate principal amount equal to 100% of the Net Available Proceeds from any such Debt Issuance; provided, however, that Loans shall not be required to be prepaid with the Net Available Proceeds of any Debt Issuance permitted pursuant to Section 9.08(n) to the extent such Net Available Proceeds are used for the purposes set forth in Section 9.08(n).

                  (iv) Dispositions. Within three Business Days after receipt by any Company of any Net Available Proceeds from any Disposition, in an aggregate principal amount equal to 100% of the Net Available Proceeds from such Disposition; provided, however, that

                  (w) only 50% of the Net Available Proceeds from dispositions of Minority Interests and Equity Interests in, or Property of, Non-Qualified Subsidiaries or Unrestricted Subsidiaries made pursuant to Sections 9.06(g), (i), (o)(i), (q), (t) or (u) shall be required to be applied or reinvested as set forth in this Section 2.10(a)(iv);

                  (x) the Net Available Proceeds from any Disposition permitted by Section 9.06 shall not be required to be applied as provided herein on such date if (1) no Event of Default then exists or would arise therefrom and (2) an Officers' Certificate is delivered to Administrative Agent on or prior to such date stating that such Net Available Proceeds shall be reinvested in Property (including in connection with a Permitted Acquisition) used, usable or useful in the business of Parent or any Consolidated Subsidiary, in each case within one year following the date of such Disposition (which certificate shall set forth the estimates of the proceeds to be so expended); provided, that with respect to any Disposition of or by a Qualified Subsidiary, such Net Available Proceeds may only be reinvested in an Obligor (or a Person that upon consummation of a concurrent Investment or Acquisition permitted under this Agreement becomes an Obligor) or shall be counted against and be subject to the applicable limits set forth in Sections 9.06 and 9.09, and

                  (y) if all or any portion of such Net Available Proceeds which are permitted to be applied to reinvestment pursuant to the terms of this Section 2.10(a)(iv) is not so used within such one year period, such remaining portion shall be applied on the last day of such period (or such earlier date as Borrower determines not to reinvest any portion thereof) as specified in Section 2.10(b) (it being understood that the foregoing shall in no way affect the obligation of any Company to obtain the consent of the Majority Lenders if required pursuant to this Agreement to effect any Disposition).

                  (v) Excess Cash Flow. If the Total Leverage Ratio at the end of any fiscal year of Parent, commencing with the fiscal year ending May 31, 2005, is greater than or equal to 4.0:1.0 (as evidenced in an Officers' Certificate delivered to Administrative Agent and the Lenders), not later than 95 days after the end of each fiscal year, in an aggregate amount equal to (A) 50% of Excess Cash Flow with respect to such fiscal year less (B) the aggregate amount of all voluntary prepayments of Term Loans made during such period from cash and the proceeds of Permitted Investments and all voluntary prepayments of Revolving Credit Loans made during such period from cash and the proceeds of Permitted Investments to the extent accompanied by a permanent reduction in Revolving Credit Commitments.

         (b) Application. The amount of any required prepayments described in Section 2.10(a) shall be applied, at the option of Borrower or PR Borrower, as applicable, in any manner among the remaining Amortization Payments with respect to the Term Loans as Borrower shall designate in an Officers' Certificate delivered to Administrative Agent (and, subject to the next sentence, pro rata to the Term Loan Lenders). Notwithstanding the foregoing, any holder of Term Loans at its sole discretion may, by providing notice at least two Business Days prior to the date of prepayment, with respect to any mandatory prepayment, so long as any Revolving Credit Loans are then outstanding, elect by written notice provided to Administrative Agent not to have the entire amount of any such mandatory prepayment applied to such holder's Term Loans. If the amount of any required prepayment described in Section 2.10(a) exceeds the aggregate amount of remaining Amortization Payments with respect to the Term Loans, or if any portion thereof is declined by one or more holders of Term Loans, such excess or such aggregate amount so declined, as the case may be, shall be applied (A) first, to prepay any Swing Loans then outstanding; (B) second, to prepay any Revolving Credit Loans then outstanding (such prepayments to be applied pro rata to the Tranche A Revolving Credit Lenders and the Tranche B Revolving Credit Lenders); provided that the Revolving Credit Commitments shall not be permanently reduced as a result of any such mandatory prepayment and (C) third, after application of prepayments in accordance with clauses (A) - (B) above, to Borrower.

         Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment that is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower or PR Borrower, the balance of such required prepayment shall be either (i) deposited in the Collateral Account and applied to the prepayment of LIBOR Loans on the last day of the then next expiring Interest Period for LIBOR Loans of such Class (with all interest accruing thereon for the account of Borrower or PR Borrower, as applicable) or
(ii) prepaid immediately, together with any amounts owing to the Lenders under
Section 5.05. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

         (c) Revolving Credit Commitment Reductions. Until the Revolving Credit Commitment Termination Date, Borrower and PR Borrower, as applicable, shall from time to time immediately prepay the Swing Loans and the Revolving Credit Loans (and/or provide cover for Letter of Credit Liabilities as specified in Section 2.10(d)) in such amounts as shall be necessary so that at all times
(i) the aggregate outstanding amount of the Tranche A Revolving Credit Loans, plus the aggregate outstanding amount of Swing Loans, plus the aggregate outstanding Letter of Credit Liabilities shall not exceed the aggregate amount of the Tranche A Revolving Credit Commitments as in effect at such time and (ii) the aggregate outstanding amount of the Tranche B Revolving Credit Loans shall not exceed the Tranche B Revolving Credit Commitments as in effect at such time, such amount to be applied, first, to Swing Loans outstanding, second, to Tranche A Revolving Credit Loans outstanding, third, as cover for Letter of Credit Liabilities outstanding as specified in Section 2.10(d) and fourth, to Tranche B Revolving Credit Loans outstanding.

         (d) Cover for Letter of Credit Liabilities. In the event that Borrower or PR Borrower shall be required pursuant to this Section 2.10 to provide cover for Letter of Credit Liabilities, Borrower shall effect the same by paying to Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by Administrative Agent in the Collateral Account (as provided in the Security Agreement as collateral security in the first instance for the Letter of Credit Liabilities) until such time as all Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities paid in full.

         2.11. Replacement of Lenders. Borrower shall have the right, if no Default then exists, to replace any Lender (the "Replaced Lender") with one or more other Eligible Persons reasonably acceptable to Administrative Agent (collectively, the "Replacement Lender") if (x) such Lender is charging Borrower increased costs pursuant to Section 5.01 or 5.06 in excess of those being charged generally by the other Lenders or such Lender becomes incapable of making LIBOR Loans as provided in Section 5.03, (y) as provided in Section 12.04(ii), such Lender refuses to consent to certain proposed amendments, waivers or modifications with respect to this Agreement and/or (z) such Lender defaults in its obligation to make a Loan hereunder that is included in a borrowing of Loans as to which the Majority Revolving Credit Lenders and Majority Term Lenders, as the case may be, shall have made their Loans included in such borrowing; provided, however, that (i) at the time of any replacement pursuant to this Section 2.11, the Replacement Lender shall enter into one or more assignment agreements (and with all fees payable pursuant to Section 12.06 to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and if applicable Letter of Credit Interests by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender, an amount equal to the sum of (A) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) all Reimbursement Obligations owing to such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and
(C) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.05, and (y) if applicable, the Issuing Lender an amount equal to such Replaced Lender's Tranche A Revolving Credit Commitment

Percentage of any Reimbursement Obligations (which at such time remains a Reimbursement Obligation) to the extent such amount was not theretofore funded by such Replaced Lender, (ii) all obligations of Borrower and PR Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including any amounts which would be paid to a Lender pursuant to Section 5.05 if Borrower or PR Borrower were prepaying a LIBOR Loan) shall be paid in full to such Replaced Lender concurrently with such replacement and (iii) in the case of clause (z) above, the Replacement Lender shall make the Loan which the Replaced Lender was obligated to make. Upon the execution of the respective assignment agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of Notes executed by Borrower, or PR Borrower, as the case may be, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder and be released of all its obligations as a Lender, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

         Section 3. Payments of Principal and Interest.

         3.01.    Repayment of Loans.

         (a) Revolving Credit and Swing Loans. Each of Borrower and PR Borrower hereby promises to pay to Administrative Agent for the account of each Lender the entire outstanding principal amount of such Lender's Revolving Credit Loans made to Borrower or PR Borrower, as the case may be, and each Revolving Credit Loan shall mature, on the Revolving Credit Commitment Termination Date. Each of Borrower and PR Borrower hereby promises to pay the Swing Loan Lender for its account the entire outstanding principal amount of the Swing Loans, and the Swing Loans shall mature, on the Swing Loan Maturity Date.

         (b) Term Loans. Each of Borrower and PR Borrower hereby promises to pay to Administrative Agent for the account of the Term Loan Lenders, in repayment of the principal of the Term Loans, the amounts set forth on the chart below on dates set forth on such chart (subject to adjustment for any prepayments made pursuant to Section 2.09 and Section 2.10).

                              AMORTIZATION PAYMENTS

                DATE*
May 2004..........................        $  1,500,000
August 2004.......................           1,500,000
November 2004.....................           1,500,000
February 2005.....................           1,500,000
May 2005..........................           1,500,000
August 2005.......................           1,500,000
November 2005.....................           1,500,000
February 2006.....................           1,500,000
May 2006..........................           1,500,000
August 2006.......................           1,500,000
November 2006.....................           1,500,000
February 2007.....................           1,500,000
May 2007..........................           1,500,000
August 2007.......................           1,500,000
November 2007.....................           1,500,000
February 2008.....................           1,500,000
May 2008..........................           1,500,000
August 2008.......................           1,500,000
November 2008.....................           1,500,000
February 2009.....................           1,500,000
May 2009..........................           1,500,000
August 2009.......................           1,500,000

November 2009.....................           1,500,000
February 2010.....................           1,500,000
August 2010.......................         282,000,000
Term Maturity Date (February 9, 2011)      282,000,000
                                           -----------
                                         $ 600,000,000

------------
* Unless otherwise indicated, such date is the last Business Day of the specified month.

         3.02. Interest. (a) Each of Borrower and PR Borrower hereby promises to pay to Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender to Borrower or PR Borrower, as the case may be, for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full at the following rates per annum:

                  (i) during such periods as such Loan is an ABR Loan, the Alternate Base Rate, plus the Applicable Margin, and

                  (ii) during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Rate for such Loan for such Interest Period, plus the Applicable Margin.

         (b) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and other overdue amounts owed by any Obligor under the Credit Documents (including such interest accruing before and after judgment) shall bear interest at a rate per annum equal to (x) in the case of principal of any Loans, the rate which is 2% in excess of the rate then borne by such Loans and (y) in the case of interest or such other amounts, the rate which is 2% in excess of the rate otherwise applicable to ABR Loans which are Revolving Credit Loans from time to time. Interest which accrues under this paragraph shall be payable on demand.

         (c) Accrued interest on each Loan shall be payable (i) in the case of an ABR Loan, quarterly on the Quarterly Dates, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period and (iii) in the case of any LIBOR Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the rate set forth in Section 3.02(b) shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Borrower.

         Section 4. Payments; Pro Rata Treatment; Computations; Etc.

         4.01. Payments. (a) Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by Borrower and PR Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Obligors under any other Credit Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at its account at the Principal Office, not later than 12:00 Noon New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

         (b) Each of Borrower and PR Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify (in accordance with Section 2.09 and 2.10, if applicable) to Administrative Agent (which shall so notify the intended recipient(s) thereof) the Type of Loans, Reimbursement Obligations or other amounts payable by Borrower or PR Borrower hereunder to which such payment is to be applied (and in the event that Borrower or PR Borrower fails to so specify, or if an Event of Default has occurred and is continuing, Administrative Agent may distribute such payment to the Lenders for application to the Obligations under the Credit Documents in such manner as it or the Majority Lenders, subject to Section 4.02, may determine to be appropriate).

         (c) Except to the extent otherwise provided in the second sentence of Section 2.03(g), each payment received by Administrative Agent or by Issuing Lender (through Administrative Agent) under this Agreement or any Note for the account of any Lender shall be paid by Administrative Agent or by Issuing Lender (through Administrative Agent), as the case may be, to such Lender, in immediately available funds, (x) if the payment was actually received by Administrative Agent or by Issuing Lender (through Administrative Agent), as the case may be, prior to 2:00 p.m. (New York City time) on any day, on such day and
(y) if the payment was actually received by Administrative Agent or by Issuing Lender (through Administrative Agent), as the case may be, after 2:00 p.m. (New York City time) on any day, by 1:00 p.m. (New York City time) on the following Business Day (it being understood that to the extent that any such payment is not made in full by Administrative Agent or by Issuing Lender (through Administrative Agent), as the case may be, Administrative Agent shall pay to such Lender, upon demand, interest at the Federal Funds Rate from the date such amount was required to be paid to such Lender pursuant to the foregoing clauses until the date Administrative Agent pays such Lender the full amount).

         (d) Except as otherwise provided herein, if the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

         4.02. Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing of Loans of a particular Class from the Lenders under
Section 2.01 shall be made from the relevant Lenders, each payment of commitment fee under Section 2.05 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.04 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; provided, however, that Swing Loans shall be made only by, and interest thereon shall be paid by Borrower or PR Borrower only to, the Swing Loan Lender (subject to such Lender's obligation in respect of any participation therein purchased by the other Revolving Credit Lenders as provided in Section 2.01(e)); (b) except as otherwise provided in Section 5.04, LIBOR Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Revolving Credit Commitments and Term Loan Commitments (in the case of the making of Loans) or their respective Revolving Credit Loans and Term Loans (in the case of Conversions and Continuations of Loans); (c) except as otherwise provided in Section 2.09 or 2.10, each payment or prepayment of principal of Revolving Credit Loans or Term Loans by Borrower or PR Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid outstanding principal amounts of the Loans of such Class held by them; and (d) each payment of interest on Revolving Credit Loans and Term Loans by Borrower or PR Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

         4.03. Computations. Interest on LIBOR Loans, commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable and interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such amounts are payable. Notwithstanding the foregoing, for each day that the

Alternate Base Rate is calculated by reference to the Federal Funds Rate, interest on ABR Loans and Reimbursement Obligations shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day).

         4.04. Minimum Amounts. Except for mandatory prepayments made pursuant to Section 2.10 and Conversions or prepayments made pursuant to Section 5.04, each borrowing, Conversion and prepayment of principal of Loans (other than Swing Loans, for which the minimum amounts thereof are set forth in Section 2.01(e)) shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof (borrowings, Conversions or prepayments of or into Loans of different Types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, Conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period); provided that prepayments in full of all LIBOR Loans of the same Class with the same Interest Period and all ABR Loans of the same Class shall be permitted hereunder. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be in an amount at least equal to $1.0 million and in multiples of $100,000 in excess thereof and, if any LIBOR Loans or portions thereof would otherwise be in a lesser principal amount for any period, such Loans or portions, as the case may be, shall be ABR Loans during such period.

         4.05. Certain Notices. Notices by Borrower or PR Borrower to Administrative Agent of terminations or reductions of the Commitments, of borrowings (other than the borrowing of the Term Loan on the Closing Date), Conversions, Continuations and optional prepayments of Loans and of Classes of Loans, of Types of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent by telephone not later than 12:00 noon New York City time (promptly followed by written notice via telecopier) on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment or the first day of such Interest Period specified in the table below (and not later than 1:00 p.m. New York City time on the Business Day of the borrowing or prepayment in the case of Swing Loans).

                                 NOTICE PERIODS

                                                                                                    NUMBER OF
NOTICE                                                                                         BUSINESS DAYS PRIOR
Termination or reduction of Commitments.................................................                  2
Borrowing or optional prepayment of, or Conversions into, ABR Loans
  (other than Swing Loans)..............................................................                  1
Borrowing or optional prepayment of, Conversions into, Continuations as,
  or duration of Interest Periods for, LIBOR Loans......................................                  3
Borrowing of Swing Loans................................................................                  0

         Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or prepayment shall specify the Class of Loans to be borrowed, Converted, Continued or prepaid and the amount (subject to Section 4.04) and Type of each Loan to be borrowed, Converted, Continued or prepaid and the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that Borrower or PR Borrower fails to select, in such Notice of Continuation/Conversion, the Type of Loan or the duration of any Interest Period for any LIBOR Loan, within the time period and otherwise as provided in this Section 4.05, such Loan
(i) if outstanding as a LIBOR Loan, will be, on the last day of the then current Interest Period for such Loan, automatically Continue as a LIBOR Loan with an Interest Period equal to one month, (ii) if outstanding as an ABR Loan, will automatically Continue as an ABR Loan and (iii) if not then outstanding, will be made as an ABR Loan. The Interest Period with respect to the LIBOR Term Loans made on the Closing Date shall be two months, but shall commence on the Closing Date and end on March 31, 2004.

         4.06. Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have received written notice from a Lender, Borrower or PR Borrower (the "Payor") prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or a payment to Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided, however, that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three Business Days of the date such demand was made, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows (without double recovery):

                  (i) if the Required Payment shall represent a payment to be made by Borrower or PR Borrower to the Lenders, Borrower or PR Borrower, as applicable, and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate set forth in Section 3.02(b) (without duplication of the obligation of Borrower under Section 3.02 to pay interest on the Required Payment at the rate set forth in Section 3.02(b)), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower or PR Borrower, as applicable, under Section
         3.02 to pay interest at the rate set forth in Section 3.02(b) in respect of the Required Payment and

                  (ii) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower or PR Borrower, the Payor, Borrower or PR Borrower, as applicable, shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to Section 3.02, it being understood that the return by Borrower or PR Borrower, as applicable, of the Required Payment to Administrative Agent shall not limit any claim Borrower or PR Borrower may have against the Payor in respect of such Required Payment.

         4.07. Right of Setoff; Sharing of Payments; Etc. (a) If any Event of Default shall have occurred and be continuing, each Obligor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law), to set off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of such Obligor at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such

Lender's Loans, Reimbursement Obligations or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such deposit or other indebtedness is then due to such Obligor), in which case it shall promptly notify such Obligor and Administrative Agent thereof; provided, however, that such Lender's failure to give such notice shall not affect the validity thereof.

         (b) Each of the Lenders agrees that, if it should receive (other than pursuant to Section 5) any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Reimbursement Obligations or fees, the sum of which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such amounts then owed and due to such Lender bears to the total of such amounts then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Obligor to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Each of Borrower and PR Borrower consents to the foregoing arrangements.

         (c) Each of Borrower and PR Borrower agrees that, to the extent permitted under any applicable Requirement of Law, any Lender so purchasing such a participation may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

         (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

         Section 5. Yield Protection, Etc.

         5.01. Additional Costs. (a) If the adoption of, or any change in, in each case after the date hereof, any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority or the NAIC made subsequent to the date hereof:

                  (i) shall subject any Lender or Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit or any Lender's participation therein, any Letter of Credit Document or any Loan made by it or change the basis of taxation of payments to such Lender in respect thereof by any Governmental Authority (except for taxes covered by or expressly excluded from coverage by Section 5.06 and changes in the rate of tax on the overall net income of such Lender or its Applicable Lending Office, or any affiliate thereof or franchise tax by any Governmental Authority);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

                  (iii) shall impose on such Lender or Issuing Lender any other condition (excluding taxes);

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Lender, by an amount which such Lender or Issuing Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof then, in any such case, Borrower or PR Borrower shall promptly pay such Lender or Issuing Lender, within five Business Days after its written demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount receivable. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts setting forth the calculation of such additional amounts pursuant to this Section 5.01 shall be submitted by such Lender or Issuing Lender, through Administrative Agent, to Borrower and shall be conclusive in the absence of clearly demonstrable error. Without limiting the survival of any other covenant hereunder, this Section 5.01 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

         (b) In the event that any Lender or Issuing Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy (or any change after the date hereof therein or in the interpretation or application thereof) or compliance by any Lender or Issuing Lender or any corporation controlling such Lender or Issuing Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority or the NAIC, in each case, made subsequent to the date hereof including, without limitation, the issuance after the date hereof of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on such Lender's or Issuing Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or Issuing Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or Issuing Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Lender to be material, then from time to time, after submission by such Lender or Issuing Lender to Borrower (with a copy to Administrative Agent) of a written request therefor setting forth a reasonably detailed calculation of such additional amounts, Borrower shall promptly pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender for such reduction.

         (c) PR Borrower shall reimburse Borrower for any amounts paid under Section 5.01 which are attributable to extensions of credit made to PR Borrower hereunder.

         (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender's right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Lender notifies Borrower of Lender's entitlement to claim any additional amounts pursuant to this Section 5.01(d) and of such Lender's intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

         5.02. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate for any Interest Period:

                  (i) Administrative Agent determines, which determination shall be conclusive, absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Base Rate" in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

                  (ii) if the related Loans are Tranche A Revolving Credit Loans, the Majority Tranche A Revolving Credit Lenders, if the related Loans are Tranche B Revolving Credit Loans, the Majority Tranche B Revolving Credit Lenders or, if the related Loans are Term Loans, the Majority Term Loan Lenders determine, which determination shall be conclusive, that the relevant rates of interest referred to in the definition of "LIBOR Base Rate" in Section 1.01 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely adequate to cover the cost to the applicable Lenders of making or maintaining LIBOR Loans for such Interest Period, then Administrative Agent shall give Borrower, PR Borrower and each Lender prompt notice thereof, and so long as such condition remains in effect, the affected Lenders shall be under no obligation to make additional LIBOR Loans (but shall make their portion of any additional Borrowings as ABR Loans), to Continue LIBOR Loans or to Convert ABR Loans into LIBOR Loans and Borrower and PR Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans, either prepay such Loans of such affected Lenders or Convert such Loans of such affected Lenders into ABR Loans in accordance with
Section 2.09.

         5.03. Illegality. Notwithstanding any other provision of this Agreement, in the event that any change after the date hereof in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender or Issuing Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans or issue Letters of Credit hereunder (and, in the sole opinion of such Lender or Issuing Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender or Issuing Lender), then such Lender or Issuing Lender shall promptly notify Borrower and PR Borrower thereof (with a copy to Administrative Agent) and such Lender's or Issuing Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans or issue Letters of Credit shall be suspended until such time as such Lender or Issuing Lender may again make and maintain LIBOR Loans or issue Letters of Credit (in which case the provisions of Section 5.04 shall be applicable).

         5.04. Treatment of Affected Loans. If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert ABR Loans into, LIBOR Loans shall be suspended pursuant to Section 5.03, such Lender's LIBOR Loans shall be automatically Converted into ABR Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or on such earlier date as such Lender may specify to Borrower or PR Borrower with a copy to Administrative Agent as is required by law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.03 which gave rise to such Conversion no longer exist:

                  (i) to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its ABR Loans; and

                  (ii) all Loans which would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as ABR Loans and all ABR Loans of such Lender which would otherwise be Converted into LIBOR Loans shall remain as ABR Loans.

         If such Lender gives notice to Borrower or PR Borrower with a copy to Administrative Agent that the circumstances specified in Section 5.03 which gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section
5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Lender's ABR Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

         5.05. Compensation. (a) Borrower and PR Borrower agree to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (1) default by Borrower or PR Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (2) default by Borrower or PR Borrower in making a borrowing of, Conversion into or Continuation of LIBOR Loans after Borrower or PR Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (3) default by Borrower or PR Borrower in making any prepayment after Borrower or PR Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (4) the making of a payment or a prepayment of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto, including in each case, any such loss (including loss of margin but not the Applicable Margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.

         (b) For the purpose of calculation of all amounts payable to a Lender under this Section 5.05 each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of the LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. Any Lender requesting compensation pursuant to this Section 5.05 will furnish to Administrative Agent, Borrower and PR Borrower a certificate setting forth the basis and amount of such request and such certificate, absent manifest error, shall be conclusive. Without limiting the survival of any other covenant hereunder, this covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

         5.06. Net Payments. (a.) All payments made by any Obligor hereunder or under any Note or any Guarantee will be made without setoff, counterclaim or other defense. Except as provided in Section 5.06(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any Excluded Tax) and all interest, penalties or similar liabilities with respect thereto (all such Taxes (other than Excluded Taxes) being referred to collectively as "Covered Taxes"). If any Covered Taxes are so levied or imposed, each Obligor agrees on a joint and several basis to pay the full amount of such Covered Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, the Guarantees or under any Note, after withholding or deduction for or on account of any Covered Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Covered Taxes pursuant to the preceding sentence, each Obligor agrees, notwithstanding the definition of Excluded Taxes, to reimburse on a joint and several basis each

Lender, upon the written request of such Lender, (i) for Taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction by reason of the making of payments in respect of Covered Taxes pursuant to this Section (including pursuant to this sentence) and (ii) for any withholding of Taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of amounts paid in respect of Covered Taxes to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. Each Obligor will furnish to Administrative Agent within 45 days after the date the payment of any Covered Taxes is due pursuant to applicable law certified copies of tax receipts or other documentation reasonably satisfactory to such Lender evidencing such payment by such Obligor. The Obligors agree to jointly and severally indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Covered Taxes so levied or imposed and paid by such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.

         "Excluded Taxes" shall mean other than as provided in the fourth sentence of the first paragraph of this Section 5.06(a), any Tax (other than any Other Taxes) (i) imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender is located or any jurisdiction in which such Lender conducts business or any subdivision thereof or therein and (ii) imposed on any Lender in the nature of franchise taxes or other similar taxes imposed as a result of such Lender doing business in a particular jurisdiction.

         (b.)     Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a "Non-U.S. Lender") agrees to deliver to Borrower and Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.06 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI (with respect to effectively connected income) or W-8BEN (with respect to an exemption under an income tax treaty) (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note (or, with respect to any assignee Lender, at least as extensive as the assigning Lender), or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN (with respect to an exemption under an income tax treaty) or W-8ECI (with respect to effectively connected income) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit J, or such other form acceptable to Administrative Agent and Parent (any such certificate, a "Section 5.06 Certificate"), and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN that together certify such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note (or, with respect to any assignee Lender, at least as extensive as the assigning Lender). In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Borrower and Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI and a Section 5.06 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify Borrower and Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 5.06(b) for so long as such payments may be made from United States without any withholding tax. Notwithstanding the foregoing, no Lender shall be required to deliver any such form or certificate if a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required to renders any such form or certificate inapplicable or would prevent Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises Borrower.

         (c.)     In addition, Borrower and PR Borrower agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

         (d.)     Any Lender claiming any additional amounts payable pursuant to this Section 5.06 agrees to use (at the Obligors' expense) reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

         (e.)     If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund in respect of Covered Taxes or Other Taxes paid by Borrower or PR Borrower, it shall pay such refund (together with any amounts received solely attributable to such refund) to Borrower or PR Borrower, as the case may be, net of all out-of-pocket expenses (including any taxes to which such Lender has become subject as a result of its receipt of such refund) of Administrative Agent and such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that each of Borrower and PR Borrower agrees to promptly return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or the applicable Lender, as the case may be, if it receives notice from Administrative Agent or the applicable Lender that Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained in this Section 5.06(e) shall require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) to Borrower, PR Borrower or any other Person.

         Section 6. Guarantee.

         6.01. The Guarantee. The Guarantors hereby jointly and severally guarantee as a primary obligor and not as a surety to each Creditor and its respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal, interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) and other amounts owing on the Obligations by Borrower and/or PR Borrower, as applicable, under the Credit Documents and the Swap Contracts relating thereto, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Guarantors hereby jointly and severally agree that if Borrower and/or PR Borrower, as applicable, shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

         6.02. Obligations Unconditional. The obligations of the Guarantors under Section 6.01 are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower and/or PR Borrower, as applicable, under the Credit Documents, the Swap Contracts or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

                  (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

                  (ii) any of the acts mentioned in any of the provisions of the Credit Documents, the Swap Contracts, or any other agreement or instrument referred to herein or therein shall be done or omitted;

                  (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Credit Documents, the Swap Contracts or any other Credit Document or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

                  (iv) any lien or security interest granted to, or in favor of, any Creditor as security for any of the Guaranteed Obligations shall fail to be perfected; or

                  (v)      the release of any other Guarantor.

         The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that a Creditor exhaust any right, power or remedy or proceed against Borrower and/or PR Borrower, as applicable, under the Credit Documents, the Swap Contracts, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by a Creditor upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between Borrower and/or PR Borrower, as applicable, and the Creditors shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Creditors, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Creditors or any other Person at any time of any right or remedy against Borrower and/or PR Borrower, as applicable, or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Creditors, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

         6.03.    Reinstatement. The obligations of the Guarantors under this
Section 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower and/or PR Borrower, as applicable, in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify each Creditor on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Creditor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence or bad faith of such Creditor.

         6.04. Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 6.01, whether by subrogation or otherwise, against Borrower, PR Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of Borrower, PR Borrower or any other Guarantor now or hereafter owing to any Guarantor by reason of any payment by such Guarantor under the Guarantee in this Section 6 is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. Each Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of Borrower or PR Borrower to such Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall prior to the indefeasible payment in full in cash of the Guaranteed Obligations collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Creditors thereof and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Guarantor under the other provisions of the guaranty contained herein.

         6.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower and PR Borrower under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 6.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower or PR Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower or PR Borrower, as applicable) shall forthwith become due and payable by the Guarantors for purposes of Section 6.01.

         6.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 6 constitutes an instrument for the payment of money, and consents and agrees that any Creditor, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR
Section 3213.

         6.07. Continuing Guarantee. The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

         6.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 6.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 6.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Creditor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

         6.09. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of Parent's, Borrower's, PR Borrower's and each other Guarantor's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of Administrative Agent or the other Creditors will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

         Section 7. Conditions Precedent.

         7.01. All Extensions of Credit. The obligation of the Lenders to make any Loan or otherwise extend any credit to Borrower or PR Borrower upon the occasion of each borrowing or other extension of credit (whether by making a Loan or issuing a Letter of Credit) hereunder is subject to the conditions precedent that:

         (i) No Default or Event of Default; Representations and Warranties True. Both immediately prior to the making of such Loan or other extension of credit and also after giving pro forma effect thereto and to the intended use thereof:

                  (a) no Default or Event of Default shall have occurred and be continuing; and

                  (b) the representations and warranties made by the Obligors in
              Section 8, and by each Obligor in each of the other Credit Documents to which it is a party, shall be true and complete in all material respects on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

         (ii) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

         (iii) Notice of Borrowing. Administrative Agent shall have received a Notice of Borrowing duly completed and complying with Section 4.05.

         Each Notice of Borrowing or request for the issuance of a Letter of Credit submitted by Borrower or PR Borrower (as the case may be) hereunder shall constitute a representation and warranty by Borrower or PR Borrower (as the case may be), as of the date of such notice and as of the relevant borrowing date or date of issuance of a Letter of Credit, as applicable, that the conditions in clauses (i) and (ii) of this Section 7.01 have been satisfied or waived in accordance with the terms hereof.

         7.02. First Credit Event. On the Closing Date:

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

         (a) Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the Issuing Lender, a written opinion of (i) Gibson, Dunn & Crutcher LLP, counsel for Parent, the Borrower and PR Borrower, substantially to the effect set forth in Exhibit E-1, (ii) Cole, Raywid & Braverman LLP, special FCC counsel for Parent and Borrower and PR Borrower, substantially to the effect set forth in Exhibit E-2 and (iii) Tony L. Wolk, General Counsel of Parent, Borrower and PR Borrower, substantially to the effect set forth in Exhibit E-3, in each case (A) dated the Closing Date, (B) addressed to the Issuing Lender, Agents and the Lenders and (C) covering such other matters relating to the Credit Documents and the Transactions as Administrative Agent shall reasonably request, and Parent, Borrower and PR Borrower hereby request such counsel to deliver such opinions.

         (b) Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or comparable Organic Document), including all amendments thereto, of each Obligor, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of the jurisdiction of its organization, and a certificate as to the good standing of each Obligor as of a recent date, from such Secretary of State (or comparable Governmental Authority); (ii) a certificate of the Secretary, Assistant Secretary or other Senior Officer of each Obligor dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable Organic Document) of such Obligor as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Obligor, or comparable actions taken by the applicable Person or Persons with respect to such Obligor, authorizing the execution, delivery and performance of the Credit Documents to which such person is a party and, in the case of Borrower and PR Borrower, the borrowings hereunder, and that such resolutions (or comparable actions) have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or comparable organizational documents) of such Obligor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Obligor; (iii) a certificate of another officer as to the incumbency and signature of the Secretary, Assistant Secretary or other Senior Officer executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Lender or Administrative Agent may reasonably request.

         (c) Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Senior Officer of Parent, confirming compliance with the conditions precedent set forth in Section 7.01(i).

         (d) Administrative Agent shall have received evidence that all fees and other amounts due and payable on or prior to the Closing Date incurred in connection with the transactions contemplated by the Credit Documents or pursuant to the Fee Letter, including, to the extent invoiced at least one Business Day prior to Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Parent, Borrower or PR Borrower, have been paid.

         (e) Each of the Security Documents shall have been duly executed by each Obligor that is, or is specified to be, a party thereto and shall be in full force and effect on the Closing Date.

         (f) Administrative Agent shall have received a Perfection Certificate (as defined in the Security Agreement) with respect to the Obligors dated the Closing Date and duly executed by a Senior Officer of Parent, Borrower and PR Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Obligors in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 9.07 or have been or will be substantially contemporaneously with the consummation of the Transactions released or terminated.

         (g) Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 9.04(a) and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender's loss payable endorsement (to the extent required pursuant to Section 9.04) and to name Administrative Agent as additional insured, in form and substance satisfactory to Administrative Agent.

         (h) Parent, Borrower and PR Borrower shall have received gross cash proceeds of not less than $250,000,000 from the issuance of the 2004 Senior Notes. Administrative Agent shall have received copies of the 2004 Senior Notes Documents, certified by a Senior Officer of Parent as being complete and correct.

         (i) Substantially simultaneously with the consummation of the Transactions, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement (including any breakage and indemnity payments but not including any amounts outstanding under letters of credit that will continue to remain outstanding on the Closing Date pursuant to Section 9.08(d)) shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof irrevocably discharged and released, and Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Parent and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) the Subordinated Notes, (c) the Senior Notes, (d) the Existing Parent Senior Notes and (e) Indebtedness permitted by Section 9.08.

         (j) Substantially simultaneously with the consummation of the Transactions, all of the Mezzanine Notes shall have been redeemed, repurchased, or otherwise retired, all principal, premium, if any, interest, fees and other amounts outstanding thereunder shall have been paid in full and all guarantees and security (if any) in support thereof irrevocably discharged and released, and Administrative Agent shall have received reasonably satisfactory evidence thereof.

         (k) Administrative Agent shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act.

         (l) All requisite Governmental Authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

         7.03. Determinations Under Section 7. For purposes of determining compliance with the conditions specified in Section 7.01 and Section 7.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that Borrower or PR Borrower (as the case may be), by notice to the Lenders, designates as the proposed date of the extension of credit, specifying its objection thereto.

         Section 8. Representations and Warranties. Each Obligor represents and warrants to the Creditors that at and as of each Funding Date (in each case immediately before and immediately after giving effect to the transactions to occur on such date (including, with respect to the Closing Date, the Transactions)) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date):

         8.01. Corporate Existence. Each Company: (a) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization; (b) has all requisite corporate or other power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except, in the case of clauses (a), (b) and (c), where the failure thereof individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.

         8.02. Financial Condition; Etc. (a) Borrower has heretofore delivered to the Lenders (A) the audited consolidated balance sheets of Parent and its Subsidiaries as of May 31, 2002 and May 31, 2003, and the related statements of operations, stockholders' equity (deficit) and cash flows for the fiscal years ended on May 31, 2001, May 31, 2002 and May 31, 2003, together with reports thereon by Deloitte & Touche LLP, certified public accountants, and (B) the unaudited consolidated balance sheets of Parent and its Subsidiaries as of August 31, 2003 and November 30, 2003, and the related statements of operations and cash flows for the fiscal periods ended on August 31, 2002, August 31, 2003, November 30, 2002 and November 30, 2003. All of said financial statements, including in each case the related schedules and notes, have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates of said balance sheets and the results of their operations and cash flows for the respective periods covered thereby, subject (in the case of interim statements) to period-end audit adjustments and the absence of footnotes.

         (b) Except as set forth in Schedule 8.02(b) or in the financial statements or other information referred to in Section 8.02(a), as of the Closing Date, there are no material liabilities of any Company of any kind required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability, other than:

                           (i) liabilities disclosed or provided for in the Schedules hereto and the reports filed by Parent with the Commission prior to the Closing Date;

                           (ii) liabilities incurred in the ordinary course of business consistent with past practice since May 31, 2003, which in the aggregate are not reasonably likely to have a Material Adverse Effect; and

                           (iii) liabilities under this Agreement, the Senior Notes Documents, the Existing Parent Senior Notes Documents, the Subordinated Notes Documents or liabilities incurred in connection with the Transactions and other transactions contemplated or permitted hereby.

         (c)      Since May 31, 2003 there has been no Material Adverse Change.

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         8.03.    Litigation. Except as set forth in the reports filed by Parent with the Commission prior to the date hereof or in Schedule 8.03, there is no Proceeding pending against, or to the knowledge of any Obligor threatened in writing against or affecting, any Company or any of its respective Properties before any Governmental Authority that has a reasonable likelihood of being adversely determined in a manner that is reasonably likely to have a Material Adverse Effect.

         8.04. No Breach; No Default. (a) Neither the execution, delivery and performance by any Obligor of any Credit Document to which it is a party nor the consummation of the transactions herein and therein contemplated (including the Transactions) will (i) conflict with or result in a breach of, or require any consent (which has not been obtained and is in full force and effect) under, any Organic Document of any Company or any applicable Requirement of Law or any order, writ, injunction or decree of any Governmental Authority binding on any Company, or any term or provision of any Contractual Obligation of any Company or (ii) constitute (with due notice or lapse of time or both) a default under any such Contractual Obligation, or (iii) result in the creation or imposition of any Lien (except for the Liens created pursuant to the Security Documents) upon any Property of any Company pursuant to the terms of any such Contractual Obligation, except with respect to each of the foregoing which is not reasonably likely to have a Material Adverse Effect or which is not reasonably likely to subject any Agent, Lender or Issuing Lender to any material risk of damages or liability to third parties.

         (b) No Company is in default under or with respect to any order, award or decree of any Governmental Authority or arbitrator binding upon it or any of its Property in any respect which is reasonably likely to have a Material Adverse Effect.

         (c)      No Default or Event of Default has occurred and is continuing.

         8.05. Action. Each Company has all necessary power, authority and legal right to execute, deliver and perform its obligations under each Credit Document to which it is a party and to consummate the transactions herein and therein contemplated; the execution, delivery and performance by each Company of each Credit Document to which it is a party and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and each of the Notes and the other Credit Documents to which it is a party when executed and delivered by such Obligor (in the case of the Notes, for value) will constitute, its legal, valid and binding obligation, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general applicability from time to time in effect affecting the enforcement of creditors' rights and remedies and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         8.06. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by any Company of the Credit Documents to which it is a party or for the legality, validity or enforceability hereof or thereof or for the consummation of the transactions herein and therein contemplated, except for (a) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) consents, authorizations, approvals, registrations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain is not reasonably likely to have a Material Adverse Effect and (c) filings of the Credit Documents with the Commission.

         8.07. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could be reasonably likely to have a Material Adverse Effect. The present value of all accumulated benefit

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

obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10.0 million the fair market value of the assets of all such underfunded Plans. Each member of the ERISA Group is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

         Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that such non-compliances and failures to maintain could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except to the extent such incurrence could not reasonably be expected to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of Borrower or Subsidiary on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued, except for excesses and failures to accrue that could not reasonably be expected to have a Material Adverse Effect.

         8.08. Taxes. Except as set forth in the balance sheet of Parent as of May 31, 2003, included in the Form 10-K for the fiscal year ended such date (including the notes thereto) or except as is not reasonably likely to have a Material Adverse Effect, (i) all tax returns, statements, reports and forms (including estimated Tax or information returns) (collectively, the "Tax Returns") required to be filed with any taxing authority by, or with respect to, each Company have been filed in accordance with all applicable laws; (ii) each Company has timely paid or made provision for payment of all Taxes shown as due and payable on Tax Returns that have been so filed, and, as of the time of filing, each Tax Return correctly reflected the facts regarding income, business, assets, operations, activities and the status of each Company (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on such balance sheet or on other financial statements subsequently delivered hereunder) and (iii) each Company has made provision for all Taxes payable by such Company for which no Tax Return has yet been filed.

         Except as set forth on Schedule 8.08, (i) as of the Closing Date, no extension of a statute of limitations relating to material Taxes is in effect with respect to any Company; (ii) no Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code at any time during the seven years prior to the Closing Date other than an affiliated group of corporations of which Parent was the common parent; and (iii) there are no material tax sharing agreements or similar arrangements (including tax indemnity arrangements) with respect to or involving any Company.

         8.09. Investment Company Act; Public Utility Holding Company Act; Other Restrictions. No Company is an "investment company," or a company "controlled" by an "investment company," within the meaning of the United States Investment Company Act of 1940, as amended. No Company is a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the United States Public Utility Holding Company Act of 1935, as amended. No Obligor is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board of Governors of the Federal Reserve System.

                                     - 69 -

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         8.10.    Environmental Matters. Except as disclosed in Schedule 8.10 and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) each Company is in compliance with and in the last five years has been in compliance with, and is not subject to liability under, any Environmental Laws applicable to it, and there are no Environmental Laws which would reasonably be expected to result in material expenditures by any Company, and no such Environmental Laws would reasonably be expected to interfere in any material way with current or projected operations of any Company; (ii) no Company has received notice that it or any of its predecessors in interest has been identified as a potentially responsible party under the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), or any similar law of any Governmental Authority, nor has any Company received notice that any Hazardous Materials that it or any of its respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of, or arranged for disposal or treatment of, have been found at any site at which any Person is conducting or plans to conduct any investigation, response, corrective, remediation or removal action pursuant to any Environmental Law, and no Company, or to the knowledge of the Obligors, any of its predecessors in interest, has disposed of, arranged for the disposal or treatment of, or otherwise Released Hazardous Materials at any site at which any Person is conducting or plans to conduct any investigation, response, corrective, remediation or removal action under Environmental Law; (iii) no properties now or, formerly owned, leased or operated by any Company or, to the knowledge of any Obligor, any of its predecessors in interest, are (x) listed or proposed for listing on the National Priorities List under CERCLA or (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA or (z) included on any similar lists maintained by any Governmental Authority; (iv) there are no past or present events, conditions, activities, practices or actions, or any agreements, judgments, decrees or orders by which any Company is bound, which would reasonably be expected to prevent any Company's compliance with any Environmental Law, or which would reasonably be expected to give rise to any liability of any Company under any Environmental Law, including, liability under CERCLA or any similar state or foreign laws; (v) no Lien has been asserted or recorded, or to the knowledge of the Obligors, threatened, under any Environmental Law with respect to any asset, facility, inventory or property currently owned, leased or operated by any Company; (vi) there are no underground storage tanks or related piping at any property owned, operated or leased by any Company; (vii) no such tanks or related piping has been removed from such properties; and (viii) no Company is subject to any Proceeding alleging the violation of, or liability under, any Environmental Law and, to the knowledge of the Obligors, no such Proceeding is threatened.

         8.11. Environmental Investigations. As of the Closing Date, all material environmental investigations, studies, audits or assessments which have been conducted and which are in the possession, custody or control of any Company relating (i) to the current or prior business, operations, facilities or Property of any Company or any of its predecessors in interest or (ii) to any facility, Property or other asset now or previously owned, operated, leased or used by any Company or any of their respective predecessors in interest have been made available to Agents and the Lenders.

         8.12. Use of Proceeds. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any extension of credit hereunder will be used directly or indirectly (and whether immediately, incidentally or ultimately) in violation of Regulation T, U or X. Borrower and PR Borrower will use the proceeds of all Loans to repay all amounts outstanding under the Existing Credit Agreement, to repay (or advance such proceeds to Parent to enable Parent to repay) all amounts outstanding under the Mezzanine Notes, to repurchase or redeem Subordinated Notes, to pay fees and expenses related thereto, and for general corporate purposes (including the Acquisitions and Investments permitted pursuant to the terms of this Agreement). If

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requested by any Lender or Administrative Agent, Borrower will furnish to
Administrative Agent and each Lender a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U.

         8.13. Subsidiaries, Etc. As of the Closing Date (after giving effect to the Transactions), Parent, Borrower and PR Borrower have no Subsidiaries or interests (whether direct or indirect) in partnerships, Minority Interests or business trusts other than the entities and interests set forth on Schedule
8.13. Each Subsidiary listed on Schedule 8.13 (other than any Foreign Subsidiary, as indicated as such on such schedule) is a Guarantor as of the Closing Date. Each of Parent, Borrower and PR Borrower owns, as of the Closing Date, the percentage of the issued and outstanding Equity Interests or other evidences of the ownership of each of its Subsidiaries, partnerships or Minority Interests listed on Schedule 8.13 as set forth on such Schedule. No such Subsidiary, partnership or Minority Interest has issued any securities convertible into shares of its Equity Interests (or other evidence of ownership) or any Equity Rights to acquire such shares or securities convertible into such shares (or other evidence of ownership). The outstanding stock and securities (or other evidence of ownership) of such Subsidiaries, partnerships or Minority Interests are owned by Parent, Borrower or PR Borrower, as applicable, free and clear of all Liens of any kind whatsoever, except for Permitted Liens and Liens pursuant to the Security Documents. As of the Closing Date, Parent does not have any direct equity interest in any Person other than Borrower.

         8.14. Properties. Except as otherwise contemplated or provided in the Mortgages, the other Security Documents or this Agreement, and except for such exceptions that do not, or are not reasonably likely to, have a Material Adverse Effect, Parent or a Subsidiary (i) has good and marketable title to all the Property reflected in the consolidated balance sheet of Parent dated May 31, 2003, or in any later financial statements provided hereunder as being owned by Parent or any Subsidiary (except Property sold or otherwise disposed of since the date thereof in the ordinary course of business or as otherwise not prohibited by the Credit Documents), or acquired after the date thereof, free and clear of all Liens, except (x) Permitted Liens and (y) such imperfections or irregularities of title or Liens as do not materially affect the use of the Properties subject thereto or affected thereby or otherwise materially impair business operations at such Properties and (ii) is the lessee of all leasehold estates of the Companies and is in possession of the Properties purported to be leased thereunder, and to the knowledge of the Companies, each such lease is valid and in full force and effect without default thereunder by the lessee or lessor. Title to all Property of any Company is held by such Company free and clear of all Liens except for Permitted Liens.

         Except for such exceptions that do not, or are not reasonably likely to have a Material Adverse Effect, the Properties of Borrower and the Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted).

         8.15. Security Interest; Absence of Financing Statements; Etc. The Security Documents, once executed and delivered on the Closing Date, will create, in favor of Administrative Agent for the benefit of the Issuing Lender, Lenders and Agents, as security for the obligations purported to be secured thereby, a valid and enforceable, and upon filing or recording with the appropriate Governmental Authorities and delivery of the applicable documents to Administrative Agent, perfected first priority security interest in and Lien upon all of the Collateral (and the proceeds thereof), superior to and prior to the rights of all third persons other than the holders of Permitted Liens.

         Except as set forth on Schedule 8.15 and except for Permitted Liens and the Liens created by the Security Documents, there is no currently effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any Lien on, or security interest in, any Property of any Company or rights thereunder.

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         8.16.    Licenses and Permits; Compliance with Laws. The Companies hold all governmental permits, licenses, authorizations, consents and approvals necessary for the Companies to own, lease, and operate their respective Properties and to operate their respective businesses as now being conducted (collectively, the "Permits"), except for Permits the failure of which to obtain is not reasonably likely to have a Material Adverse Effect. None of the Permits has been modified in any way that is reasonably likely to have a Material
Adverse Effect. All Permits are in full force and effect except where the failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect.

         The businesses of the Companies are not being conducted in violation of any applicable law, statute, ordinance, regulation, judgment, Permits, order, decree, concession, grant or other authorization of any governmental entity, except for violations that are not reasonably likely to have a Material Adverse Effect.

         There does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon any of the Transactions or the performance by any Obligor of any of its material obligations under the Credit Documents.

         8.17. True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of any Obligor to any Creditor in connection with the negotiation, preparation or delivery of this Agreement and the other Credit Documents or included herein or therein or delivered pursuant hereto or thereto or set forth in the Information Memorandum, but in each case excluding all "Industry Information" (as defined in the Information Memorandum), except to the extent such Industry Information was prepared by any Company or any Affiliate thereof and was provided to Agents by the Companies for inclusion therein, forward-looking statements, projections and all pro forma financial information, whether prior to or after the Closing Date, when taken as a whole, do not, as of the date such information was furnished, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. The forward-looking statements, projections and pro forma financial information furnished at any time by any Obligor to any Creditor pursuant to this Agreement have been prepared in good faith based on assumptions and estimates believed by Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and that no Obligor makes any representation as to the ability of any Company to achieve the results set forth in any such projections. Each Obligor understands that all such statements, representations and warranties shall be deemed to have been relied upon by the Lenders as a material inducement to make each extension of credit hereunder.

         8.18. Solvency; Etc. As of the Closing Date immediately prior to and immediately following the consummation of the Transactions and the extension of credit to occur on such date and the application of the proceeds thereof, all of the Obligors will be Solvent on a consolidated basis (after giving effect to Section 6.08).

         8.19. Contracts. No Company is in default under any material Contractual Obligation to which it is a party or by which it is bound, nor, to Borrower's knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such default, excluding in any case such defaults that are not reasonably likely to have a Material Adverse Effect. Schedule 8.19 and the Form 10-K for the fiscal year ended May 31, 2003 filed by Parent with the Commission accurately and completely list all material agreements, if any, among the stockholders (or any of their Affiliates other than any Company) of Parent on the one hand and any Company on the other in effect on the date hereof. PR Borrower and each of its Subsidiaries is in compliance with the requirements of (and no default has occurred under) all contracts,

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agreements, indentures, mortgages, leases and other instruments binding on it or its property, assets or operations, except for instances of non-compliance and defaults which could not reasonably be expected to have a Material Adverse Effect.

         8.20. Labor Matters. Except as set forth in Schedule 8.20, there are no strikes or other labor disputes against any Company pending or, to the knowledge of Borrower, threatened which are reasonably likely to have a Material Adverse Effect.

         8.21. FCC Matters and Governmental Matters. (a) The Companies hold all licenses, permits and other authorizations issued by the FCC or any other Communications Regulatory Authority (the "Licenses") that are required for the operations and businesses of the Companies as they are operated on any applicable date on which a Loan is made or a Letter of Credit is issued hereunder, except in each case where the failure to hold a License, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. Without limiting the foregoing, each Company has received all necessary authorizations from the FAA for all existing towers that are part of the cellular or microwave systems operated by the Companies and for any facilities the construction of which have been approved by the FCC or of which applications or notifications have been filed for such approval, except in each case where the failure to obtain such authorization, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         (b) Schedule 8.21(b) sets forth, as of the Closing Date, the expiration date for each of the Licenses held by any Company.

         (c) The Licenses are valid and in full force and effect, unimpaired by any condition or restriction or any act or omission by any Company which is reasonably likely to have a Material Adverse Effect. Except as is not reasonably likely to have a Material Adverse Effect, there are no modifications, amendments, applications, revocations, or other proceedings, or complaints pending or, to the knowledge of Borrower, threatened, with respect to the Licenses (other than proceedings that apply to the communications industry generally). Except as is not reasonably likely to have a Material Adverse Effect, all fees due and payable to the FCC or any other Communications Regulatory Authority have been paid and no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute grounds for revocation or modification of any Licenses. Borrower does not conduct any microwave operations on frequencies that are subject to relocation under the FCC's rules, except as is not reasonably likely to result in a Material Adverse Effect.

         (d) Except where a lack of compliance is not reasonably likely to have a Material Adverse Effect, (i) all reports required by the Communications Act or required to be filed with the FCC or any other Communications Regulatory Authority by any Company have been filed and are accurate and complete in all material respects and (ii) all reports required to be filed by each Company with all other governmental or administrative authorities, federal, state and local, have been filed and are accurate and complete in all material respects.

         (e) Except where a lack of compliance is not reasonably likely to have a Material Adverse Effect, each Company is in compliance with, and its Systems have been operated in compliance with, the Communications Act and the rules, regulations, policies and orders of the relevant state public utilities commissions and the FAA, including the FCC's time and coverage requirements of 47 C.F.R. Sections 1.946, 22.911, 22.912 and 22.946 (the "Statutes"). Except as
is not reasonably likely to result in a Material Adverse Effect, no Company has received any written notice to the effect, or otherwise been advised in writing, that they are not in compliance with any Statutes and do not have any reason to anticipate that any presently existing circumstances are reasonably likely to result in violations of any Statutes.

         (f) No Company has engaged in any course of conduct that is reasonably likely to impair the ability of any Company to be the holder of the Licenses or is aware of any reason why the Licenses might not be renewed in the ordinary course, why any of the Licenses might be revoked, or why any pending applications or notifications might not be approved, in each case where the failure to hold a License, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

         8.22. Notes. The 2004 Senior Notes and, if issued, all Additional Notes, when any issue of such notes are issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

         8.23. Tax Shelter Regulations. Except to the extent Borrower or PR Borrower has otherwise notified Administrative Agent in writing, Borrower or PR Borrower, as applicable, does not intend to treat the Loans and/or Letters of Credit and the related transactions hereunder as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4).

         Section 9. Covenants. Each Obligor, for itself and on behalf of its Subsidiaries, covenants and agrees with the Creditors that, so long as any Commitment, Loan or Letter of Credit Liability is outstanding and until payment in full of all amounts payable by Borrower and PR Borrower hereunder (excluding indemnity, reimbursement and similar contingent payment obligations in respect of which no claim has been made by any Creditor):

         9.01. Financial Statements, Etc. The Companies shall deliver to Administrative Agent:

         (a)      Quarterly Financials. Subject to the last paragraph of this
Section 9.01, as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year (other than the fourth quarter), condensed consolidated statements of operations of Parent and its Subsidiaries for such period and condensed consolidated statements of operations and cash flows for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of Parent and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding condensed consolidated statements of operations and cash flows for the corresponding period in the preceding fiscal year to the extent such financial statements are available, accompanied by a certificate of a Senior Officer of Parent, which certificate shall state that said condensed consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and absence of footnotes);

         (b)      Annual Financials. Subject to the last paragraph of this
Section 9.01, as soon as available and in any event within 90 days after the end of each fiscal year, consolidated statements of operations, cash flows and stockholders' equity of Parent and its Subsidiaries for such year and the related consolidated balance sheet of Parent and its Subsidiaries as at the end of such year, setting forth in each case in comparative form the corresponding consolidated information as of the end of and for the preceding fiscal year to the extent such financial statements are available and accompanied by an opinion, without a going concern or similar qualification or exception as to scope, thereon of Deloitte & Touche LLP, KPMG LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to Administrative Agent, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, consistently applied; all such financial statements will be prepared in accordance with GAAP consistently applied;

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         (c)      Compliance Certificate; Performance Certificate.

                           (i) concurrently with the delivery of the financial statements referred to in Section 9.01(b), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default relating to the Financial Maintenance Covenants, except as specified in such certificate; and

                           (ii) at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, (1) a certificate of a senior financial officer (including the Chief Accounting Officer or the Treasurer) of Parent (I) to the effect that, to the best knowledge of such officer after due investigation, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the actions that the Companies have taken and propose to take with respect thereto) and (II) setting forth in reasonable detail the computations necessary to determine whether each Company is in compliance with Section 9.11 as of the end of the respective quarterly fiscal period or fiscal year and (2) to the extent permitted pursuant to the internal policies of Parent's auditors, any final accountants' management letters delivered by the independent certified public accountants reporting on such financial statements to Parent or any Subsidiary;

         (d) Other Financial Information. Promptly upon delivery thereof to the holders of any publicly registered or widely held debt securities (including those issued under Rule 144A of the Securities Act) or the public stockholders of any Company generally, copies of all financial statements and reports and proxy statements so delivered, and at the time the same are filed, copies of all financial statements and reports which Parent or any Subsidiary may make to or file with the Commission or any successor or analogous Governmental Authority;

         (e) Financial Covenant Certificates. Together with the financial statements delivered pursuant to clause (a) or (b) of this Section 9.01, a Financial Covenant Certificate;

         (f) Notice of Default. Promptly after any Senior Officer of any Obligor knows or reasonably believes that any Default has occurred or that any Obligor is in default of any material term or provision of the Existing Parent Senior Notes Documents, the Subordinated Notes Documents, the Senior Notes Documents, any Additional Notes Documents or any other agreement or instrument relating to or evidencing Indebtedness referred to in Section 10(b), a notice of such Default or default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Companies have taken and propose to take with respect thereto;

         (g) Environmental Matters. Written notice of any Environmental Claim materially affecting the Companies, taken as a whole, any Mortgaged Real Property or the operations of the Companies, taken as a whole, and any notice from any Person of (i) the occurrence of any release, spill or discharge of any Hazardous Material that is reportable under any Environmental Law, (ii) the commencement of any clean-up pursuant to or in accordance with any Environmental Law of any Hazardous Material at, on, under or within the Mortgaged Real Property or any part thereof, (iii) any matters relating to Hazardous Materials or Environmental Laws that may impair, or threaten to impair, the Administrative Agent's security interest in the Mortgaged Real Property or any Significant Subsidiary's ability to perform any of its obligations under this Agreement when such performance is due or (iv) any other condition, circumstance, occurrence or event which is reasonably likely to have a Material Adverse Effect;

         (h) Auditors' Reports. Promptly upon receipt thereof, and to the extent permitted pursuant to the internal policies of such accountants, copies of all annual, interim or special reports submitted to any

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Company by independent certified public accountants in connection with each annual, interim or special audit of such Company's books made by such accountants, including any management letter commenting on any Company's internal controls submitted by such accountants to management in connection with their annual audit;

         (i) Annual Budgets. As soon as practicable and in any event within 60 days after the beginning of each fiscal year of Parent, a consolidated plan and financial forecast for such fiscal year (broken down by Quarter), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Parent and the Subsidiaries for such fiscal year;

         (j) Lien Matters. Written notice of (1) the incurrence of any material Lien (other than Permitted Liens and other Liens expressly permitted by the terms of the applicable Security Document) on, or material claim asserted against, any of the Collateral or (2) the occurrence of any other event which is reasonably likely to materially adversely affect the aggregate value of the Collateral (other than changes to the communications industry or the economy generally);

         (k) Notice of Material Adverse Effect. Written notice of the occurrence of any Material Adverse Effect or any event or condition which is reasonably likely to result in any Material Adverse Effect;

         (l) ERISA Information. Promptly upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, is reasonably likely to result in liability to the Companies in an aggregate amount exceeding $20.0 million a written notice specifying the nature thereof, what action the Parent, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

         (m) FCC Notices; Notice of Certain Information Regarding Permitted Acquisitions. Promptly upon (1) receipt thereof, copies of any material adverse notice or reports from the FCC, the PRTRB or any other Communications Regulatory Authority, (2) receipt of notice of (A) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material adverse modification of any material License, or any notice of default or forfeiture with respect to any such License, or (B) any refusal by any Communications Regulatory Authority to renew or extend any material license, permit, certification or other authorization (including any License), an Officers' Certificate specifying the nature of such event, the period of existence thereof, and what action the Companies are taking and propose to take with respect thereto, and (3) the consummation of any Permitted Acquisition involving aggregate Acquisition Consideration and projected Investments in excess of $100.0 million, a written notice setting forth with respect to the business acquired, all of the data required to be set forth in Schedule 8.21(b) with respect to such business and the Licenses and any other licenses, permits, certifications and other authorizations from any other Communications Regulatory Authority required in connection with the operation of such business (as if the date of consummation of such Permitted Acquisition were the Closing Date);

         (n) Name and Location Changes; New Subsidiaries. Prompt written notice to Administrative Agent of the creation or acquisition of any Subsidiary and, with respect to each Obligor, prompt written notice to Administrative Agent of any change (i) in such Company's corporate name, (ii) in such Company's jurisdiction of organization or (iii) in such Company's Federal Taxpayer Identification Number or other State or Federal Organizational Identification Number (to the extent applicable); each Company will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for

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Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interests in all the Collateral;

         (o) USA Patriot Act. Promptly upon request by any Lender, all documentation and other information that Administrative Agent reasonably requests on behalf of such Lender in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act; and

         (p) Miscellaneous. Promptly, such financial and other information with respect to any Company as Administrative Agent may from time to time reasonably request.

         Notwithstanding anything in this Agreement to the contrary, information required to be delivered pursuant to Sections 9.01(a), (b) and (d) shall be deemed to have been delivered on the date on which Parent, Borrower or PR Borrower provides notice (including, solely for purposes of this Section 9.01, notice by e-mail, which shall be deemed delivered upon receipt of a confirmation from Administrative Agent) to Administrative Agent (which notice Administrative Agent will convey promptly to the Lenders) that such information has been posted on the Commission's website on the Internet at http://www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to
Section 9.01(c).

         Notwithstanding anything in this Agreement to the contrary, Parent, Borrower and PR Borrower agree that, in the calendar year in which the Fiscal Year Conversion Date occurs, (i) audited financial statements pursuant to
Section 9.01(a) shall be delivered (A) if the Fiscal Year Conversion Date occurs prior to May 31 of such year, for the transitional period ending December 31 of the prior year and the twelve month period ending December 31 of such year; (B) if the Fiscal Year Conversion Date occurs after May 31 of such year, for the fiscal year ending May 31 of such year and the transitional period ending December 31 of such year; provided, that the comparative financial statements for the twelve month period ending December 31 for the prior fiscal year that are required to be delivered in connection with the audited financial statements delivered with respect to December 31 of such year shall not be required to be audited, but shall be required to be delivered with an Officers' Certificate of the type required to be delivered pursuant to Section 9.01(a) and (ii) quarterly financial statements shall be delivered (A) if the Fiscal Year Conversion Date occurs prior to February 28 (or February 29) of such year, as of and for the three month periods ended March 31, June 30 and September 30 of such year, (B) if the Fiscal Year Conversion Date occurs between March 1 and June 30 of such year, as of and for the three month periods ending February 28 (or February 29), June 30 and September 30 of such year and (C) if the Fiscal Year Conversion Date occurs between July 1 and August 31 of such year, as of and for the three month periods ending February 28 (or February 29) and September 30 of such year, (D) if the Fiscal Year Conversion Date occurs between September 1 and September 30 of such year, as of and for the three month periods ending February 28 (or February 29) and August 31 of such year, (E) if the Fiscal Year Conversion Date occurs between October 1 and November 30 of such year, as of and for the three month periods February 28 (or February 29) and August 31 and (F) if the Fiscal Year Conversion Date occurs after December 1 of such year, as of and for the three month periods February 28 (or February 29), August 31 and November 30 of such year.

         9.02. Litigation, Etc. Borrower shall promptly give to Administrative Agent notice of all Proceedings, and (except to the extent that any such notice would, in the reasonable opinion of outside counsel to Borrower, waive attorney client privilege) any material development thereof, affecting any Company, except Proceedings which are not reasonably likely to have a Material Adverse Effect.

         9.03. Existence; Compliance with Law; Payment of Taxes; Inspection Rights; Performance of Obligations; Etc. Each Company shall (i) preserve and maintain its legal existence and all of its material

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rights, privileges and franchises; provided, however, that nothing in this
Section 9.03 shall prohibit any transaction expressly permitted under Section 9.06, (ii) except as is not reasonably likely to have a Material Adverse Effect, comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities, (iii) except as is not reasonably likely to have a Material Adverse Effect, timely file true, accurate and complete tax returns required by all Governmental Authorities and pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which any material penalties attach thereto (except for any such Tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP); (iv) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so with respect to any such Property is not reasonably likely to have a Material Adverse Effect; (v) permit representatives of any Creditor during normal business hours and, except during the existence of any Default, upon reasonable prior notice, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers and employees, all to the extent reasonably requested by Administrative Agent on behalf of such Creditor;
(vi) upon reasonable notice, allow, with the presence of Borrower if Borrower so elects to participate, and subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract, Administrative Agent or any representative chosen by the Majority Lenders to consult with Parent's independent public accountants and auditors with respect to the financial affairs of the Companies and authorize such accountants to disclose to Administrative Agent or any representative chosen by the Majority Lenders and the Lenders (and Administrative Agent or representative of the Creditors) any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Companies; at the request of Administrative Agent or any representative chosen by the Majority Lenders, Parent shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 9.03(vi); (vii) perform in all material respects all of its Contractual Obligations, except where such failure to so perform, singly or in the aggregate with all other such failures, is not reasonably likely to have a Material Adverse Effect; and (viii) keep proper books of record and accounts, in which full and correct entries shall be made of all financial transactions and the Property and business of each Company in accordance with GAAP in effect from time to time or as otherwise required by applicable rules and regulations of any Governmental Authority having jurisdiction over such Company.

         9.04. Insurance. (a) Each Company shall maintain, with financially sound and reputable insurers, insurance of the kinds and in the amounts customarily insured against by companies engaged in the same or similar business and similarly situated (including business interruption insurance). Each Company shall pay all insurance premiums payable by it as and when due.

         (b) All policies of insurance required to be maintained by any Company must name Administrative Agent on behalf of Issuing Lender, Lenders and Agents, as mortgagees (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, or certificate holder (in the case of workers' compensation insurance) and must provide that no cancellation, non-renewal or material modification (including reduced coverage) of the policies will be made without the insurance company endeavoring to provide or Borrower providing thirty days' prior written notice to Administrative Agent (or ten days' prior written notice of any cancellation, non-renewal or material modification resulting solely from non-payment of premium with respect to a particular policy) and if the insurance carrier shall have received written notice from Administrative Agent of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any Company under such policies (other than directors' and officers' liability insurance policies and other than proceeds of liability and fiduciary liability policies which a Company or the applicable insurance

                                     - 78 -

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company will distribute to a third party in respect of an insured claim of such party) directly to Administrative Agent.

         (c) The Obligors shall give immediate written notice of any loss in excess of $20.0 million to the insurance carrier and to Administrative Agent.

         (d) If at any time the area in which any Mortgaged Real Property is located is designated (i) a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), Borrower shall obtain flood insurance in such total amount as Administrative Agent or the Majority Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) a "Zone 1" area, Borrower shall obtain earthquake insurance in such total amount as Administrative Agent or the Majority Lenders may reasonably require.

         9.05. Limitation on Lines of Business; Limitation on Activity of License Subsidiaries. No Company shall, directly or indirectly, engage to any material extent in any line or lines of business activity other than the business of the type conducted by the Companies as of the Closing Date, any business in communications, telecommunications or cable television, or any business related, ancillary or complementary thereto. No License Subsidiary shall engage in any business or incur any liabilities other than the ownership of its Licenses and the execution, delivery and performance of the Credit Documents to which it is a party, activities incidental to the foregoing and other de minimis liabilities and activities, except that License Subsidiaries may Guarantee Indebtedness under this Agreement and guarantee other Indebtedness to the extent permitted by this Agreement and the terms of such Indebtedness, and except that License Subsidiaries in Puerto Rico may have a limited number of employees and de minimis liabilities and activities as contemplated by Borrower as of the Closing Date.

         9.06. Limitation on Fundamental Changes, Acquisitions or Dispositions. No Company shall, directly or indirectly, in a single transaction or series of transactions, (1) merge, consolidate or amalgamate with or into any Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (2) effect any Acquisition, or (3) effect any Disposition (or unconditionally agree to do any of the foregoing). Notwithstanding the immediately preceding sentence, each of the following transactions shall be permitted:

         (a) purchases and sales of Property (other than business units) in the ordinary course of business;

         (b) the pledge of the Collateral pursuant to the Security Documents and the incurrence of any Permitted Lien;

         (c) the merger, consolidation, dissolution or liquidation of (1) any Subsidiary with or into (i) Borrower or PR Borrower if Borrower or PR Borrower shall be the continuing or surviving corporation or (ii) any Qualified Subsidiary (other than PR Borrower) if a Qualified Subsidiary shall be the continuing or surviving corporation, (2) in any transaction in which no Person other than Borrower, PR Borrower or a Qualified Subsidiary receives any consideration, any Non-Qualified Subsidiary with or into any Qualified Subsidiary, and (3) any Non-Qualified Subsidiary with or into any other Non-Qualified Subsidiary;

         (d) Dispositions by (i) any Company to Borrower or to any Qualified Subsidiary or (ii) any Non-Qualified Subsidiary to any other Non-Qualified Subsidiary;

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         (e)      Dispositions of used, worn out, obsolete or surplus Property by any Company in the ordinary course of business;

         (f) the sale or discount, in each case without recourse, of accounts receivable past due arising in the ordinary course of business, but only in connection with the compromise or collection thereof; provided, however, that in no event may any Company enter into any factoring or securitization program with respect to receivables;

         (g) any Disposition (not including any Disposition of Equity Interests in Borrower (other than Equity Interests acquired by Parent and duly pledged under the Security Agreement) or, except as permitted by Section 9.06(o), PR Borrower or any direct parent thereof) for fair market value; provided that (1) the aggregate book value of all assets subject to such Dispositions does not exceed at any time for all such Dispositions since the Closing Date for Parent and the Subsidiaries in the aggregate 15% of total consolidated assets of Parent and its Consolidated Subsidiaries (as determined in accordance with GAAP) immediately prior to giving effect to such Disposition and (2) the assets and operations subject to all such Dispositions consummated in any fiscal year of Parent, beginning with the fiscal year ending May 31, 2004, shall not have accounted for more than 15% of Operating Cash Flow for the immediately preceding fiscal year of Parent; provided further, that not less than 75% of the consideration received in respect of such Disposition is paid in cash or cash equivalents and the Net Available Proceeds therefrom are applied or reinvested as specified in Section 2.10(a)(iv) (and if such Disposition is of or by a Qualified Subsidiary, such reinvestment shall be made in an Obligor or shall be counted against and be subject to the limits set forth in Sections 9.06 and 9.09);

         (h) Acquisitions (including as part of a Swap Transaction or Permitted Asset Swap) by Borrower or any Qualified Subsidiary of assets of, or Equity Interests in, a Person or division or business unit engaged in a line or lines of business permitted by Section 9.05 if, immediately after giving effect thereto:

                           (i)      no Default then exists or would result
         therefrom;

                           (ii) after giving pro forma effect in accordance with GAAP to such Acquisition, Parent shall be in compliance with all covenants set forth in Section 9.11 as of the Test Date immediately prior to the consummation thereof (assuming, for purposes of Section 9.11, that such Acquisition, and all other Permitted Acquisitions consummated since the first day of the relevant measurement period for each financial covenant set forth in Section 9.11 ending on or prior to the date of such Acquisition, had occurred on the first day of such relevant measurement period) and, if such Acquisition involves aggregate Acquisition Consideration in an amount greater than $100.0 million, Parent shall have delivered to Administrative Agent not later than three Business Days prior to the consummation of such Acquisition an Officers' Certificate certifying that such Acquisition complies with this Section 9.06(h) (which shall have attached thereto backup data and calculations showing such compliance in such detail as Administrative Agent may from time to time reasonably request);

                           (iii) the Properties acquired in connection with any such Acquisition shall be free and clear of any Liens, other than Permitted Liens;

                           (iv) the Board of Directors of the acquired Person shall not have indicated privately at the time of consummation of the Acquisition to any Company or publicly its opposition to the consummation of such Acquisition;

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                           (v)      such Acquisition shall be effected through
         Borrower or a Qualified Subsidiary and the Equity Interests or assets acquired shall at the time of consummation of such Acquisition be merged or combined or consolidated with or into a Qualified Subsidiary or shall be or become upon consummation thereof a Qualified Subsidiary and all actions required to be taken upon consummation thereof with respect to any assets acquired in such Acquisition or any Person or any assets of any Person in which such Equity Interests were acquired in such acquisition under Section 9.12 shall have been taken;

                           (vi)     prior to the completion of any such
         Acquisition, Parent shall, and shall cause the Subsidiaries to, obtain material approvals and consents of all Governmental Authorities and all material consents of other Persons (including the FCC and each other Communications Regulatory Authority), in each case that are necessary or advisable in connection with the transfer of any Licenses and the continued operation of the System or business being acquired in substantially the manner proposed to be conducted following the consummation of such Acquisition; and

                           (vii) to the extent required by Section 9.12, contemporaneously with or as soon as practicable after the completion of any such Acquisition, Parent shall, and shall cause the Subsidiaries to, transfer to a License Subsidiary any Licenses acquired in connection with such Acquisition (other than Licenses on which Administrative Agent shall have an enforceable first priority perfected Lien and on which no other Person shall have any Lien (other than Liens permitted under this Agreement));

         (i) transfers resulting from any casualty or condemnation of Property;

         (j) licenses or sublicenses by any Company of software, trademarks and other intellectual property and general intangible and leases, licenses or subleases of other property in the ordinary course of business and which do not materially interfere with the business of any Company;

         (k) any consignment arrangements or similar arrangements for the sale of assets in the ordinary course of business of any Company;

         (l) the liquidation in the ordinary course of business of (A) Permitted Investments and (B) Investments made pursuant to Section 9.09(a) or
(b);

         (m) Acquisitions or Investments in joint ventures or Minority Interests (including pursuant to Swap Transactions and Permitted Asset Swaps) by Parent or any Subsidiary; provided, however, that (1) the sole consideration provided therefor by any Company consists of (A) common Equity Interests of Parent or the proceeds of any common Equity Interests of Parent and/or (B) other Acquisition Consideration and Investments in an aggregate amount for such Acquisition or Investment that, when taken together with the aggregate amount of the Acquisition Consideration (other than the Acquisition Consideration under the foregoing clause (A)) for all the Acquisitions and investment consideration for all Investments consummated under this Section 9.06(m) and the aggregate amount of all Investments made under Section 9.09(m) since the Closing Date (in each case except to the extent funded from Parent's Share of Excess Cash Flow), shall not exceed (net of return of capital of (but not return on) any such Acquisition Consideration or Investment) $250.0 million; provided further that Parent and its Subsidiaries may make additional Acquisitions and Investments from time to time pursuant to this clause (m) with Acquisition Consideration and investment consideration in an amount not to exceed Parent's Share of Excess Cash Flow at the time of such Acquisition or Investment, and (2) such Acquisition shall comply with each of clauses (i), (ii), (iii), (iv), and (vi) of Section 9.06(h) (with references therein to Section 9.06(h) being deemed references to this Section 9.06(m)) and Section 9.12; and provided further that

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(x) in the event that after any Acquisition of or Investment in any such
Subsidiary or Person all the requirements of Section 9.06(h) shall have been satisfied for such Subsidiary or Person, compliance with the limits set forth in this Section 9.06(m) and in Section 9.09(m) shall be determined without including any Acquisition Consideration for or Investment in such Person or Subsidiary previously made in reliance on this Section 9.06(m) or Section 9.09(m) and (y) the aggregate amount of such Acquisition Consideration and Investments outstanding at any time that are attributable to Minority Interests shall not exceed $75.0 million (plus any Acquisition Consideration and investment consideration expended in connection with the acquisition of Minority Interests with Parent's Share of Excess Cash Flow as permitted by this clause
(m), in each case net of return of (but not return on) such Acquisition Consideration or investment consideration); and provided further that, at the time of any Acquisition or Investment made pursuant to this clause (m), Parent shall indicate in an Officers' Certificate to be provided to Administrative Agent not more than five (5) Business Days after such Acquisition or Investment whether consideration expended hereunder shall be attributed to the general $250.0 million basket or Parent's Share of Excess Cash Flow;

         (n)      Sale and Leaseback Transactions permitted by Section 9.08(o);

         (o) (i) the direct or indirect Disposition of Equity Interests in any Non-Qualified Subsidiary (including pursuant to an issuance of Equity Interests in such Non-Qualified Subsidiary); provided that the Net Available Proceeds of any such Disposition are applied or reinvested as required by
Section 2.10(a)(iv), and (ii) the Disposition of common Equity Interests in PR Borrower or a direct or indirect parent of PR Borrower in any initial public offering of shares (including by way of issuance of Equity Interests in PR Borrower); provided that (A) after giving effect thereto, Borrower owns, directly or indirectly, not less than 80% of the common Equity Interests then outstanding (and 100% of all other Equity Interests of PR Borrower then outstanding) in PR Borrower and (B) the Net Available Proceeds of any such Disposition are applied or reinvested as required by Section 2.10(a)(iv);

         (p)      any Investment expressly permitted under Section 9.09;

         (q) any Disposition (other than any Disposition of Equity Interests in Borrower (unless such Equity Interests are acquired by Parent and Parent duly pledges such Equity Interests under the Security Agreement) or, except as permitted by Section 9.06(o), PR Borrower or any direct parent thereof) for fair market value; provided, that (1) the aggregate book value of all assets disposed of pursuant to Dispositions permitted under this subsection
(q) shall not exceed in the aggregate $300.0 million, (2) not less than 75% of the consideration received in respect of such Disposition is paid in cash, (3) 100% of the Net Available Proceeds therefrom are applied or reinvested as specified in Section 2.10(a)(iv) and (4) the Obligors shall grant to Administrative Agent, for the ratable benefit of the Lenders, a first priority security interest in any non-cash consideration received by them in respect of such Disposition, which non-cash consideration shall be deemed Pledged Collateral in accordance with the Security Agreement;

         (r) any Disposition (or series of related Dispositions) of all or any portion of the assets comprising the Companies' cable television business (including a Disposition of 100% of the Equity Interests of any Subsidiary or Subsidiaries that own or hold such assets); provided, that not less than 75% of the consideration received in respect of such Disposition is paid in cash or cash equivalents and the Net Available Proceeds therefrom are applied or reinvested as specified in Section 2.10(a)(iv) (and if such Disposition is of or by a Qualified Subsidiary, such reinvestment shall be made in an Obligor or shall be counted against and be subject to the limits set forth in Sections 9.06 and 9.09);

         (s) Dispositions of undersea fiber (including by way of lease and by granting an indefeasible right of use) in the ordinary course of business;

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         (t)      Permitted Assets Swaps having a fair market value not to
exceed $450,000,000 in the aggregate; provided that any cash or cash equivalents received in connection with a Permitted Asset Swap shall be applied or reinvested as specified in Section 2.10(a)(iv) (and if such Permitted Asset Swap involved assets owned or held by a Qualified Subsidiary, such reinvestment shall be made in an Obligor or shall be counted against and be subject to the limits set forth in Sections 9.06 and 9.09);

         (u) Dispositions of Minority Interests listed on Schedule 9.06(u); provided, however, that the Net Available Proceeds received in respect of such Dispositions are applied or reinvested as specified in Section 2.10(a)(iv); and

         (v) Acquisitions made in connection with the AT&T Option in an aggregate amount, together with the aggregate amount of Investments made pursuant to Section 9.09(l), not to exceed $20.0 million.

         Subject to Section 12.04, to the extent the Majority Lenders waive the provisions of this Section 9.06 with respect to the sale or other disposition of any Collateral or property, or any Collateral or property is sold or otherwise disposed of as permitted by this Section 9.06 (other than to any Obligor), (x) such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and Administrative Agent shall take such actions as are appropriate in connection therewith and (y) in the event that the Collateral or property sold or disposed of consists of all the Equity Interests of a Subsidiary owned by the Companies, such Subsidiary shall be released from all its obligations under the Credit Documents and the Administrative Agent shall take such actions as are appropriate in connection therewith.

         9.07. Limitation on Liens and Negative Pledges. No Company shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any of its Property, whether now owned or hereafter acquired, except, (i) with respect to Collateral, for Liens expressly permitted by the applicable Security Document and (ii) for the following (such Liens referred to in clause (i) above and such Liens referred to below being collectively referred to herein as "Permitted Liens"):

         (a) Liens (including any Prior Liens) in existence on the Closing Date and identified in Schedule 9.07;

         (b) Liens imposed by any Governmental Authority for taxes, assessments or charges (other than any de minimis taxes, assessments or charges) not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Companies, in accordance with GAAP;

         (c) Liens imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' Liens and other similar Liens arising in the ordinary course of business, including in connection with the buildout and development of Systems, in each case for sums the payment of which is not required by Section 9.03;

         (d) pledges or deposits under workers' compensation, unemployment insurance and other social security legislation (including the Federal Employer's Liability Act) or the deposits securing the liability to insurance carriers, in each case arising in the ordinary course of business;

         (e) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

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         (f)      easements, rights-of-way, restrictions or minor defects or irregularities in title imposed by law or incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Real Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Real Property subject thereto or interfere with the ordinary conduct of the business of any Company;

         (g) Liens upon Property acquired after the Closing Date by Borrower or any Subsidiary, which Liens either (A) existed on such Property before the time of its acquisition and were not created in anticipation thereof, or (B) were created solely for the purpose of securing Indebtedness representing, or incurred to finance or refinance, the cost of such Property or improvements thereon; provided, however, that (1) no such Lien shall extend to or cover any Property of any Company other than the Property so acquired and improvements thereon and proceeds thereof, and (2) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value of such Property at the time it was acquired or constructed;

         (h) Liens existing on any Property of any Person at the time such Property is acquired or such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary and, in each case, not created in contemplation of or in connection with such event; provided, however, that such Liens do not extend to any other Property of any Company;

         (i) Liens not otherwise permitted hereunder securing obligations of any Company in an aggregate amount not to exceed $15.0 million at any time outstanding;

         (j) Liens securing obligations under Swap Contracts with any Creditor to the extent the Obligations are secured by the same collateral on at least a pari passu basis;

         (k) Liens consisting of judgment or judicial attachment Liens (including pre-judgment attachment) in existence less than 60 days after the entry thereof or the enforcement of which is effectively stayed or payment of which is covered in full (subject to a customary deductible) by insurance or which do not otherwise result in an Event of Default under Section 10(h) or (n);

         (l) Liens securing obligations in respect of Capital Leases solely on Property (including improvements thereto and the proceeds thereof) subject to such Capital Leases;

         (m) any obligations or duties affecting any of the Property of any Company to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Property for the purposes for which it is held and restrictions on the transfer of assets imposed by the FCC or the Communications Act or other regulatory authorities in effect generally on all Persons subject thereto;

         (n) leases or subleases granted to third Persons not interfering in any material respect with the business of any Company;

         (o) Liens arising from UCC financing statements regarding leases permitted by this Agreement;

         (p) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

         (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods;

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         (r)      Liens arising out of consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;

         (s)      Liens created under this Agreement and/or the other Credit
Documents;

         (t)      Liens that are rights of setoff;

         (u) Liens arising in connection with buy/sell agreements related to Equity Interests of any Person;

         (v) any Lien arising by operation of law pursuant to Section 107(l) of CERCLA for costs or damages which are not yet due (by virtue of a written demand for payment by a Governmental Authority) or which are being contested in compliance with the standard set forth in Section 9.03(iii); provided that Borrower is in full compliance with all obligations hereunder including Sections 9.14 and 12.03(b); and provided, further, that the liability of Parent and the Subsidiaries with respect to the matters giving rise to all such Liens shall not, in the reasonable estimate of Parent, exceed $2.0 million;

         (w) Liens disclosed in any title insurance policies delivered pursuant to Section 9.12 and permitted under Section 9.12(d)(iii)(7);

         (x) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted by this Section 9.07(x) shall not secure any additional principal amount of Indebtedness (other than accrued interest, plus the amount of premium or other payment actually paid at such time to refinance the Indebtedness secured thereby, plus the amount of fees and reasonable expenses of any Obligor or any Subsidiary incurred in connection with such refinancing) or cover any additional Property (other than like Property substituted for Property covered by such Lien and accessions thereto);

         (y) (i) second priority Liens granted on the Pledged Collateral and any Mortgaged Property to secure any Second Priority Secured Debt incurred pursuant to Section 9.08(n) and (ii) second priority Liens granted on the Pledged Collateral and any Mortgaged Property to secure Permitted Refinancings of such Second Priority Secured Debt; provided, however, that the Liens permitted by this Section 9.07(y) (ii) shall not secure any additional principal amount of Indebtedness (other than accrued interest, plus the amount of premium or other payment actually paid at such time to refinance the Indebtedness secured thereby, plus the amount of fees and reasonable expenses of any Obligor or any Subsidiary incurred in connection with such refinancing) or cover any additional Property (other than like Property substituted for Property covered by such Lien and accessions thereto);

         (z) Liens on cash in an amount not to exceed 105% of Indebtedness incurred pursuant to Section 9.08(d) to secure such Indebtedness;

         (aa) Liens on the Net Available Proceeds of Indebtedness incurred in connection with any Permitted Refinancing (or any other refinancing of Indebtedness with Net Available Proceeds of Indebtedness issued pursuant to
Section 9.08(k) or (n), or any Acquisition or Investment, to the extent the consummation of such other refinancing, Acquisition or Investment is contingent upon the occurrence of additional conditions) and any income therefrom solely to the extent such Net Available Proceeds and income is required to secure the repayment of either the new Indebtedness incurred or the Indebtedness being refinanced and any interest thereon and any income thereon, and in each case such Lien shall be deemed granted only until such time as such Permitted Refinancing or other refinancing, Acquisition or Investment is consummated (or terminated) and such proceeds are applied in connection therewith; and

         (bb) Liens on Property of Non-Qualified Subsidiaries to secure any Indebtedness permitted to be incurred by any Non-Qualified Subsidiary pursuant to Section 9.08.

Except with respect to (i) specific Property encumbered pursuant to a Lien permitted to be incurred pursuant to this Section 9.07, (ii) specific Property to be sold pursuant to an executed agreement with respect to a Disposition or other sale or disposition of Property not prohibited hereunder consummated in accordance with this Agreement, (iii) customary non-assignment clauses or (iv) Property the pledge of which is limited by law, and except as contemplated by the Security Documents, no Company will directly or indirectly, enter into any agreement on or after the Closing Date prohibiting or restricting in any manner (directly or indirectly and including by way of covenant, representation or warranty or event of default) the creation or assumption of any Lien upon its Property to secure obligations under the Credit Documents, whether now owned or hereafter acquired, except pursuant to the Credit Documents, the Subordinated Notes Documents, the Senior Notes Documents, any Additional Notes Documents and any Permitted Refinancing of any Indebtedness issued thereunder.

         9.08. Prohibition on Disqualified Capital Stock; Limitation on Indebtedness. No Company shall, directly or indirectly, issue or permit to be outstanding any Disqualified Capital Stock, or incur any Indebtedness, except:

         (a) the Loans and the other Obligations (including the Guarantees) under the Credit Documents and Permitted Refinancings in respect thereof;

         (b) the Existing Parent Senior Notes, the Senior Notes, the Subordinated Notes and other Indebtedness outstanding on the Closing Date and listed in Schedule 9.08 and specified on Schedule 9.08 as to remain outstanding after the Closing Date (less the aggregate amount of any permanent prepayments or repayments thereof) and Permitted Refinancings thereof;

         (c) (i) Indebtedness of Parent or any Subsidiary owing to Parent or any Qualified Subsidiary; provided, however, that (1) if such Indebtedness is owed by a Non-Qualified Subsidiary to any Obligor, such Indebtedness shall be subject to the limitations set forth in Section 9.09 and (2) such Indebtedness shall not be held by any Person other than Borrower or a Qualified Subsidiary and shall not be subordinate to any other Indebtedness or other obligation of the obligor unless also subordinated to the Loans on terms no less favorable to the Creditors than that of any other creditor or (ii) Indebtedness of any Non-Qualified Subsidiary owing to or benefiting any other Non-Qualified Subsidiary;

         (d) Indebtedness in respect of letters of credit in an aggregate amount not to exceed $2.5 million at any time outstanding;

         (e) Indebtedness arising from honoring a check, draft or similar instrument against insufficient funds; provided, however, that such Indebtedness is extinguished within two Business Days of its incurrence;

         (f) Swap Contracts not entered into for any speculative purpose but to manage an Obligor's risks in respect of fluctuations in interest rates, currency exchange rates, or similar risks or for any other valid business purposes;

         (g) Guaranty Obligations of Parent or any Qualified Subsidiary in respect of Indebtedness or other liabilities of Parent or any Qualified Subsidiary or, to the extent permitted by Section 9.09, Non-Qualified Subsidiaries, in each case to the extent that the existence of such Indebtedness or other liabilities is not prohibited under this Agreement;

         (h)      Indebtedness in connection with Dispositions permitted under
Section 9.06 and sales or transfers of Property not otherwise prohibited by this Agreement arising in connection with indemnification and other agreements in respect of any contract relating to such Disposition or other sale or transfer, not to exceed the consideration received or to be received by Parent or any Subsidiary (which consideration shall be deemed to exclude any obligation of any third Person incurred in connection with the acquisition of the Property which is the subject of such Disposition or other sale or transfer) in connection with any such Disposition or other sale or transfer;

         (i) Indebtedness of Parent and the Subsidiaries secured by Liens permitted under Section 9.07(g) or (l) and Permitted Refinancings thereof (and extensions, renewals or replacements of such Liens pursuant to Section 9.07(x)) not exceeding, together with any Capital Lease Obligations incurred pursuant to clause (o) of this Section 9.08, $150.0 million in the aggregate at any time outstanding for Parent and the Subsidiaries collectively;

         (j) Subject to the final paragraph of this Section 9.08, Indebtedness of a Person that becomes a Subsidiary after the date hereof and Permitted Refinancings thereof; provided, however, that (1) such Indebtedness existed at the time such Person became a Subsidiary and was not created in connection with or in anticipation thereof, (2) immediately after giving effect to the acquisition of such Person by Parent or any of its Subsidiaries, no Default shall have occurred and be continuing, and (3) the aggregate amount of Indebtedness outstanding at any time pursuant to this Section 9.08(j) shall not exceed $75.0 million for all Subsidiaries at any time;

         (k) Subject to the final paragraph of this Section 9.08, Indebtedness incurred by any Company in an aggregate amount not to exceed, together with the face amount of any Disqualified Capital Stock issued pursuant to clause (r) of this Section 9.08, $100.0 million at any time outstanding;

         (l) Indebtedness of any Company to (including obligations in respect of letters of credit for the benefit of) any Person providing worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Company;

         (m) Indebtedness of any Company in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and any extension, renewal or refinancing thereof to the extent the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

         (n) Subject to the final paragraph of this Section 9.08, Additional Notes in an aggregate principal amount and face amount not to exceed $300.0 million at any time outstanding; provided, however, that (i) no Additional Notes that are senior notes may be issued if at the time of the issuance thereof (and after giving pro forma effect thereto), the Total Leverage Ratio would be greater than or equal to 4.75:1.0, (ii) Additional Notes that are senior notes in an aggregate principal amount not to exceed $150.0 million may be issued if, at the time of the issuance thereof (and after giving pro forma effect thereto), the Total Leverage Ratio would be greater than or equal to 4.0:1.0 and less than 4.75:1.0 and (iii) Additional Notes that are senior notes may be issued if, at the time of the issuance thereof (and after giving pro forma effect thereto), the Total Leverage Ratio would be less than 4.0:1.0; provided further, that the principal amount of PIK Notes and the face amount of Non-Cash Pay Disqualified Stock issued pursuant to this Section 9.08(n) shall not exceed $100.0 million in the aggregate at any time outstanding; provided further, that no PIK Notes shall be permitted to be issued unless, at the time of such issuance, Parent's and Borrower's long-term senior secured Indebtedness shall be rated B- or better by S&P and B3 or better by Moody's (in each case with no negative outlook); provided further that, at the time of the incurrence thereof and after giving pro forma effect thereto, Parent would be in compliance with all Financial Maintenance Covenants and no Default shall have occurred and be continuing or would arise therefrom; provided further that, the Net Available Proceeds with respect to any such Indebtedness shall be applied or reinvested in the same manner as the Net Available Proceeds from Dispositions pursuant to
Section 2.10(a)(iv) (provided that the Net Available Proceeds with respect to any PIK Notes or Non-Cash Pay Disqualified Stock may be used pursuant to Section 9.10(c) and the Net Available Proceeds of any such Indebtedness (including, but not limited to, PIK Notes and Non-Cash Pay Disqualified Stock) may be used to repurchase Indebtedness pursuant to Section 9.22(a)(8));

         (o) Indebtedness incurred by Parent and the Subsidiaries in respect of any Sale and Leaseback Transaction and Permitted Refinancings thereof, in an aggregate amount, together with any Indebtedness incurred pursuant to Section 9.08(i), not to exceed $150.0 million in the aggregate at any time outstanding;

         (p) Indebtedness expressly permitted under Section 9.09 and not otherwise permitted under this Section 9.08;

         (q) Guaranty Obligations with respect to the Senior Notes and Guaranty Obligations in respect of any Additional Notes (to the extent permitted by the terms thereof and clause (n) of this Section 9.08) and any Permitted Refinancings thereof; and

         (r) Subject to the final paragraph of this Section 9.08, Disqualified Capital Stock issued by any Company with a face amount in an amount not to exceed, together with the amount of Indebtedness issued pursuant to clause (k) of this Section 9.08, $100.0 million in the aggregate at any time outstanding.

         Notwithstanding anything to the contrary in this Agreement, no License Subsidiary shall incur any Indebtedness other than as contemplated by the definition of "License Subsidiary" or Section 9.05.

         All intercompany debt shall be unsecured and subordinate in right of payment (to the same extent as the subordination provisions set forth in Exhibit B hereto) to the Obligations. Each Obligor, by its execution and delivery of this Agreement, hereby agrees to so subordinate its right of payment under any intercompany debt owed to it by Parent or any Subsidiary to the full and complete payment and performance of the Obligations. No Obligor shall incur any Subordinated Debt or any Guaranty Obligation in respect of any Subordinated Debt unless otherwise permitted by the foregoing exceptions listed as clauses (a) through (r) above and unless such Subordinated Debt or Guaranty Obligation shall be subordinated to the Obligations at least to the same extent and for so long as such Subordinated Debt or the Subordinated Debt in respect of which such Guaranty Obligation is incurred is subordinated to such other Indebtedness. No intercompany debt may be evidenced by any note or other instrument except as expressly required hereby or in any case in which such note or instrument has been duly pledged under the Security Agreement to the extent required thereby.

         Notwithstanding any other provision of this Agreement, the aggregate principal and other amount of Indebtedness that may be outstanding, together with the aggregate and face amount or liquidation preference of Disqualified Capital Stock issued and outstanding, in each case issued by the Non-Qualified Subsidiaries, at any time under clauses (j), (k), (n) and (r) above may not exceed $60.0 million.

         9.09. Limitation on Investments; Limitation on Creation of Subsidiaries. No Company shall, directly or indirectly, make or permit to remain outstanding any Investments, except for the following:

         (a) deposit accounts and certificates of deposit with banks in the ordinary course of business;

         (b) Permitted Investments and Investments that were Permitted Investments when made;

         (c) (i) Investments by any Company in Parent or any Qualified Subsidiary, (ii) Investments constituting Permitted Acquisitions or Permitted Asset Swaps under Section 9.06(h) in any Subsidiary if as a result thereof or in connection therewith such Subsidiary becomes a Qualified Subsidiary and (iii) Investments constituting Permitted Acquisitions and Investments made in connection with a Swap Transaction or a Permitted Asset Swap under Section 9.06(m) or (t) (provided that no Investment will be permitted in respect of any Subsidiary with respect to which Borrower or PR Borrower has not complied with
Section 9.12 and that no Non-Qualified Subsidiary may own any Equity Investment in any Qualified Subsidiary);

         (d)      Investments outstanding on the Closing Date and identified in
Schedule 9.09 and any renewals, amendments and replacements thereof that do not increase the amount thereof;

         (e)      Investments that constitute Indebtedness permitted under
Section 9.08;

         (f) advances, loans or extensions of credit by any Company to (1) employees of any Company in the ordinary course of business; provided, however, that the aggregate outstanding amount of all such loans, advances and extensions of credit (other than pursuant to clause (2) of this Section 9.09(f) or advances to employees for reimbursable business expenses) shall not at any time exceed $3.0 million (without giving effect to any write-down or write-off thereof) and
(2) employees of any Company in connection with stock option plans so long as
(x) such loans do not involve cash payments by any Company and (y) no Company incurs any obligations at any time to repurchase the stock so purchased under any such plan (other than in connection with the death, termination or retirement of the employee holding such options or the Capital Stock received upon exercise of such options);

         (g) (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business and (ii) prepayments and other credits to suppliers made in the ordinary course of business;

         (h) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security or similar legislation;

         (i) pledges or deposits in connection with (i) the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) contingent obligations on surety or appeal bonds, and (iii) other obligations of a like nature, in each case incurred in the ordinary course of business;

         (j) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

         (k) operating contracts between or among Companies in the ordinary course of business that are not intended to be Investments and are not entered into on a basis that is systematically disadvantageous to the Obligors;

         (l) Investments made in connection with the exercise of the AT&T Option in an aggregate amount, together with the aggregate amount of Acquisitions made pursuant to Section 9.06(v), not to exceed $20.0 million;

         (m) Investments (including pursuant to a Swap Transaction or Permitted Asset Swap) by any Company in any Non-Qualified Subsidiary or any Minority Interest or in any other Person so long as no Default shall have occurred and be continuing or result from the making of such Investment; provided, however, that the aggregate amount of all such Investments made since the Closing Date, when taken together with the aggregate amount of the Acquisition Consideration for all the Acquisitions consummated under Section 9.06(m) since the Closing Date (without regard to Acquisition Consideration thereunder attributable to Parent's Share of Excess Cash Flow), shall not exceed (net of return of capital of (but not return on) any such Acquisition Consideration or Investment) $250.0 million; provided further that Parent and its Subsidiaries may also make additional Investments from time to time pursuant to this clause (m) in an amount not to exceed Parent's Share of Excess Cash Flow at the time of such Investment, provided further that (x) in the event that after any Acquisition of or Investment in any such Subsidiary or Person all the requirements of Section 9.06(h) shall have been satisfied for such Subsidiary or Person, compliance with the limits set forth in this Section 9.09(m) and Section 9.06(m) shall be determined without including any Acquisition Consideration for or Investment in such Person or Subsidiary previously made in reliance on this Section 9.09(m) or Section 9.06(m), and (y) the aggregate amount of such Investments and Acquisition Consideration outstanding at any time that are attributable to Minority Interests shall not exceed the $75.0 million (plus consideration expended in connection with Investments in Minority Interests with Parent's Share of Excess Cash Flow permitted pursuant to this clause (m)), provided, however, that Parent and its Subsidiaries may make additional Investments from time to time pursuant to this clause (m) in Minority Interests in an amount not to exceed Parent's Share of Excess Cash Flow, in each case, net of return of capital of (but not return on) any such Acquisition Consideration and Investments; and provided further that, no more than five Business Days after any Acquisition or Investment made pursuant to this clause (m), Parent shall indicate in an Officers' Certificate whether consideration expended hereunder shall be attributed to the general $250.0 million basket or Parent's Share of Excess Cash Flow;

         (n) Parent or any Subsidiary may hold the Equity Interests of any Subsidiary existing on the Closing Date or created or acquired thereafter in accordance with the provisions hereof and any additional Equity Interests issued in exchange therefor or as a dividend thereon;

         (o) Investments consisting of prepayments and other credits to suppliers in the ordinary course of business;

         (p)      Investments consisting of Permitted Acquisitions;

         (q) Investments in Minority Interests; provided that the aggregate amount of such Investments made after the Closing Date does not exceed $75.0 million, net of return of (but not return on) capital, when taken together with the aggregate amount of Investments and Acquisition Consideration outstanding at any time under Section 9.06(m) or 9.09(m) that are attributable to Minority Interests (except to the extent such Investments or Acquisition Consideration is attributable to Parent's Share of Excess Cash Flow); provided, however, that Parent and its Subsidiaries may make additional Investments from time to time under this clause (q) in an amount not to exceed Parent's Share of Excess Cash Flow at the time of such Investment, net of return of (but not return on) such Investment; and provided further that, not more than five (5) Business Days after the time of any Investment made pursuant to this clause (m), Parent shall indicate in an Officers' Certificate whether consideration expended hereunder shall be attributed to the general $75.0 million basket or Parent's Share of Excess Cash Flow;

         (r) Investments (other than Acquisitions) made with Equity Interests of Parent;

         (s) Investments in one or more Subsidiaries, the operations or Property of which are conducted or located in the Dominican Republic, made after the Closing Date in an aggregate amount not to exceed $100.0 million; provided, that additional Investments in an amount not to exceed $40 million in the aggregate may be made at any time when the Total Leverage Ratio is 4.0:1:0 or lower;

         (t) Investments consisting of non-cash consideration received in the form of notes, securities or similar obligations in connection with any permitted Disposition;

         (u) other Investments in an aggregate amount (net of return of capital but not return on capital) not to exceed $10.0 million at any time; and

         (v) Investments by Non-Qualified Subsidiaries in other Non-Qualified Subsidiaries.

         9.10. Limitation on Dividend Payments. No Company shall, directly or indirectly, declare or make any Dividend Payment at any time, except:

         (a) any Subsidiary may declare and make Dividend Payments to Borrower or any Subsidiary and to minority interest holders in such Subsidiary if made on a pro rata basis to all holders of Equity Interests in such Subsidiary at the same time; provided that no Qualified Subsidiary may make any Dividend Payment to any Non-Qualified Subsidiary;

         (b) Borrower may make Dividend Payments to Parent if the proceeds thereof are used at the time of such Dividend Payment by Parent (and Parent may use such Dividend Payments by Borrower as set forth below):

                           (i) to pay (A) out-of-pocket expenses for administrative, legal, accounting and other services provided by third parties incurred in the ordinary course of business, (B) franchise fees and similar costs, (C) other expenses arising in the ordinary course of business or (D) so long as no Default has occurred and is continuing or would arise therefrom, expenses of any issuance of Equity Interests or Indebtedness, Investment or Acquisition, whether or not consummated;

                           (ii) to pay taxes of the Companies as part of a consolidated, combined or unitary tax filing group or of the separate operations of Parent which are actually due and payable arising from the ownership of the Equity Interests of Borrower by Parent (not to exceed in any event the amount of tax that Borrower and the Subsidiaries would otherwise pay if not part of such filing group);

                           (iii) so long as no Default has occurred and is continuing or would arise therefrom, to redeem Equity Interests (other than Disqualified Capital Stock) held by current or former employees or directors of any Company (or their estates or beneficiaries of their estates) upon the death, disability, retirement or termination of employment or directorship, as the case may be; provided, however, that the aggregate cash consideration paid, or distributions made, pursuant to this clause (b)(iii) shall not exceed $5.0 million in any fiscal year of Parent ending after the Closing Date (with any unused portion of such amount being available for use in the next succeeding fiscal year), except to the extent paid with the Net Available Proceeds of a substantially contemporaneous issuance of Qualified Capital Stock of Parent (or any other direct or indirect parent of Borrower);

                           (iv) so long as no Default has occurred and is continuing or would arise therefrom, to make any scheduled interest payment on any Indebtedness of Parent if the proceeds thereof are used at the time of such Dividend Payment by Parent to pay, on the scheduled interest payments dates, interest accrued on such Indebtedness;

                           (v) so long as no Event of Default has occurred and is continuing or would arise therefrom, to pay monitoring and management fees and to make other payments permitted to be paid or made under Sections 9.15(i) and (j) in the amount of such fees or payments;

                           (vi)     to make payments under Contractual
         Obligations of Parent permitted by Section 9.20 in the amount of such payments;

                           (vii) so long as no Default has occurred and is continuing or would arise therefrom, to make repurchases, redemptions or prepayments of Indebtedness to the extent permitted pursuant to Sections 9.22(a)(6), (7), (8) or (9) in the amount of such repurchase, redemption or prepayment;

                           (viii) to make redemptions of the Mezzanine Notes on the Closing Date;

                           (ix) so long as no Default has occurred and is continuing or would result therefrom, to make repurchases, redemptions or prepayments at maturity of the Existing Parent Senior Notes; and

                           (x) so long as no Default has occurred and is continuing or would result therefrom, to make scheduled cash interest payments on any PIK Notes or cash dividend payments on Non-Cash Pay Disqualified Stock, in each case issued pursuant to Section 9.08(n) and then outstanding; provided, however, that any Dividend Payments made pursuant to this clause (x) shall be deemed to have been made with Parent's Share of Excess Cash Flow to the extent attributable to PIK Notes or Non-Cash Pay Disqualified Stock the Net Available proceeds of which were used to make Dividend Payments pursuant to Section 9.10(c);

provided, however, that no Dividend Payment permitted pursuant to this clause
(b) shall be made more than three Business Days prior to the date of the scheduled usage thereof by Parent.

         (c) Dividend Payments to Parent in an amount sufficient to permit Parent to (i) pay cash dividends in respect of its capital stock and (ii) redeem its capital stock, and cash Dividend Payments made by Parent in respect of its capital stock; provided that all cash Dividend Payments in accordance with this clause (c) are subject to the satisfaction of the following additional conditions on the date of such Dividend Payment and after giving effect thereto:

                           (i) no Default or Event of Default shall have occurred and be continuing; and

                           (ii) the aggregate amount of Dividend Payments made pursuant to this clause (c) since the Closing Date does not exceed $20.0 million; provided, however, that additional Dividend Payments may be made from time to time pursuant to this clause (c)(ii) in an amount not to exceed Parent's Share of Excess Cash Flow at the time of such Dividend Payment; and provided further, however, that Parent shall indicate in an Officer's Certificate provided no more than five (5) Business Days after any Dividend Payment made pursuant to this Section 9.10(c)(ii) whether such Dividend Payment was made under the general $20.0 million basket or with Parent's Share of Excess Cash Flow;

         9.11.    Financial Covenants.

         (a) Maximum Total Leverage Ratio. The Total Leverage Ratio shall not, as of any Test Date during any period set forth in the table below, exceed the ratio set forth opposite such period in the table below:

                       PERIOD                                       RATIO
                       ------                                       -----
February 29, 2004-November 30, 2004....................            7.50:1.0
February 28, 2005-November 30, 2005....................            7.25:1.0
February 28, 2006-November 30, 2006....................            7.00:1.0
February 28, 2007-November 30, 2007....................            6.50:1.0
February 29, 2008-November 30, 2008....................            6.00:1.0
February 28, 2009-November 30, 2009....................            5.75:1.0
February 28, 2010 and thereafter.......................            5.50:1.0

         (b) Maximum Senior Secured Leverage Ratio. The Senior Secured Leverage Ratio shall not, as of any Test Date during any period set forth below, exceed the ratio set forth opposite such period in the table below:

                      PERIOD                                        RATIO
                      ------                                        -----
February 29, 2004-November 30, 2005....................            3.00:1.0
February 28, 2006-November 30, 2006....................            2.75:1.0
February 28, 2007-November 30, 2008....................            2.50:1.0
February 28, 2009 and thereafter.......................            2.25:1.0

         (c) Minimum Interest Coverage Ratio. The Interest Coverage Ratio shall not, as of any Test Date during any period set forth below, be less than the ratio set forth opposite such period in the table below:

                       PERIOD                                        RATIO
                       ------                                        -----
February 29, 2004-November 30, 2004....................            1.50:1.0
February 28, 2005-November 30, 2006....................            1.60:1.0
February 28, 2007-November 30, 2007....................            1.70:1.0
February 29, 2008-November 30, 2008....................            1.75:1.0
February 28, 2009-November 30, 2009....................            1.80:1.0
February 28, 2010 and thereafter.......................            1.90:1.0

Notwithstanding the foregoing, on and after the Fiscal Year Conversion Date each reference in this Section 9.11 to "February 28" or "February 29" shall be replaced with a reference to "March 31" and each reference in this Section 9.11 to "November 30" shall be replaced with a reference to "December 31".

         9.12. Pledge or Mortgage of Additional Collateral; Additional Obligors; Licenses To Be Held by License Subsidiaries. (a) Upon any Company creating or acquiring any Subsidiary (other than any Foreign Subsidiary) after the Closing Date (each such Subsidiary referred to herein as an "Additional Obligor" and collectively as the "Additional Obligors"), Parent, Borrower and PR Borrower shall (i) cause each such Subsidiary that is a Wholly Owned Subsidiary or is acquired pursuant to Section 9.06(h) to execute and deliver all such agreements, guarantees, documents and certificates (including any amendments to the Credit Documents and a Joinder Agreement) as Administrative Agent may reasonably request and do such other acts and things as Administrative Agent may reasonably request in order to have such Subsidiary guarantee the Obligations in accordance with the terms of the Credit Documents, (ii) promptly, to the extent permitted by Contractual Obligations existing on the Closing Date or on the date such Subsidiary became an Additional Obligor, (I) execute and deliver to

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Administrative Agent such amendments to the Security Documents as Administrative
Agent deems necessary or advisable in order to grant to Administrative Agent, for the benefit of the Creditors, a perfected first priority security interest (subject to Permitted Liens) in the Equity Interests and debt securities of such new Subsidiary which are owned by Parent, Borrower, PR Borrower or any other Domestic Subsidiary of Parent and required to be pledged pursuant to the Security Agreement, (II) deliver to Administrative Agent any certificates representing such Equity Interests and debt securities, together with (A) in the case of such certificated Equity Interests, undated stock powers endorsed in blank, and (B) in the case of such certificated debt securities, endorsed in blank, in each case executed and delivered by a Senior Officer of Parent or such Subsidiary, as the case may be, (III) to the extent permitted by Contractual Obligations existing on the Closing Date, cause such new Subsidiary to take such actions necessary or advisable to grant to Administrative Agent for the benefit of the Creditors a perfected first priority security interest (subject to Permitted Liens) in the collateral described in the Security Agreement with respect to such new Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by Requirement of Law or as may be reasonably requested by Administrative Agent and
(IV) if reasonably requested by Administrative Agent, deliver to Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Administrative Agent. All Subsidiaries operating in Puerto Rico (other than PRP) will be organized in a U.S. jurisdiction except to the extent that (x) a substantial minority partner or stockholder shall object thereto, (y) such organization would result in material adverse tax or regulatory consequences to the Companies or as contemplated by the next sentence or (z) Parent, Borrower and PR Borrower shall cause to be delivered with respect to such Subsidiary the information set forth in Sections 12.04(k)(ii)-(vii) with respect to such Subsidiary (with each reference in such Sections to PRP being deemed a reference to such Subsidiary for purposes hereof) and any other information, opinions and agreements reasonably requested by Administrative Agent. Except with respect to PRP, none of the foregoing actions shall be required if such action would be a violation of any applicable Requirement of Law or, in the reasonable judgment of Administrative Agent in consultation with Borrower, the expense, tax or regulatory consequences or difficulty of taking such action would not, in light of the benefits that would accrue to the Lenders, justify taking such action.

         (b) The Obligors shall cause all Licenses (other than Licenses on which the Lenders shall have an enforceable first priority perfected Lien and on which no other Person shall have any Lien other than Permitted Liens) of any Company (other than Foreign Subsidiaries and Subsidiaries that are not Wholly Owned Subsidiaries) to be held by one or more License Subsidiaries, except that if any Company (other than any Foreign Subsidiary) shall acquire (including by merger) any Person (except any Person that becomes a Foreign Subsidiary or a Person that is not a Wholly Owned Subsidiary) that holds a License, Parent, Borrower and/or PR Borrower shall cause such License to be transferred to a License Subsidiary within 90 days of such acquisition; provided, however, that the preceding clause shall not apply to any Certificate of Territorial Authority issued by the State of Indiana, or any agency thereof, to any Company so long as the Companies cannot comply with the preceding clause because of any Requirement of Laws of such State or agency that would prohibit or impair the operation of the business of such Company pursuant to or in compliance with such Certificate of Territorial Authority; provided, further, that, if at any time compliance with the aforementioned provision would no longer prohibit or impair the operation of the business of such Company, such Company shall theretofore comply within 120 days of the date on which such Company learned that such compliance was no longer prohibited; and provided further that any action otherwise required by this Section 9.12(b) shall not be required to be taken if it would be a violation of any applicable Requirement of Law or, in the reasonable judgment of Administrative Agent in consultation with Borrower, the expense, tax or regulatory consequences or difficulty of taking such action would not, in light of the benefits that would accrue to the Lenders, justify taking such action.

         (c) In the case of each Obligor, promptly, and in any event within 30 days, after the acquisition of any Property of the type that would have constituted Collateral at the Closing Date (including the

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Equity Interests of any Subsidiary hereafter created or acquired) other than
Real Property (the "Additional Collateral"), each Company shall take all action reasonably necessary or desirable (to the extent permitted by applicable Contractual Obligations existing on the Closing Date (or in the case of an Additional Obligor, on the date it became an Additional Obligor)), if any, including the execution and delivery of all such agreements, assignments, documents, registers and instruments (including amendments to the Credit Documents) and the filing of appropriate financing statements or other documents under the provisions of the UCC or applicable requirements of any Governmental Authority in each of the offices where such filing is necessary or appropriate, to grant (in the reasonable judgment of Administrative Agent) to Administrative Agent, for the benefit of the Creditors, a duly perfected first priority Lien on such Property pursuant to appropriate Security Documents (subject to Permitted Liens and other Liens permitted by the relevant Security Documents); provided, however, that (1) in no event shall any Foreign Subsidiary be required to pledge assets, and (2) with respect to the Equity Interests of Subsidiaries, Parent, Borrower, PR Borrower and the Domestic Subsidiaries need only pledge 65% of the Equity Interests of Foreign Subsidiaries and no Equity Interests need be pledged of any Subsidiary that is (i) both a Foreign Subsidiary and not a direct Subsidiary of Borrower, PR Borrower or any Domestic Subsidiary or (ii) an Unrestricted Subsidiary.

         (d) In the event that, after the Closing Date, any Obligor (including any Additional Obligor but excluding any Foreign Subsidiary) acquires or holds a fee interest with a fair market value of $7.5 million or more in any Real Property (other than any Real Property encumbered by a Lien permitted by Section 9.07(g) securing monetary obligations), such Obligor shall notify Administrative Agent and, if requested by Administrative Agent, (i) to the extent permitted by applicable Contractual Obligations existing on the Closing Date (or in the case of an Additional Obligor, on the date it became an Additional Obligor), take such actions and execute such documents as Administrative Agent shall reasonably require to confirm the Lien of an existing Mortgage, if applicable, or to create a new Mortgage on such additional Real Property and (ii) cause to be delivered to Administrative Agent, on behalf of the Creditors, the documents and instruments reasonably requested by Administrative Agent, including, the items set forth in Section 7.02 in respect of Mortgaged Real Property. If reasonably requested by Administrative Agent or the Majority Lenders, Borrower shall obtain at its sole expense and as soon as practicable but in any event not later than 45 days after request therefor, Phase 1 environmental reports from an environmental engineering firm reasonably acceptable to Administrative Agent with respect to any Real Property with a fair market value of $7.5 million or more held by any Obligor if not delivered on or prior to the Closing Date.

With respect to any Real Property acquired after the Closing Date on which a Mortgage is required to be filed pursuant to the terms of the Credit Documents, each relevant Obligor shall cause to be delivered to Administrative Agent, on behalf of the Creditors, the following documents and instruments (to the extent permitted by Contractual Obligations existing on the Closing Date or, in the case of an Additional Obligor, on the date it became an Additional Obligor):

                  (i) a Mortgage encumbering each such Real Property in favor of Administrative Agent, for the benefit of the Creditors, in form for recording in the recording office of each jurisdiction where each such Real Property is situated, together with such other documentation, including fixture filings, as shall be required to create a lien under applicable law, and other similar documents as are reasonably requested by counsel for Administrative Agent and the Lenders, all of which shall be in form and substance reasonably satisfactory to Administrative Agent, which Mortgage and other instruments shall be effective to create a legal, valid and enforceable first priority Lien on such Real Property subject to no Liens other than Prior Liens applicable to such Real Property and Permitted Liens;

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

                  (ii) with respect to each such Real Property, such consents, lien waivers, approvals, estoppels, tenant subordination agreements or other instruments as necessary or as shall be reasonably deemed required by Administrative Agent to consummate the transactions contemplated hereby or to grant the Lien contemplated by the Mortgage; and

                  (iii) to the extent reasonably requested by the Administrative Agent, the following documents and instruments:

                                    (1) with respect to each such Real Property,
                  if required to obtain the title insurance coverage (if any) required by Administrative Agent, a Survey;

                                    (2) with respect to each such Real Property,
                  policies or certificates of insurance as reasonably required by the Mortgage relating thereto;

                                    (3) with respect to each such Real Property,
                  judgment, tax and other lien searches in form and substance reasonably satisfactory to Administrative Agent;

                                    (4) evidence reasonably acceptable to
                  Administrative Agent of payment by Borrower of all title insurance premiums (if any), search and examination charges, survey costs, mortgage recording taxes and related charges required for the recording of the Mortgages and issuance of the title insurance policies (if any) referred to in this
                  Section 9.12(d);

                                    (5) with respect to each such Real Property,
                  copies of all material leases in which any Company holds the landlord's interest;

                                    (6) if required by Administrative Agent or
                  Majority Lenders, a policy (or commitment to issue a policy) of title insurance insuring (or committing to insure) the Lien of such Mortgage as a valid first priority Lien on the real property and fixtures described therein (subject to Prior Liens applicable to such Real Property and Permitted Liens) in such amount not to exceed 100% of the fair market value thereof as Administrative Agent may reasonably require which policy (or commitment) shall (a) be issued by the Title Company or another title insurance company reasonably acceptable to Administrative Agent, (b) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to Administrative Agent, (c) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel or other professionals reasonably acceptable to Administrative Agent) as shall be reasonably requested by Administrative Agent, (d) include such affidavits and instruments of indemnifications by Borrower and the applicable Subsidiary as shall be reasonably required to induce such title insurance company to issue the policy or policies (or commitment) and endorsements contemplated in this paragraph (6), and (e) contain no exceptions to title other than exceptions for Prior Liens; and

                                    (7) with respect to each such Real Property,
                  all such other items as shall be necessary in the opinion of counsel to the Lenders to create, in favor of the Administrative Agent for the benefit of the Lenders, a valid perfected first priority Lien on, and security interest in, all right, title and interest of the Obligors in such Real Property, and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Prior Liens applicable to such Real Property and of the Permitted Liens.

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

The costs of all actions taken by the parties in connection with the pledge of Additional Collateral or in connection with any Mortgage, including reasonable costs of counsel for Administrative Agent, shall be paid by the Obligors within five (5) Business Days following written demand.

         9.13. Security Interests; Further Assurances. To the extent provided in the Security Agreement, each Company shall, promptly, upon the reasonable request of Administrative Agent, at Borrower's expense, (i) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby, or obtain any consents, including, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith and (ii) deliver or cause to be delivered to Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent as Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral.

         Upon the exercise by Administrative Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, each Company shall execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent or the Lenders may be so required to obtain.

         9.14. Compliance with Environmental Laws. (a) Each Company shall comply with all Environmental Laws, and will keep or cause all Real Property to be kept free of any Liens under Environmental Laws, unless failure to do so could not reasonably be expected to have a Material Adverse Effect or subject any Agent, Lender or Issuing Lender to any material risk of damages or liability; (b) in the event of the presence of any Hazardous Material at, on, under or emanating from any Real Property which would reasonably be expected to result in liability under or a violation of any Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect, each Company shall undertake, and/or cause any of their respective tenants or occupants to undertake, at their sole expense, any action required pursuant to Environmental Laws to mitigate and eliminate such presence; provided, however, that no Company shall be required to comply with any order or directive which is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such compliance to the extent required in accordance with GAAP; (c) each Company shall promptly notify Administrative Agent of the occurrence of any event specified in clause (b) of this Section 9.14 and shall periodically thereafter keep Administrative Agent informed of any material actions taken in response to such event and the results of such actions; and (d) without limiting the rights of Administrative Agent or Lenders under Section 9.12, at the written request of Administrative Agent at any time and from time to time, such Obligor will provide, at such Obligor's sole cost and expense, an environmental site assessment (including the results of any groundwater or other testing, conducted if Administrative Agent reasonably directs that such testing be conducted) concerning any Real Property now or hereafter owned, leased or operated by any Company, conducted by an environmental consulting firm proposed by such Obligor and approved by Administrative Agent indicating the presence or absence of Hazardous Materials and the potential cost of any required investigation or other response or any corrective action in connection with any Hazardous Materials on, at, under or emanating from such Real Property; provided, however, that such request may be made only if (a) there has occurred and is continuing an Event of Default, (b) Administrative Agent reasonably believes that any Company or any such Real Property is not in material compliance with Environmental Law and such environmental site assessment is reasonably necessary to determine compliance with or liability under any Environmental Law, or (c) circumstances exist that reasonably could be expected to form the basis of an Environmental Claim against such Company or any such Real Property which would have a Material Adverse Effect. If any Obligor fails to provide the same within 60 days after such request was made, Administrative Agent may but is under no obligation to conduct the same, and such Obligor shall grant and hereby grants to Administrative Agent and its agents reasonable access to such Real Property and specifically grants Administrative Agent an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at such Obligor's sole cost and expense.

         9.15. Limitation on Transactions with Affiliates. No Company shall, directly or indirectly: enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property, the rendering of any service, or a merger or consolidation), with or for the benefit of any Affiliate (an "Affiliate Transaction") unless such Affiliate Transaction is (i) otherwise not prohibited under this Agreement and (ii) on fair and reasonable terms that are not less favorable to such Company than those that are reasonably obtainable at the time in an arm's-length transaction with a Person that is not such an Affiliate; provided, however, that the following shall be permitted: (a) Dividend Payments permitted by Section 9.10; (b) fees and compensation paid to, and customary indemnity and reimbursement provided on behalf of, officers, directors and employees of any Company in the ordinary course of business; (c) loans, advances or extensions of credit to employees permitted by Section 9.09;
(d) so long as no Event of Default shall have occurred and be continuing, transactions and agreements contemplated by any management agreements so long as the terms and conditions thereof are reasonably satisfactory to Administrative Agent; (e) transactions and agreements in existence on the Closing Date and listed in Schedule 9.15 (as such agreements were in effect on the Closing Date, the "Existing Affiliate Agreements") and the transactions pursuant to the Existing Affiliate Agreements and renewals and extensions of such agreements and transactions after the Closing Date on substantially similar terms as the Existing Affiliate Agreements; (f) any employment agreements entered into by any Company in the ordinary course of business; (g) any purchase by any Permitted Holder of Equity Interests of Parent or any purchase by Parent of Equity Interests of Borrower or any contribution by Parent to the equity capital of Borrower, provided that any Equity Interests of Borrower purchased by Parent shall be pledged to Administrative Agent on behalf of the Lenders pursuant to the Security Documents; (h) transactions in which Parent delivers to Administrative Agent and the Lenders a letter from an independent financial advisor reasonably acceptable to Administrative Agent stating that such transaction is fair to such Company from a financial point of view; (i) so long as no Event of Default shall have occurred and be continuing, payment of monitoring or management or similar fees payable to the Principal Investors and their Affiliates in an aggregate amount in any fiscal year of Parent not in excess of $1.0 million (plus reasonable expenses in connection therewith); (j) so long as no Event of Default shall have occurred and be continuing payments by Parent, Borrower or any of their respective Subsidiaries to any Permitted Holder made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of Parent in good faith; and (k) Affiliate Transactions
(i) between or among Companies and (ii) between or among a Company or Companies and any joint venture partner or Person in which such Company or Companies own a Minority Interest (provided that no Affiliate of Parent, other than such Company or Companies, owns any Equity Interests in, or otherwise controls, such joint venture partner or Person).

         9.16. Limitation on Accounting Changes; Limitation on Investment Company Status. No Company shall make or permit any change in (i) accounting policies or reporting practices, except immaterial changes and except as required by generally accepted accounting principles or (ii) its fiscal year end (other than to December 31 provided that Parent complies with the terms of the last paragraph of Section 8.01). No Obligor shall be or become an investment company subject to the registration requirements under the United States Investment Company Act of 1940, as amended.

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         9.17.    Limitation on Modifications of Certain Documents, Etc. No
Company shall, directly or indirectly, consent to any modification, supplement or waiver of, or amend, in any manner which could reasonably be expected to be materially adverse to the Lenders, any of the provisions of any Organic Document of any Obligor.

         9.18. Limitation on Certain Restrictions Affecting Subsidiaries. No Company shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective any direct or indirect encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on such Subsidiary's Equity Interests or any other interest or participation in its profits owned by any Company, or pay any Indebtedness or any other obligation owed to any Company, (b) make Investments in or to any Company, or (c) transfer any of its Property to any Company. The foregoing shall not prohibit (i) any such encumbrances or restrictions existing under or by reason of (x) applicable law, (y) the Credit Documents and any Permitted Refinancing of the Loans or (z) the Existing Parent Senior Notes Documents, the Subordinated Notes Documents and the Senior Notes Documents, in each case as in effect on the Closing Date, any Additional Notes Documents and any Permitted Refinancing of any Existing Parent Senior Notes, Subordinated Notes, Senior Notes or Additional Notes so long as such restrictions in such documents or such Permitted Refinancing are not materially less favorable to the Creditors or Borrower than (l) the 2003 Senior Notes (as in effect on the Closing Date, in the case of any senior Additional Notes or any Permitted Refinancing with respect thereto), (2) the Subordinated Notes (as in effect on the Closing Date, in the case of any subordinated or senior subordinated Additional Notes or any Permitted Refinancing with respect thereto) or (3) the Credit Documents (as in effect at the time of such Permitted Refinancing, in the case of any Permitted Refinancing of the Loans), (ii) restrictions on the transfer of assets subject to a Lien permitted under Section 9.07, (iii) customary restrictions on subletting or assignment of any lease governing a leasehold interest of any Company, (iv) restrictions on the transfer of any Property subject to a Disposition or other sale or transfer of Property permitted under this Agreement, (v) customary restrictions in joint venture agreements or similar agreements relating to non-Wholly Owned Subsidiaries, (vi) restrictions or encumbrances under or by reason of (A) contracts in effect on the Closing Date,
(B) any agreement or other instrument of a Person acquired by any Company as in effect at the time of such acquisition (but not created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired, (C) leases or other agreements entered into in the ordinary course of business and (vii) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (vi) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as whole, are, in the good faith judgment of the Parent, not materially less favorable to Obligors and the Lenders with respect to such encumbrances or restrictions than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

         9.19. Maintenance of Ratings. The Loans shall be rated by Moody's and S&P at all times on and after the Closing Date (to the extent that Moody's and S&P continue to provide ratings with respect to senior secured Indebtedness similar to the Obligations).

         9.20. Limitation on Activities of Parent. Parent shall not conduct any business, incur any obligations (other than under the Credit Documents, the Subordinated Notes Documents, the Senior Notes Documents, the Existing Parent Senior Notes Documents and any Additional Notes Documents, as applicable, and any Permitted Refinancings of any of the foregoing) or hold or acquire any material assets (other than the Equity Interests of Borrower and Fillcare). Notwithstanding anything herein to the contrary, the Parent may enter into customary agreements in connection with any issuance of Equity

Interests or incurrence of Indebtedness otherwise permissible under the terms of this Agreement and the other Credit Documents and Contractual Obligations (other than Contractual Obligations evidencing Indebtedness) entered into in the ordinary course of business, including Contractual Obligations relating to the business operations of its Subsidiaries.

         9.21. Limitation on Issuance or Dispositions of Equity Interests of Borrower and Subsidiaries. Borrower shall not issue any of its Equity Interests or Equity Rights or permit any Person to own any of its Equity Interests or Equity Rights other than Parent. Parent shall not, directly or indirectly, effect any Disposition of any Equity Interests or Equity Rights of Borrower, other than the pledge thereof pursuant to the Security Documents and pursuant to any Second Priority Secured Debt Documents. Except as permitted by Section 9.06(b), (c), (d), (g), (o), (q), (r) or (t) neither Borrower nor any Subsidiary shall effect the Disposition of any Equity Interests of any Subsidiary unless all Equity Interests in such Subsidiary owned by Parent and the Subsidiaries are sold in accordance with the Credit Documents.

         9.22. Limitation on Payments or Prepayments of Indebtedness, Non-Cash Pay Disqualified Stock or Modification of Debt Documents. No Company shall, directly or indirectly:

         (a) make any payment or prepayment (optional or otherwise) on or with respect to (including any sinking fund payment), or redeem, defease or repurchase (whether in cash, securities or other Property) or otherwise acquire or retire for value any of, the Subordinated Notes, the Senior Notes, any Additional Notes or any Permitted Refinancing of any of the foregoing, except
(1) regularly scheduled mandatory payments of interest; provided however, that any cash payments of interest made pursuant to this Section 9.22(a)(1) with respect to the PIK Notes or any Non-Cash Pay Disqualified Stock shall be deemed to have been made from Parent's Share of Excess Cash Flow to the extent attributable to PIK Notes or Non-Cash Pay Disqualified Stock the Net Available Proceeds of which were used to make Dividend Payments pursuant to Section 9.10(c)(ii), (2) the conversion or exchange of any Indebtedness into shares of common Equity Interests of Parent, (3) the exchange of 2004 Senior Notes and any Additional Notes for exchange notes, as contemplated by the 2004 Senior Notes Documents and any such Additional Notes Documents, respectively, (4) in connection with a Permitted Refinancing, (5) with the Net Available Proceeds of Equity Issuances permitted pursuant to Section 9.06; provided that any such Net Available Proceeds not so used to prepay Indebtedness pursuant to this clause
(5) shall be used to prepay Loans pursuant to Section 2.10(a)(ii) to the extent required thereby, (6) in an amount not to exceed $200.0 million in the aggregate with cash and the proceeds of Permitted Investments, (7) in an amount not to exceed Parent's Share of Excess Cash Flow at the time of such repurchase, redemption or prepayment, (8) in an amount not to exceed the Net Available Proceeds of any Indebtedness permitted to be incurred or Non-Cash Pay Disqualified Capital Stock permitted to be issued pursuant to Section 9.08(n),
(9) not more than $70.0 million aggregate principal amount of the Subordinated Notes within 60 days after the Closing Date with a portion of the Net Available Proceeds of the offering of the 2004 Senior Notes and/or Loans and (10) with the Net Available Proceeds of issuances of common Equity Interests of Parent described in clause (vi) of the definition of "Equity Issuance"; provided, however, that the foregoing limitations on the ability of the Companies to prepay Indebtedness shall not apply at any time when the Total Leverage Ratio is less than 4:0.1:0;

         (b) amend, supplement, waive or otherwise modify any of the provisions of any Subordinated Notes Document, Existing Parent Senior Notes Document, Senior Notes Document (except as set forth in clause (c) of this Section 9.22), Additional Notes Document or any definitive documentation entered into in connection with any Permitted Refinancing of any notes issued thereunder in any way:

                           (i) which shortens the fixed maturity, or increases the rate of, or shortens the time of payment of, interest or dividends on, or increases the amount of, or shortens the time of payment of, any principal, liquidation preference or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of such Indebtedness, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith;

                           (ii) which relates to the affirmative or negative covenants, events of default, redemption or repurchase provisions, or remedies under the documents or instruments evidencing such Indebtedness and the effect of which is to subject any Company to any materially more onerous or more restrictive provisions (except as contemplated by Section 12.04); or

                           (iii) in the case of any of the foregoing which constitutes Subordinated Debt, which effects any changes to the subordination provisions (or related definitions) therein or otherwise materially adversely affects the interests of the Creditors as senior creditors or the interests of the Creditors under this Agreement or any other Credit Document in any respect; or

         (c) effect any material change in the 2004 Senior Notes Indenture in connection with the exchange offer relating to the 2004 Senior Notes or enter into an exchange indenture which is different in any material respect from the 2004 Senior Notes Indenture in connection with such exchange offer, in each case unless the terms thereof are reasonably acceptable to Administrative Agent and the Majority Lenders.

         9.23. Casualty and Condemnation. Each Company will furnish to Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

         9.24. Limitation on Designation of Designated Senior Indebtedness. Borrower and PR Borrower shall, or shall cause a Subsidiary to, designate all Obligations under the Credit Documents as "Designated Senior Indebtedness," as such term is defined in the Subordinated Notes Indenture or any Permitted Refinancing thereof, and any comparable designation that confers upon the Creditors (or any Person acting on their behalf) the right to initiate blockage periods under the Subordinated Notes Indenture or any other Subordinated Debt of any Company.

         9.25. No Contractual Bar. No Company shall enter into or permit to exist any Contractual Obligation that will prevent any Company from complying with Section 9.12, except for Contractual Obligations relating to Indebtedness permitted to be incurred pursuant to Section 9.08(i) or (o).

         9.26. Delivery of Collateral. As promptly as practicable, and in any event within 60 days after the Closing Date, Borrower and PR Borrower shall have delivered, or caused the applicable Subsidiary to deliver, to Administrative Agent the Pledged Collateral required to be delivered pursuant to the Security Documents with respect to each Foreign Subsidiary not so delivered on the Closing Date.

         9.27. Securities Account Control Agreement. As promptly as practicable, but in any event within 30 days after the Closing Date, the applicable Companies shall enter into a securities account control agreement with Administrative Agent and Banc of America Securities LLC with respect to all "financial accounts" (as defined in the Security Agreement) in form and substance reasonably acceptable to Administrative Agent.

         Section 10. Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

         (a) (i) Parent, Borrower or PR Borrower shall default in the payment when due (whether at stated maturity upon prepayment or repayment or acceleration or otherwise) of any principal of any Loan or Reimbursement Obligation, or (ii) Parent, Borrower or PR Borrower shall default in the payment when due of interest on any Loan or any Reimbursement Obligation or any fee or any other amount payable by it hereunder or under any other Credit Document when due and such default under this clause (ii) shall have continued unremedied for three or more Business Days; or

         (b) any Company shall default in the payment when due of any principal of or interest on any of its Indebtedness (other than the Loans) aggregating $20.0 million or more, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, after giving effect to any consents or waivers relating thereto, or any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness aggregating $20.0 million or more shall occur if the effect of such event (after giving effect to any consents or waivers relating thereto) is to cause, or (with the giving of notice if required) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

         (c) any representation or warranty made or deemed made in any Credit Document (or in any modification or supplement thereto) by any Company or in any certificate furnished to any Creditor pursuant to the provisions thereof, shall prove to have been false or misleading as of the time made, deemed made or furnished in any material respect; or

         (d) any Obligor shall default in the performance of any of its obligations under any of Sections 9.01(e), (f) or (k), 9.06 through 9.11, 9.15, 9.17, 9.18 and 9.20 through 9.26 and such default shall continue unremedied for at least five Business Days; or any Obligor shall default in the performance of any of its other obligations in this Agreement, the Security Documents or the Letter of Credit Documents and such default shall continue unremedied for a period of at least thirty days after written notice thereof to such Obligor and Borrower by Administrative Agent or the Majority Lenders; or

         (e) Parent, Borrower, PR Borrower or any Significant Subsidiary shall not, or shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

         (f) Parent, Borrower, PR Borrower or any Significant Subsidiary shall (i) make a general assignment for the benefit of its creditors, (ii) commence or consent to any Insolvency Proceeding, (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (iv) fail to controvert within 60 days or in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary Insolvency Proceeding or (v) take any corporate action for the purpose of effecting any of the foregoing; or

         (g) (i) any Insolvency Proceeding is commenced or filed against Parent, Borrower, PR Borrower or any Significant Subsidiary, and either (1) such proceeding or petition shall not be dismissed, within 60 days after commencement or (2) such proceeding shall not be actively contested by Parent, Borrower, PR Borrower or such Significant Subsidiary; (ii) Parent, Borrower, PR Borrower or any Significant Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered; (iii) Parent, Borrower, PR Borrower or any Significant Subsidiary applies for or acquiesces in the appointment of a receiver, receiver and manager, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar person for itself or a substantial portion of its Property or business; or (iv) an order of relief against Parent, Borrower, PR Borrower or any Significant Subsidiary shall be entered in any Insolvency Proceeding; or

         (h) a final judgment or judgments for the payment of money in excess of $20.0 million in the aggregate (exclusive of judgment amounts to the extent covered by insurance) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Company and the same shall not be discharged (or provision shall not be made for such discharge), vacated or bonded pending appeal, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and such Company shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

         (i) an ERISA Event or noncompliance with respect to Foreign Plans shall have occurred that when taken together with all other ERISA Events and noncompliance with respect to Foreign Plans that have occurred, is reasonably likely to result in liability of any Company in an aggregate amount exceeding $20.0 million; or

         (j)      any Change of Control shall occur; or

         (k) any Security Document after delivery thereof by any Obligor at any time shall cease to be in full force and effect or shall for any reason fail to create or cease to maintain a valid and duly perfected first priority security interest in and Lien upon (subject to Permitted Liens and other Liens expressly permitted by the terms of the applicable Security Document) any material portion of the Collateral; or

         (l) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in connection with the release thereof authorized by the Credit Documents); or

         (m) any Credit Document or any material provision thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a Proceeding shall be commenced by any Company or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company shall repudiate or deny in writing that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Credit Document; or

         (n) any non-monetary judgment, order or decree is entered against any Company which is reasonably likely to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

         (o) one or more Licenses shall be terminated or revoked such that any Company is no longer able to operate the related System or any portion thereof and retain the revenue received therefrom or one or more Licenses shall fail to be renewed at the stated expiration thereof such that any Company is no longer able to operate the related System or any portion thereof and retain the revenue received therefrom, except with respect to any of the foregoing in the event that the termination, revocation or failure to renew is with respect to any License that is not material (it being understood that material Licenses shall include (but not be limited to) any License relating to 10% or more of Operating Cash Flow of Parent for the most recently ended two consecutive fiscal quarter period of Parent); or

         (p) the subordination provisions relating to the Subordinated Notes or any other Indebtedness in an outstanding principal amount in excess of $20.0 million that purports to be Subordinated Debt or any Contingent Obligation in respect of any thereof (the "Subordination Provisions") shall fail in any material respect to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or any Obligation shall fail to constitute Senior Indebtedness (as defined in the Subordinated Notes or any other such Subordinated Debt), or any Obligor shall, directly or indirectly, disavow or contest in any manner any of the Subordination Provisions;

         THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (e), (f) or (g) of this Section 10 with respect to Borrower or PR Borrower, Administrative Agent may, and upon written direction of the Majority Lenders shall, by notice to Borrower, terminate the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by Borrower and PR Borrower hereunder and under the Notes (including any amounts payable under Section 5.05 or 5.06) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower and PR Borrower, reduce any claim to judgment, take any other action permitted by law and/or take any action permitted to be taken by the Security Documents during the existence of an Event of Default; and (2) in the case of the occurrence of an Event of Default referred to in clause (e),
(f) or (g) of this Section 10 with respect to Parent, Borrower or PR Borrower, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by Borrower and PR Borrower hereunder and under the Notes (including any amounts payable under Section 5.05 or 5.06) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower and PR Borrower.

         In addition, Borrower agrees that, if Administrative Agent has declared the principal amount then outstanding of, and accrued interest on, the Revolving Credit Loans, and all other amounts payable to the Revolving Credit Lenders hereunder and under the Notes evidencing such Loans to be due and payable, it may and shall, if requested by the Majority Revolving Credit Lenders through Administrative Agent (and, in the case of any Event of Default referred to in clause (e), (f) or (g) of this Section 10 with respect to Parent, Borrower or PR Borrower, forthwith, without any demand or the taking of any other action by Administrative Agent or such Lenders) provide cover for the Letter of Credit Liabilities by paying to Administrative Agent immediately available funds in an amount equal to the then aggregate undrawn face amount of all Letters of Credit, which funds shall be held by Administrative Agent in the Collateral Account as collateral security in the first instance for the Letter of Credit Liabilities and be subject to withdrawal only as provided in the Security Agreement.

         Notwithstanding anything herein to the contrary, if at any time (i) a Default or Event of Default shall occur and be continuing pursuant to Section 10(d) solely as a result of any failure of the Obligors to comply with Section 9.11(a), (b) or (c), (ii) within 30 days of the occurrence of such Default or Event of Default the Obligors shall have received Net Available Proceeds of any Equity Issuance or incurrence of Indebtedness permitted under Section 9.08 and
(iii) following the receipt of such Net Available Proceeds the Obligors shall, on a pro forma basis after giving effect to the receipt of such Net Available Proceeds and the application thereof as if such receipt and application had occurred on the applicable Test Date, be in compliance with Section 9.11(a), (b) or (c), as the case may be, then such Default or Event of Default shall be deemed cured and not to have existed and all rights and remedies of the Credit Parties under this Agreement and the other Credit Documents consequent thereon with respect to such Default or Event of Default shall cease to be of any force or effect in respect thereof; provided that the amount of Net Available Proceeds permitted to be applied to cure Defaults pursuant to this paragraph shall be limited to the minimum amount necessary to cure any such Default, and the remaining Net Available Proceeds received in connection with such Equity Issuance or incurrence of Indebtedness shall be applied as required pursuant to Section 2.10(a)(ii) or 2.10(a)(iii), as applicable.

         Section 11. Agents.

         11.01. General Provisions. Each of the Lenders, the Agents and the Issuing Lender hereby irrevocably appoints the Agents as its agents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and the Security Documents, together with such actions and powers as are reasonably incidental thereto. Administrative Agent agrees to give promptly to each Lender a copy of each notice or other document received by it pursuant to any Credit Document (other than any that are required to be delivered to the Lenders by any Obligor).

         The Lender or other financial institution serving as any Agent or Issuing Lender hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent or Issuing Lender, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or other Affiliate thereof as if it were not such Agent or Issuing Lender hereunder.

         No Agent or Issuing Lender shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent or Issuing Lender shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent or Issuing Lender shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent or Issuing Lender is required to exercise in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be required by Section 12.04), and
(c) except as expressly set forth herein, no Agent or Issuing Lender shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Company that is communicated to or obtained by the financial institution serving as such Agent or Issuing Lender or any of its Affiliates in any capacity. No Agent or Issuing Lender shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by Section 12.04) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to Administrative Agent and such Agent by Borrower or a Lender, and no Agent or Issuing Lender shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Credit Document or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) making a determination that any condition precedent set forth in
Section 7 that is to be to such Agent's satisfaction is satisfied.

         Each Agent and Issuing Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent and Issuing Lender also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent and Issuing Lender may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent and Issuing Lender may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent or Issuing Lender. Each Agent and Issuing Lender shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders or such other number or percentage of the Lenders as shall be required by Section 12.04) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release Administrative Agent from performing any action with respect to Borrower expressly required to be performed by it pursuant to the terms hereof) under this Agreement. Each Agent and Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

         Each Agent and Issuing Lender may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent or Issuing Lender and reasonably acceptable to Borrower. Each Agent, Issuing Lender and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Affiliates, directors, officers, employees, agents and advisors ("Related Parties"). The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and Issuing Lender and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of such Agent or Issuing Lender.

         Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Lender (with respect to Administrative Agent only) and Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor which, so long as no Event of Default is continuing, shall be reasonably acceptable to Borrower. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent, may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank which, so long as no Event of Default is continuing, shall be reasonably acceptable to Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Section 11 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as such Agent.

         Each Lender acknowledges that it has, independently and without reliance upon any Agent, Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, Issuing Lender or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. No Agent or Issuing Lender shall be deemed a trustee or other fiduciary on behalf of any party.

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         11.02.   Indemnification. Each Lender agrees to indemnify and hold
harmless each Agent and the Issuing Lender (to the extent not reimbursed under Section 12.03, but without limiting the obligations of any Obligor under Section 12.03), ratably in accordance with the aggregate principal amount of the respective Commitments of and/or Loans and Reimbursement Obligations held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Loans and Reimbursement Obligations held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney's fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Agent or Issuing Lender (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Credit Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by such Agent or Issuing Lender under or in respect of any of the Credit Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Obligors are obligated to pay under Section 12.03, and including also any payments under any indemnity granted pursuant to Section 19 of the Security Agreement, or to any Financial Intermediary referred to in Section 10 of the Security Agreement to which remittances in respect of Receivables, as defined in the Securities Agreement, are to be made but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified. The agreements set forth in this Section 11.02 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Credit Document.

         11.03. Consents and Releases Under Other Credit Documents. Except as otherwise provided in this Agreement and the other Credit Documents, Administrative Agent may, with the prior consent of the Majority Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Credit Documents. Notwithstanding any other provision of this Agreement or any other Credit Document, Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

         11.04. Collateral Sub-Agents. Each Lender by its execution and delivery of this Agreement agrees, as contemplated by Section 10(g) of the Security Agreement, that, in the event it shall hold any Permitted Investments referred to therein, such Permitted Investments shall be held in the name and under the control of such Lender, and such Lender shall hold such Permitted Investments as a collateral sub-agent for Administrative Agent thereunder. Each Obligor by its execution and delivery of this Agreement hereby consents to the foregoing.

         Section 12. Miscellaneous.

         12.01. Waiver. No failure on the part of any Creditor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

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         12.02.   Notices. All notices, requests and other communications
provided for herein and under the Security Documents (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing and delivered by hand or overnight courier, mailed by certified or registered mail or sent via facsimile to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof (or as to PR Borrower or any Guarantor, as so specified for Borrower) or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. Any Notice of Borrowing or Notice of Continuation/Conversion shall be deemed to have been received when actually received.

         12.03. Expenses, Indemnification, Etc. (a) The Obligors, jointly and severally, agree to pay or reimburse:

                  (i) Administrative Agent and Syndication Agent for all of their reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of one firm of counsel (and all local counsel (including in Puerto Rico) and regulatory counsel deemed necessary or advisable by Administrative Agent)) in connection with (1) the negotiation, preparation, execution and delivery of the Credit Documents and the extension of credit hereunder, (2) the negotiation or preparation of any modification, supplement or waiver of any of the terms of any Credit Document (whether or not consummated or effective) and (3) the syndication of the Loans and Commitments;

                  (ii) each of the Lenders, the Issuing Lender and Administrative Agent for all reasonable out-of-pocket costs and expenses of the Lenders, the Issuing Lender, and Agents (including the reasonable fees and expenses of legal counsel) in connection with (1) any enforcement or collection proceedings resulting from any Event of Default, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and
         (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated), (2) the enforcement of this Section 12.03 and
         (3) any documentary taxes; and

                  (iii) Administrative Agent for all reasonable costs, expenses, taxes, assessments and other charges (including reasonable fees and disbursements of counsel) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Credit Document or any other document referred to therein.

         (b) The Obligors, jointly and severally, hereby agree to indemnify each Creditor and their respective Affiliates, directors, trustees, officers, employees and agents (each, an "Indemnitee") from, and hold each of them harmless against, and that no Indemnitee will have any liability for, any and all Losses incurred by any of them (including any and all Losses incurred by any Agent or the Issuing Lender to any Lender, whether or not any Creditor is a party thereto) directly or indirectly arising out of or by reason of or relating to the negotiation, execution, delivery, performance, administration or enforcement of any Credit Document, any of the transactions contemplated by the Credit Documents, any breach by any Company, as applicable, of any representation, warranty, covenant or other agreement contained in any of the Credit Documents, the use or proposed use of any of the Loans or Letters of Credit, the issuance of or performance under any Letter of Credit or the use of any collateral security for the Loans (including the exercise by any Creditor of the rights and remedies or any power of attorney with respect thereto and any action or inaction in respect thereof), but excluding any such Losses to the extent finally determined by a court of competent jurisdiction in a final and nonappealable judgment to have arisen from the gross negligence or willful misconduct of the Indemnitee.

         Without limiting the generality of the foregoing, the Obligors, jointly and severally, will indemnify each Creditor and each other Indemnitee from, and hold each Creditor and each other Indemnitee harmless against, any Losses described in the preceding sentence arising under any Environmental Law as a result of (A) the past, present or future operations of any Company (or any predecessor in interest to any Company), (B) the past, present or future condition of any site or facility owned, operated, leased or used at any time by any Company (or any such predecessor in interest), or (C) any Release or threatened Release of any Hazardous Materials at, on, under or from any such site or facility, including any such Release or threatened Release that shall occur during any period when any Creditor shall be in possession of any such site or facility following the exercise by such Creditor of any of its rights and remedies hereunder or under any of the Security Documents; provided, however, that the indemnity hereunder shall be subject to the exclusions from indemnification set forth in the preceding sentence.

         To the extent that the undertaking to indemnify and hold harmless set forth in this Section 12.03 or any other provision of any Credit Document providing for indemnification is unenforceable because it is violative of any law or public policy or otherwise, the Obligors, jointly and severally, shall contribute the maximum portion that each of them is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the Persons indemnified hereunder.

         The Obligors also agree that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any Losses to any Obligor or any Obligor's security holders or creditors resulting from, arising out of, in any way related to or by reason of any matter referred to in any indemnification or expense reimbursement provisions set forth in this Agreement or any other Credit Document, except to the extent that any Loss is determined by a court of competent jurisdiction in a final nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

         The Obligors agree that, without the prior written consent of Administrative Agent and the Majority Lenders (which consent shall not be unreasonably withheld), no Obligor will settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification is reasonably likely to be sought under the indemnification provisions of this Section 12.03 (whether or not any Indemnitee is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional written release of each Indemnitee from all liability arising out of such Proceeding and does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and does not involve any payment of money or other value by any Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee.

         Notwithstanding any other provision of this Agreement, neither any Indemnitee nor any Obligor shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any] indirect, special, punitive or consequential damages in connection with its activities related to the Credit Documents.

         12.04. Amendments, Etc. (i) No provision of any Credit Document may be amended, modified or supplemented except by an instrument in writing signed by the Obligors party thereto and the Majority Lenders, or by the Obligors party thereto and Administrative Agent acting with the written consent of the

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Majority Lenders, and no provision of any Credit Document may be waived except by an instrument in writing signed by the Obligors party thereto and the Majority Lenders, or by the Obligors party thereto and Administrative Agent acting with the written consent of the Majority Lenders; provided, however, that:

         (a) no amendment, modification, supplement or waiver shall, unless by an instrument signed by each Lender or by Administrative Agent acting with the written consent of each Lender (or with the consent of only those Lenders having Obligations directly affected thereby, in the case of clauses (I), (II) or (IV) of this subparagraph (a) (it being understood that the consent of no other Lender or Agent is needed in each such case)): (I) extend the scheduled final maturity of any Loan or Note, or extend the stated expiration date of any Letter of Credit, beyond the Revolving Credit Commitment Termination Date or Term Maturity Date, as the case may be (it being understood that the termination date relating to any Incremental Term Facility may be a date later than the Term Maturity Date without requiring the consent of any Lender), or reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to clause (b) of Section 3.02) or fees thereon, or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof, or make any change to the definition of Applicable Margin or Applicable Revolving Credit Fee Percentage (other than changes in such terms to the extent applicable to an Incremental Facility), or make any change to the first paragraph of Section 2.09, (II) extend the final maturity of any of the Commitments (or reinstate any Commitment terminated pursuant to Section 10) (it being understood that any commitments with respect to any Incremental Facility with a longer maturity shall not be deemed to be an extension of a Commitment existing prior to the implementation of such Incremental Facility),
(III) change the currency in which any Obligation is payable, (IV) amend the terms of this Section 12.04, clause (iv) of Section 12.06(b), Section 4.02,
Section 4.07, Section 5.01 or Section 11.03 (other than to make conforming changes relating to any Incremental Facility), (V) reduce the percentages specified in the definition of the term "Majority Lenders" or amend any provision of any Credit Document requiring the consent of all the Lenders or reduce any other percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof (it being understood that any Incremental Facility Loans, Incremental Facility Commitments and Incremental Term Lenders and Augmenting Revolving Lenders shall be included in the determination of the Majority Lenders and Majority Tranche A Revolving Credit Lenders without notice to or consent of any other Lender or Agent on substantially the same basis as the Commitments, Loans and related extensions of credit and Lenders are included in the definitions of such terms on the Closing
Date), (VI) release any Guarantor that is a Significant Subsidiary from its obligations under Section 6 (unless permitted by the Credit Documents), (VII) consent to the assignment or transfer by any Obligor of any of its rights and obligations under any Credit Document, except in a transaction permitted by
Section 9.06 or 12.04(k), or (VIII) subject to clause (d) of this Section 12.04, release all or substantially all the Collateral or terminate the Lien under any Credit Document in respect of all or substantially all the Collateral;

         (b) no such amendment or waiver shall increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that amendments or waivers of conditions precedent, covenants or Defaults shall not constitute an increase of the Commitment of any Lender);

         (c)      any modification or supplement of or waiver with respect to
Section 11 which affects any Agent in its capacity as such shall require the consent of such Agent;

         (d) no consent of any Lender need be obtained, and Administrative Agent is hereby authorized, to release any Lien securing the Obligations on Property which is the subject of any Disposition or other sale or transfer of Property or as otherwise permitted by the Credit Documents and to release any Guarantee of, and any Liens granted by, a Subsidiary upon the sale of Equity Interests of such Subsidiary

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to the extent that, after such sale, such Person is no longer a Subsidiary, in accordance with the terms of the Credit Documents;

         (e) any extension of any Amortization Payment or any reduction in the amount of any Amortization Payment (except in accordance with Section 2.09 or Section 2.10) may not be made without the consent of each Term Loan Lender affected thereby (it being understood that the consent of no other Lender or Agent shall be needed in any such case);

         (f) no reduction of the percentage specified in the definition of "Majority Revolving Credit Lender," "Majority Tranche A Revolving Credit Lender", "Majority Tranche B Revolving Credit Lender" or "Majority Term Loan Lenders," shall be made without the consent of each Revolving Credit Lender, each Tranche A Revolving Credit Lender, each Tranche B Revolving Credit Lender or each Term Loan Lender, respectively (it being understood that only the Lenders of the Class of such Loan to which such definition relates need consent to any such reduction and that any Incremental Facility and any increase in the Revolving Credit Commitments shall be (to the extent being an increase in any such facility) included in any such definition without notice to or consent of any other Lender or Agent on substantially the same terms as the Commitments (and related extensions of credit) are included on the Closing Date);

         (g) no amendment or waiver shall affect the rights or duties of the Issuing Lender in its capacity as such or alter the obligation of any Tranche A Revolving Credit Lender pursuant to Section 2.03(e) or 2.03(f) without the consent of the Issuing Lender (it being understood that amendments or waivers of conditions precedent, covenants or Defaults shall be deemed not to affect the rights or duties of the Issuing Lender in its capacity as such or to alter the obligation of any Tranche A Revolving Credit Lender pursuant to
Section 2.03(e) or 2.03(f));

         (h) no consent of any Lender need be obtained to effect any amendment of any Credit Document necessary to comply with Section 9.12 or increase the interest rates payable with respect to any Loans or as permitted by
Section 2.01(d);

         (i) no amendment, modification, supplement or waiver may be made that adversely affects (A) the Revolving Credit Lenders and does not adversely affect all other Classes to substantially the same extent, unless the Majority Revolving Credit Lenders shall have consented to such amendment or waiver, (B) the Tranche A Revolving Credit Lenders and does not adversely affect all other Classes to substantially the same extent, unless the Majority Tranche A Revolving Credit Lenders shall have consented to such amendment or waiver and
(C) Tranche B Revolving Credit Lenders and does not adversely affect all other Classes to substantially the same extent, unless the Majority Tranche B Revolving Credit Lenders shall have consented to such amendment or waiver (it being understood that any amendment to or waiver of any representation or warranty or any covenant contained in this Agreement or any other Credit Document, or any waiver of any Default, shall be deemed to equally affect all Classes);

         (j) no amendment or waiver shall make any change to Section 2.01(e) or the definitions of "Swing Loan Commitment," "Swing Loan Maturity Date" or "Swing Loans" or the "Swing Loan Notes" without the consent of the Swing Loan Lender; and

         (k) no consent, amendment or waiver shall be required from any Lender to permit the PRP Transaction to be effected; provided that:

                           (i) the PRP Transaction is consummated on terms and in a manner reasonably acceptable to the Administrative Agent;

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

                           (ii) Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the Issuing Lender, a written opinion of (x) Gibson, Dunn & Crutcher LLP (or other counsel reasonably acceptable to Administrative Agent), counsel for Parent, the Borrower, PR Borrower and PRP, in form and substance satisfactory to Administrative Agent, (y) special Puerto Rico counsel reasonably acceptable to Administrative Agent for Parent, Borrower, PR Borrower and PRP, in form and substance satisfactory to Administrative Agent and
         (z) General Counsel (or equivalent for PRP) of Parent, Borrower, PR Borrower and PRP, in form and substance satisfactory to Administrative Agent, in each case (A) dated the closing date of the PRP Transaction,
         (B) addressed to the Issuing Lender, Agents and the Lenders, (C) covering the validity and enforceability of the Obligations under the Credit Documents against PRP and under any Credit Documents entered into in connection with the PRP Transaction against Borrower and Guarantors and (D) such other matters relating to the Credit Documents and the PRP Transaction as Administrative Agent shall reasonably request;

                           (iii) Administrative Agent shall have received (w) a copy of the certificate of articles of incorporation (or comparable Organic Document), including all amendments thereto, of PRP, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of the Commonwealth of Puerto Rico, and a certificate as to the good standing of PRP as of a recent date, from such Secretary of State (or comparable Governmental Authority); (x) a certificate of the Secretary or Assistant Secretary of PRP dated the closing date of the PRP Transaction and certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable Organic Document) of PRP as in effect on the closing date of the PRP Transaction, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of PRP, or comparable actions taken by the applicable Person or Persons with respect to PRP, authorizing the execution, delivery and performance of the Credit Documents to which such person is a party including the pledge of substantially all of its assets to secure the Obligations and a Guarantee of the Obligations incurred by the other Obligors) and, the borrowings permitted to be made by it hereunder, and that such resolutions (or comparable actions) have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or comparable organizational documents) of PRP have not been amended and (D) as to the incumbency and signature of each Senior Officer executing any Credit Document or any other document delivered in connection with the PRP Transaction on behalf of PRP; (y) a certificate of another officer as to the incumbency and signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (z) such other documents as the Lenders, the Issuing Lender or Administrative Agent may reasonably request;

                           (iv) Administrative Agent shall have received a certificate, dated the closing date of the PRP Transaction and signed by a Senior Officer of PRP, confirming compliance with the conditions precedent set forth in Section 7.01(i);

                           (v) Administrative Agent shall, on behalf of the Lenders, receive a certificate of PRP, dated the closing date of the PRP Transaction and signed by a Senior Officer of Parent, Borrower and PRP, confirming that all assets held by PRP are subject to a continuing first priority security interest in and to all of the right, title and interest of PRP, to and under all personal property and fixtures of every kind and nature, wherever located, whether now existing or hereafter arising or acquired from time to time, subject to Permitted Liens;

                           (vi) Administrative Agent shall have received, sufficiently in advance of the closing date of the PRP Transactions all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and

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

         regulations, including without limitation the U.S.A. Patriot Act of PRP as in effect on the closing date of the PRP Transaction; and

                           (vii) Borrower and each other Obligor shall enter into any agreements requested by Administrative Agent to evidence each such Obligor's Guarantee of PRP's Obligations.

         (ii) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by
Section 12.04(i)(a) (other than clause (I) of such section), the consent of the Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace one or more of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Replacement Lenders pursuant to Section 2.11 so long as at the time of such replacement each such Replacement Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to clause (I) of Section 12.04(i)(a).

         12.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12.06. Assignments and Participations. (a) No Obligor may assign its respective rights or obligations hereunder or under the Notes or any other Credit Document without the prior written consent of all of the Lenders, except in a transaction permitted by Section 9.06 and except in connection with the PRP Transaction (to the extent effected pursuant to the terms hereof).

         (b) Each Lender may assign to any Eligible Person any of its Loans, its Notes, its Letter of Credit Interests and its Commitments (but only with the consent (which shall not be unreasonably withheld, delayed or conditioned) of Borrower, Administrative Agent and, in the case of the Tranche A Revolving Credit Commitments, the Issuing Lender); provided, however, that (i) no consent of Borrower, Administrative Agent or the Issuing Lender shall be required in the case of any assignment to another Lender or any Lender's Affiliate or an Approved Fund of any Lender (in which case, the assignee and assignor Lenders shall give written notice of the assignment to Administrative Agent); and provided further that any assignment of a Tranche A Revolving Credit Loan or a Tranche A Revolving Credit Commitment shall also require the consent of Administrative Agent and the Issuing Lender, (ii) no consent of Borrower need be obtained if any Event of Default shall have occurred and be continuing; and
(iii) each assignment, other than to a Lender or any Lender's Affiliate or an Approved Fund of any Lender, shall be in an aggregate amount of at least $2.5 million (or $1.0 million in the case of any assignments of Term Loans) unless the assigning Lender's exposure is reduced to $0 or unless Borrower and Administrative Agent otherwise consent; and (iv) in no event may any such assignment be made to any Obligor or any of its Affiliates (other than the Principal Investors) without the consent of all Lenders. Any assignment of a Loan shall be effective only upon appropriate entries with respect thereto being made in the Register (and each note shall expressly so provide). Any assignment or transfer of a Loan shall be registered on the Register only upon surrender for registration of assignment or transfer of the note evidencing such Loan (if a note was issued in respect thereof), accompanied by an instrument in writing substantially in the form of Exhibit F, or such other form approved by Administrative Agent and Borrower (in each case such consent not to be unreasonably withheld) and upon consent thereto by Borrower, Administrative Agent and the Issuing Lender to the extent required above (none of such consents to be unreasonably withheld, delayed or conditioned), one or more new notes (if requested by the New Lender) in the same aggregate principal amount shall be issued to the designated assignee and the old notes shall be returned by Administrative Agent to Borrower marked "cancelled". Upon execution and delivery by the assignee to Borrower and Administrative Agent of an instrument in writing substantially in the form of Exhibit F, or such other form or such other form approved by Administrative Agent, Administrative Agent, and upon consent thereto by Borrower, Administrative Agent and the Issuing Lender to the extent required above (none of such consents to be unreasonably withheld, delayed or conditioned), and in the case of a Loan, upon appropriate entries being made in the Register the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment(s), Loans (or portions thereof) and Letter of Credit Interests assigned to it (in addition to the Commitment(s), Letter of Credit Interests and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment(s) (or portion(s) thereof) so assigned. Upon any such assignment by any Lender (other than to any Affiliate of such Lender or any Approved Fund of such Lender and other than any assignment by any Agent or any of their respective Affiliates) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or, (B) manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of US$3,500. Upon any such assignment, certain rights and obligations of the assigning Lender shall survive as set forth in Section 12.07. Each assignment shall be made pursuant to an agreement substantially in the form of Exhibit K, or such other form approved by Administrative Agent and by Borrower.

         (c) A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of any Loans and Letter of Credit Interests held by it, or in its Commitments, in which event each purchaser of a participation (a "Participant") shall be entitled to the rights and benefits of the provisions of Section 5 (provided, however, that no Participant shall be entitled to receive any greater amount pursuant to Section 5 than the transferor Lender would have been entitled to receive in respect of the participation effected by such transferor Lender had no participation occurred) with respect to its participation in such Loans, Letter of Credit Interests and Commitments as if such Participant were a "Lender" for purposes of said Section, but, except as otherwise provided in Section 4.07(c), shall not have any other rights or benefits under this Agreement or any Note or any other Credit Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by Borrower to any Lender under Section 5 in respect of Loans, Letter of Credit Interests and its Commitments shall be no greater than the amount that would have applied if such Lender had not sold or agreed to sell any participation in such Loans, Letter of Credit Interests and Commitments, and as if such Lender were funding each of such Loan, Letter of Credit Interests and Commitments in the same way that it is funding the portion of such Loan, Letter of Credit Interests and Commitments in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Credit Document, except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to any modification or amendment set forth in subclauses (I),
(II), (III) or (VIII) of clause (a) of the proviso to Section 12.04(i) to the extent such Lender's consent is required therefor with respect to the Obligations and Commitments subject to such participation.

         (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.06, any Lender may assign and pledge all or any portion of its Loans and its notes to any United States Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank and, in the case of a Lender that is an investment fund, any such Lender may assign or pledge all or any portion of its Loans and its notes to its trustee or any creditor or representative of creditors in support of its obligations to its trustee or creditors, without notice to or consent of Borrower, any Agent or the Issuing Lender. No such assignment shall release the assigning Lender from its obligations hereunder.

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         (e)      A Lender may furnish any information concerning any Company in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees to be bound by the provisions of Section 12.11. In addition, each Agent may furnish any information concerning any Obligor or any of its Affiliates in such Agent's possession to any Affiliate of such Agent, subject, however, to the provisions of Section 12.11. The Obligors shall assist any Lender in effectuating any assignment or participation pursuant to this
Section 12.06 (including during syndication) in whatever manner such Lender reasonably deems necessary, including participation in meetings with prospective transferees.

         12.07. Survival. The obligations of the Obligors under Sections 5.01, 5.05, 5.06 and 12.03, the obligations of each Guarantor under Section 6.03, and the obligations of the Lenders under Sections 5.06 and 11.02, shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitments, Loans or Letter of Credit Interest hereunder, shall (to the extent relating to such time as it was a Lender) survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a "Lender" hereunder. In addition, each representation and warranty made, or deemed to be made, by a notice of any extension of credit herein or pursuant hereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Notes and the making of any extension of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty.

         12.08. Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         12.09. Counterparts; Interpretation; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, other than the separate commitment letter (to the extent specified therein as surviving) and the separate fee letter with certain of the Agents and their affiliates, which are not superseded and survive. Except as provided in Section 7.02, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or a copy thereof sent by email shall be effective as delivery of a manually executed counterpart of this Agreement.

         12.10. Governing Law; Submission to Jurisdiction; Waivers; Etc. Each Credit Document shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the principles of conflicts of laws thereof (except in the case of the other Credit Documents, to the extent otherwise expressly stated therein). Each Obligor hereby irrevocably and unconditionally: (I) submits for itself and its Property in any Proceeding relating to any Credit Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Supreme Court of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (II) to the fullest extent permitted under applicable law, consents that any such Proceeding may be brought in any such court and waives trial by jury and any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (III) agrees that service of process in any such Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth on the signature page hereto or at such other address of which Administrative Agent shall have been notified pursuant thereto; and (IV) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         12.11. Confidentiality. Each Lender agrees to keep information (other than Public Information) obtained by it pursuant hereto and the other Credit Documents confidential in accordance with such Lender's customary practices and agrees that it will only use such information in connection with the transactions contemplated by the Credit Documents and not disclose any of such information other than (a) to such Lender's employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provision of this Section 12.11, such Lender being liable for any breach of confidentiality by any Person described in this clause (a)), (b) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 2.11 or (ii) available to such Lender on a non-confidential basis from any source of such information that is not, to the knowledge of such Lender, subject to a confidentiality agreement with Parent or any Subsidiary, (c) to the extent disclosure is required by law (including applicable securities laws), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulations or auditors or any administrative body or commission (including the Securities Valuation Office of the NAIC) to whose jurisdiction such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 12.11, (f) to the extent required in connection with any litigation between any Obligor and any Creditor with respect to the Loans or this Agreement and the other Credit Documents or (g) with Borrower's prior written consent. Each Lender shall be considered to have complied with its confidentiality obligations hereunder if it has exercised the same degree of care to maintain the confidentiality of such information as it would accord to its own confidential information.

         12.12. Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law. Notwithstanding anything herein to the contrary, any matter identified on a Schedule to this Agreement shall be deemed to be set forth on all other Schedules to this Agreement for purposes of determining compliance with any of the representations, warranties or covenants contained herein.

         12.13. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         12.14. Acknowledgments. The Obligors hereby acknowledge that: (a) each of them has been advised by counsel in connection with the negotiation, execution and delivery of the Credit Documents;

         (b) no Creditor has any fiduciary or similar relationship to any Obligor and the relationship between the Creditors on the one hand, and the Obligors, on the other hand, is solely that of debtor and creditor; and (c) no joint venture exists among the Creditors or among the Obligors and the Creditors.

                            [Signature Pages Follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Closing Date.

                                CENTENNIAL COMMUNICATIONS CORP.,

                                   By
                                               /s/ TONY L. WOLK
                                          --------------------------------------
                                          Name:    Tony L. Wolk
                                          Title:   Senior Vice President,
                                                      General Counsel

                                CENTENNIAL CELLULAR OPERATING CO. LLC,

                                   By
                                               /s/ TONY L. WOLK
                                          --------------------------------------
                                          Name:    Tony L. Wolk
                                          Title:   Senior Vice President,
                                                      General Counsel

                                CENTENNIAL PUERTO RICO OPERATIONS CORP.,

                                   By
                                               /s/ TONY L. WOLK
                                          --------------------------------------
                                          Name:    Tony L. Wolk
                                          Title:   Senior Vice President,
                                                     General Counsel

                                EACH OTHER GUARANTOR SET FORTH ON SCHEDULE 1.01,

                                   By
                                               /s/ TONY L. WOLK
                                          --------------------------------------
                                          Name:    Tony L. Wolk
                                          Title:   Senior Vice President,
                                                   General Counsel

                                CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch, individually and as Administrative Agent,

                                     By
                                                 /s/ SOVANNA DAY-GOINS
                                            ------------------------------------
                                            Name:    Sovanna Day-Goins
                                            Title:   Vice President

                                     By
                                                 /s/ JAY CHALL
                                            ------------------------------------
                                            Name:    Jay Chall
                                            Title:   Director

                                LEHMAN BROTHERS, INC., As Joint Lead Arranger,

                                     By
                                                 /s/ G. ROBERT BERZINS
                                            ------------------------------------
                                            Name:    G. Robert Berzins
                                            Title:   Managing Director

                                LEHMAN COMMERCIAL PAPER, INC., As
                                Syndication Agent,

                                     By
                                                 /s/ G. ROBERT BERZINS
                                            ------------------------------------
                                            Name:    G. Robert Berzins
                                            Title:   Vice President

                                                               SIGNATURE PAGE TO
                                                    CENTENNIAL CREDIT AGREEMENT,
                                                    DATED AS OF FEBRUARY 9, 2004

  MERRILL LYNCH CAPITAL CORPORATION

       By:
                 /s/ ANTHONY J. LAFAIRE
             ------------------------------------------------
             Name:   Anthony J. Lafaire
             Title:  Director

  GOLDMAN SACHS CREDIT PARTNERS L.P.

       By:
                 /s/ LAURIE B. PERPER
             ------------------------------------------------
             Name:   Laurie B. Perper
             Title:  Vice President

                                  SCHEDULE 1.01

                                   GUARANTORS

Bauce Communications, Inc.
Bauce Communications of Beaumont, Inc.
Centennial Beauregard Cellular LLC
Centennial Beauregard Holding Corp.
Centennial Benton Harbor Cellular Corp.
Centennial Benton Harbor Holding Corp.
Centennial Caldwell Cellular Corp.
Centennial Caribbean Holding Corp.
Centennial Cellular Operating Co. LLC
Centennial Cellular Telephone Company of Del Norte
Centennial Cellular Telephone Company of Lawrence
Centennial Cellular Telephone Company of Sacramento Valley
Centennial Cellular Telephone Company of San Francisco
Centennial Cellular Tri-State Operating Partnership
Centennial Claiborne Cellular Corp.
Centennial Clinton Cellular Corp.
Centennial Communications Corp.
Centennial Dominican Republic Holding Corp.
Centennial Florida Switch Corp.
Centennial Hammond Cellular LLC
Centennial Iberia Holding Corp.
Centennial Jackson Cellular Corp.
Centennial Jamaica Infochannel Holding Corp.
Centennial Lafayette Cellular Corp.
Centennial Lafayette Communications LLC
Centennial Louisiana Holding Corp.
Centennial Mega Comm Holding Corp.
Centennial Michiana License Co. LLC
Centennial Michigan RSA 6 Cellular Corp.
Centennial Michigan RSA 7 Cellular Corp.
Centennial Microwave Corp.
Centennial Morehouse Cellular LLC
Centennial Puerto Rico Cable TV Corp.
Centennial Puerto Rico Holding Corp. II
Centennial Puerto Rico License Corp.
Centennial Puerto Rico Operations Corp.
Centennial Randolph Cellular LLC
Centennial Randolph Holding Corp.
Centennial Southeast License Co. LLC
Centennial SVLP LLC
Centennial USVI Operations Corp.
Century Beaumont Cellular Corp.
Century Cellular Realty Corp.
Century Elkhart Cellular Corp.
Century Indiana Cellular Corp.
Century Michiana Cellular Corp.

Century Michigan Cellular Corp.
Century South Bend Cellular Corp.
Elkhart Cellular Telephone Company
Elkhart Metronet Inc.
Lafayette Cellular Telephone Company
Mega Comm LLC
Michigan Metronet Inc.
San Francisco Subsidiary Corp.
South Bend Metronet, Inc.